As filed with the Securities and Exchange Commission on April 6, 2001

                    Registration Statement No. 33-__________

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                -------------------------------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                -------------------------------------------------

                           FIRST MERCHANTS CORPORATION

             (Exact name of registrant as specified in its charter)

             INDIANA                                             35-1544218
(State or other jurisdiction                                 (I.R.S. Employer
of incorporation or organization)                            Identification No.)

                                      6712
            (Primary Standard Industrial Classification Code Number)

                             200 East Jackson Street
                              Muncie, Indiana 47305
                                 (765) 747-1500

    (Address, including Zip Code, and telephone number, including area code, of registrant's principal executive offices)

                ------------------------------------------------

Larry R. Helms                                   With a copy to:
Senior Vice President                               David R. Prechtel, Esq.
First Merchants Corporation                         Bingham Summers Welsh &
200 East Jackson Street                                Spilman, LLP
Muncie, Indiana 47305                               2700 Market Tower
(765) 747-1530                                      10 West Market Street
                                                    Indianapolis, Indiana  46204
                                                    (317) 635-8900

(Name, address, including Zip Code,
and telephone number, including area
code, of agent for service)

     Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement and the effective time of the merger described in the accompanying Proxy Statement/Prospectus.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                         CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------
Title of each class         Amount               Proposed                  Proposed           Amount of
of securities                to be           maximum offering         maximum aggregate     registration
to be registered         registered(1)       price per unit(2)        offering price (2)         fee
----------------------------------------------------------------------------------------------------------------------

Common Stock,            Up to
  no par value             1,192,320 shares    $16.83101852             $20,067,960           $5,016.99

(1) This represents the maximum number of shares to be offered to Francor Financial, Inc. shareholders.

(2) The maximum offering price is based on an estimate solely for the purpose of calculating the registration fee and has been calculated in accordance with Rule 457 (f)(2) on the basis of the book value on February 28, 2001 of the shares of common stock of Francor Financial, Inc. to be cancelled in connection with the merger.

                -------------------------------------------------

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                             FRANCOR FINANCIAL, INC.
                             189 West Market Street
                                  P.O. Box 588
                              Wabash, Indiana 46992

                          NOTICE OF SPECIAL MEETING OF
                           SHAREHOLDERS TO BE HELD ON
                              ______________, 2001

To Our Shareholders:

     We will hold a special meeting of the shareholders of Francor Financial, Inc. on ____________, ____________, 2001, at _______ _.m. local time, at the
Wabash Inn located at 1950 State Highway 15 South, Wabash, Indiana 46992.

     The purposes of the special meeting are:

     1. To consider and vote upon the transactions contemplated by the Agreement of Reorganization and Merger dated February 8, 2001, between First Merchants Corporation and Francor Financial, Inc. Pursuant to the Merger Agreement, Francor Financial, Inc. will merge into First Merchants Corporation and Frances Slocum Bank & Trust Company will become a wholly-owned subsidiary of First Merchants Corporation. The merger is more fully described in the accompanying Proxy Statement-Prospectus and the Merger Agreement is attached as Appendix A to the accompanying Proxy Statement-Prospectus; and

     2. To transact such other business which may properly be presented at the special meeting or any adjournment or postponement of the special meeting.

     We have fixed the close of business on _____________, 2001, as the record date for determining those shareholders who are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. Adoption of the Merger Agreement requires the affirmative vote of at least a majority of the outstanding shares of Francor Financial common stock.

     Our shareholders are entitled to assert dissenters' rights of appraisal in connection with the proposed merger under Chapter 44 of the Indiana Business Corporation Law, a copy of which is attached as Appendix B to the accompanying Proxy Statement-Prospectus.

     Whether or not you plan to attend the special meeting in person, please complete, date, sign and return the enclosed proxy card in the enclosed envelope, which requires no postage if mailed in the United States. If you attend the special meeting, you may vote in person if you wish, even if you have previously returned your proxy card.


                                            By Order of the Board of Directors

                                            Jerry M. Ault, Chairman of the Board

_____________, 2001
Wabash, Indiana

               PROSPECTUS OF FIRST MERCHANTS CORPORATION FOR UP TO
                        1,192,320 SHARES OF COMMON STOCK
                                       AND
                   PROXY STATEMENT OF FRANCOR FINANCIAL, INC.
      FOR THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ___________, 2001

     Your Board of Directors and the Board of Directors of First Merchants Corporation (First Merchants) have agreed to merge Francor Financial, Inc. (Francor Financial) into First Merchants. This document serves as a Prospectus with respect to a maximum of 1,192,320 shares of First Merchants common stock being offered to Francor Financial shareholders in connection with the proposed merger. This document also constitutes the Proxy Statement of Francor Financial in connection with the special meeting of shareholders to be held on _________, ________, 2001, for the purpose of voting on the merger. Your Board of Directors unanimously approved the Merger Agreement and recommends that you approve it.

     If Francor Financial is merged into First Merchants, each share of Francor Financial common stock you own shall be converted into the right to receive, at your election, either (i) 4.32 shares of First Merchants common stock, or (ii)
2.59 shares of First Merchants common stock and $48.70 in cash, or (iii) $121.74 in cash. The amount of cash payable in connection with the merger is subject to various limitations and prorations. Under certain circumstances, an election to receive cash may be converted into an election to receive some First Merchants common stock and some cash. In addition, the conversion ratios are subject to adjustment under certain circumstances. This document describes these adjustments in greater detail. First Merchants will pay cash for any fractional share interests resulting from the conversion ratios.

     To complete the merger, the Francor Financial shareholders must approve it. We will hold a special meeting of our shareholders for that purpose. Your vote is very important. Whether or not you plan to attend the special meeting, please vote by completing and returning the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be voted in favor of the merger.

     The special meeting of the Francor Financial shareholders will be held on ____________, ______, 2001 at ____ _.m. local time, at the Wabash Inn, 1950
State Highway 15 South, Wabash, Indiana 46992.

     This document provides you with detailed information about the special meeting and the proposed merger. We encourage you to read this entire document carefully. You can also get information about First Merchants from publicly available documents that First Merchants has filed with the Securities and Exchange Commission. Additionally, First Merchants common stock is traded in the over-the-counter market and share prices are reported by the NASDAQ National Market System under the symbol FRME.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued pursuant to this Proxy Statement-Prospectus or determined if this Proxy
Statement-Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 Proxy Statement-Prospectus dated ________, 2001
               and first mailed to shareholders on ________, 2001.

This Proxy Statement-Prospectus incorporates important business and financial information about First Merchants that is not included in or delivered with this document. The information incorporated by reference is available without charge to each Francor Financial shareholder upon written or oral request to Larry R. Helms, Senior Vice President and General Counsel, First Merchants Corporation, 200 East Jackson Street, Muncie Indiana 47305, (765) 747-1530. To obtain timely delivery, you should request such information by __________, 2001.


                                TABLE OF CONTENTS

                                                                            PAGE

SUMMARY ...................................................................   1
     The Companies ........................................................   1
     The Shareholders Meeting .............................................   2
     Record Date; Vote Required ...........................................   2
     Reasons for the Merger ...............................................   2
     Recommendation to Shareholders .......................................   3
     The Merger ...........................................................   3
     Exchange of Shares ...................................................   3
     Opinion of Financial Adviser .........................................   4
     What We Need to Do to Complete the Merger ............................   4
     Termination of the Merger ............................................   4
     Waiver and Amendment .................................................   5
     Accounting Treatment .................................................   5
     Regulatory Approvals .................................................   5
     Restrictions Placed on the Sale of First Merchants
          Stock Issued to Certain Francor Financial
          Shareholders ....................................................   6
     Comparative Rights of First Merchants Shareholders and
          Francor Financial Shareholders ..................................   6
     Dissenters' Rights ...................................................   6
     Certain Federal Income Tax Consequences ..............................   6
     Management and Operations After the Merger ...........................   7
     Interests of Directors and Officers in the Merger That
          Are Different From Your Interests ...............................   7
     Pro  Forma Comparative Per Share Data ................................   7

SELECTED FINANCIAL DATA ...................................................  10

SPECIAL MEETING (Francor Financial Shareholders) ..........................  17
     General Information ..................................................  17
     Matters To Be Considered .............................................  17
     Votes Required .......................................................  17
     Proxies ..............................................................  18
     Solicitation of Proxies ..............................................  18
     Recommendations ......................................................  19

MERGER                                                                       20
     Description of the Merger ............................................  20
     First Merchants' Reasons for the Merger ..............................  20
     Francor Financial's Reasons for the Merger ...........................  21
     Opinion of Financial Advisor .........................................  22
     Recommendation of the Board of Directors .............................  28
     Exchange of Francor Financial Common Stock ...........................  28
     Conversion Ratio Adjustment ..........................................  30
     Rights of Dissenting Shareholders ....................................  32
     Resale of First Merchants Common Stock by Francor
          Financial Affiliates ............................................  34
     Conditions to Completion of the Merger ...............................  35
     Termination; Waiver; Amendment .......................................  36
     Restrictions Affecting Francor Financial .............................  38
     Regulatory Approvals .................................................  39
     Effective Date of the Merger .........................................  40
     Management After the Merger ..........................................  40
     Interests of Certain Persons in the Merger ...........................  40
     Accounting Treatment .................................................  41
     Registration Statement ...............................................  41

FEDERAL INCOME TAX CONSEQUENCES ...........................................  42
     Tax Consequences to Francor Financial and First
          Merchants .......................................................  42
     Tax Consequences to Francor Financial Shareholders ...................  42
     Tax Opinion ..........................................................  44

COMPARATIVE PER SHARE DATA ................................................  45
     Nature of Trading Market .............................................  45
     Dividends ............................................................  46

DESCRIPTION OF FIRST MERCHANTS ............................................  48
     Business .............................................................  48
     Acquisition Policy and Pending Transactions ..........................  49
     Incorporation of Certain Information by Reference ....................  49

DESCRIPTION OF FRANCOR FINANCIAL ..........................................  50
     Business .............................................................  50
     Properties ...........................................................  50
     Litigation ...........................................................  51
     Employees ............................................................  51
     Management ...........................................................  51
     Security Ownership of Certain Beneficial Owners and
          Management ......................................................  53
     Certain Relationships and Related Transactions .......................  54

REGULATION AND SUPERVISION OF FIRST MERCHANTS, FRANCOR
FINANCIAL AND THEIR SUBSIDIARIES ..........................................  55
     Bank Holding Company Regulation ......................................  55
     Capital Adequacy Guidelines for Bank Holding Companies ...............  56
     Bank Regulation ......................................................  57
     Bank Capital Requirements ............................................  57
     FDICIA ...............................................................  58
     Deposit Insurance ....................................................  59
     Brokered Deposits ....................................................  60
     Interstate Banking And Branching .....................................  60
     Financial Services Modernization Act .................................  60
     Additional Matters ...................................................  61

COMPARISON OF COMMON STOCK ................................................  62
     Governing Law ........................................................  62
     Authorized But Unissued Shares .......................................  62
     Preemptive Rights ....................................................  63
     Dividend Rights ......................................................  63
     Voting Rights ........................................................  64
     Article and Bylaw Amendments .........................................  64
     Special Meetings of Shareholders .....................................  65
     Number of Directors and Term of Office ...............................  65
     Removal of Directors .................................................  65
     Dissenters' Rights ...................................................  66
     Liquidation Rights ...................................................  67
     Assessment and Redemption ............................................  67
     Anti-Takeover Provisions .............................................  67
     Director Liability ...................................................  70

LEGAL OPINIONS ............................................................  71

EXPERTS ...................................................................  71

OTHER MATTERS .............................................................  71

WHERE YOU CAN FIND ADDITIONAL INFORMATION .................................  71

FORWARD LOOKING STATEMENTS ................................................  73

APPENDICES
     A.   Agreement of Reorganization and Merger .......................... A-1
     B.   Indiana Business Corporation Law, Chapter 44
          (Dissenters' Rights of Appraisal) ............................... B-1
     C.   Fairness Opinion of Renninger & Associates, LLC ................. C-1

                                     SUMMARY

This brief summary highlights selected information from this Proxy Statement-Prospectus. Because this is a summary, it does not contain all of the information that is important to you. You should carefully read this entire document and the other documents to which we have referred you before you decide how to vote. See "Where You Can Find Additional Information" on page 71 for a description of documents that we incorporate by reference into this document. Each item in this summary includes a page reference that directs you to a more complete description in this document of the topic discussed.

The Companies (pages 48 and 50)

First Merchants Corporation
200 East Jackson Street
Muncie, Indiana  47305
(765) 747-1500

First Merchants is a multi-bank holding company and a financial holding company, incorporated under Indiana law and headquartered in Muncie, Indiana. First Merchants has seven banking subsidiaries: First Merchants Bank, National Association; First United Bank; The Madison Community Bank; The Union County National Bank of Liberty; The Randolph County Bank, The First National Bank of Portland and Decatur Bank & Trust Company. In addition, The Madison Community Bank owns First Merchants Insurance Services, Inc.

At December 31, 2000, on a consolidated basis, First Merchants had assets of approximately $1.6 billion, deposits of approximately $1.3 billion, and stockholders' equity of approximately $156 million. First Merchants' common stock is traded on the NASDAQ National Market System under the symbol FRME. See "DESCRIPTION OF FIRST MERCHANTS."

Francor Financial, Inc.
189 West Market Street
P.O. Box 588
Wabash, Indiana 46992
(219) 563-4116

Francor Financial is a one bank holding company, incorporated under Indiana law and headquartered in Wabash, Indiana. Frances Slocum Bank & Trust Company is a wholly-owned subsidiary of Francor Financial.

At December 31, 2000, on a consolidated basis, Francor Financial had assets of approximately $165 million, deposits of approximately $145 million and stockholders' equity of approximately $18 million. See "DESCRIPTION OF FRANCOR FINANCIAL."

The Shareholders Meeting (page 17)

The special meeting of Francor Financial shareholders will be held on __________, _______, 2001 at ____ _.m. local time, at the Wabash Inn located at 1950 State Highway 15 South, Wabash, Indiana 46992.

At the special meeting, Francor Financial shareholders will be asked:

     1.   to approve the merger of Francor Financial and First Merchants; and

     2. to act on any other items that may be submitted to a vote at the special meeting.

Record Date; Vote Required (page 17)

You can vote at the special meeting of shareholders if you owned common stock of Francor Financial at the close of business on __________, 2001. You can cast one vote for each share of stock you owned on that date. To approve the merger, the holders of at least a majority of the shares of Francor Financial common stock outstanding must vote in its favor. You can vote your shares by attending the special meeting or you can mark the enclosed proxy card with your vote, sign it and mail it in the enclosed return envelope. You can revoke your proxy as late as the date of the special meeting either by sending in a new proxy or by attending the special meeting and voting in person.

As of ________, 2001, Francor Financial's executive officers, directors and their affiliates owned of record or beneficially in the aggregate 50,506 shares or approximately 18.30% of the shares of Francor Financial common stock outstanding. Each member of the Board of Directors of Francor Financial as of February 8, 2001, the date the Merger Agreement was executed, has agreed to cause all shares of Francor Financial common stock owned by him of record or beneficially to be voted in favor of the merger. As of ________, 2001, the members of the Francor Financial Board of Directors owned of record or beneficially 50,006 shares or approximately 18.12% of the shares of Francor Financial common stock outstanding.

Reasons for the Merger (pages 20 and 21)

First Merchants. First Merchants' Board of Directors considered a number of financial and nonfinancial factors in making its decision to merge with Francor Financial, including its respect for the ability and integrity of the Francor Financial Board of Directors, management and staff. The Board believes that expanding First Merchants' operations in the areas Francor Financial operates offers long term strategic benefits to First Merchants.

Francor Financial. In considering the merger with First Merchants, Francor Financial's Board of Directors collected and evaluated a variety of economic, financial and market information regarding First Merchants and its subsidiaries, their respective businesses and First Merchants' reputation and future prospects. In the opinion of Francor Financial's Board of Directors, favorable factors included First Merchants' strong earnings and stock performance, its management, the compatibility of its markets to those of Francor Financial and the attractiveness of First Merchants' offer from a financial perspective. Consideration was further given to the potential benefits of ownership of First Merchants common stock, which is traded in the over-the-counter market and reported on the NASDAQ National Market System, as compared to Francor Financial common stock, which has no established public trading market. In addition, the Board of Directors considered the opinion of Renninger & Associates, LLC, the financial advisor to Francor Financial, indicating that the consideration to be received by Francor Financial's shareholders under the Merger Agreement is fair from a financial perspective. The Board of Directors believes that the merger will have a positive, long-term impact on Frances Slocum Bank & Trust Company's customers and employees and the communities served by Frances Slocum Bank & Trust Company.

Recommendation to Shareholders (pages 19 and 28)

The Board of Directors of Francor Financial believes that the merger is in your best interests and unanimously recommends that you vote "FOR" the proposal to approve the merger.

The Merger (page 20)

We have attached the Agreement of Reorganization and Merger (Merger Agreement) to this document as Appendix A. Please read the Merger Agreement. It is the legal document that governs the merger.

Francor Financial will merge with First Merchants and thereafter Francor Financial will cease to exist. After the merger, Frances Slocum Bank & Trust Company will be a wholly-owned subsidiary of First Merchants. We hope to complete the merger in July, 2001.

Exchange of Shares (page 28)

As a Francor Financial shareholder, each of your shares of Francor Financial common stock will be converted into the right to receive, at your election, either (i) 4.32 shares of First Merchants common stock, or (ii) 2.59 shares of First Merchants common stock and $48.70 in cash, or (iii) $121.74 in cash. The amount of cash payable in connection with the merger is subject to various limitations and prorations. Under certain circumstances, an election to receive cash may be converted into an election to receive some First Merchants common stock and some cash. In addition, the conversion ratios are subject to adjustment under certain circumstances. Cash will be paid for fractional shares of First Merchants common stock resulting from the conversion ratios.

You are being asked to complete the Election Form accompanying this document to elect to receive either 4.32 shares of First Merchants common stock, 2.59 shares of First Merchants common stock and $48.70 in cash or $121.74 in cash for each share of Francor Financial common stock you own. To be effective, your properly completed Election Form must be received by the Trust Department of First Merchants Bank, National Association by 5:00 p.m. local time on _________, 2001. If a properly completed Election Form is not timely received, you will be deemed to have elected to receive First Merchants stock in exchange for all of your shares of Francor Financial common stock.

There is currently no established trading market for Francor Financial common stock. Shares of First Merchants common stock are traded in the over-the-counter market and are reported on the NASDAQ National Market System. The closing price of First Merchants common stock was $22.00 per share on February 8, 2001, the business day before the merger was publicly announced, and was $_______ per share on _________, 2001. Based on the conversion ratio of 4.32, the market value of the consideration to be received by Francor Financial shareholders who elect to receive First Merchants stock in the merger for each share of Francor Financial common stock would be $95.04 based on First Merchants' closing stock price on February 8, 2001 and $______ based on First Merchants' closing stock price on _________, 2001. Of course, the market price of First Merchants' shares will fluctuate prior to the merger, while the conversion ratio is fixed.

Opinion of Financial Adviser (page 22)

The Board of Directors of Francor Financial has received the written opinion of Renninger & Associates, LLC dated February 7, 2001, that the terms of the merger are fair from a financial point of view to the Francor Financial shareholders. The opinion was updated as of the date of this document. We have attached a copy of the opinion and update to this document as Appendix C.

What We Need to Do to Complete the Merger (page 35)

Completion of the merger depends on a number of conditions being met. In addition to our compliance with the Merger Agreement, these conditions include among others:

     1.   approval of the Merger Agreement by Francor Financial shareholders;

     2.   approval of the merger by certain regulatory agencies; and

     3. the receipt of an opinion of counsel with respect to certain federal income tax matters.

Termination of the Merger (page 36)

The Merger Agreement may be terminated before the merger becomes effective upon the occurrence of certain events, including among others:

     1.   a material misrepresentation or breach of the Merger Agreement;

     2. a material adverse change in the financial condition of First Merchants since September 30, 2000 or Francor Financial since December 31, 2000;

     3.   the failure of the merger to qualify as a tax-free reorganization;

     4.   the merger not having been completed by October 31, 2001;

     5. the average of the mid-point between the bid and ask prices of First Merchants common stock for a defined period before closing of the merger being less than $20.00 or greater than $27.025, subject to the right of the nonterminating party to preserve the Merger Agreement by adjusting the conversion ratio;

     6. if Francor Financial furnishes information or enters into discussions or negotiations with a third party relating to a proposed acquisition of Francor Financial or Frances Slocum Bank & Trust Company, if Francor Financial fails to give First Merchants written notice of any such intention, or if Francor Financial's Board of Directors withdraws or modifies its recommendation to Francor Financial shareholders to vote for the merger following receipt of a proposal for an acquisition from a third party;

     7. if Francor Financial's Board of Directors terminates the Merger Agreement in the exercise of its fiduciary duties after receipt of an unsolicited acquisition proposal from a third party; or

     8. if either party is unable to satisfy the conditions precedent to the merger (providing such party is not then in material breach of the Merger Agreement).

If Francor Financial terminates the Merger Agreement in connection with an acquisition proposal by a third party pursuant to items 7 above or if First Merchants terminates the Merger Agreement in connection with item 6 above, Francor Financial has agreed to pay First Merchants the amount of $1,000,000 in liquidated damages.

Waiver and Amendment (page 36)

We can agree to amend the Merger Agreement, and each of us can waive our right to require the other party to adhere to the terms and conditions of the Merger Agreement, where the law allows. However, we may not do so after the Francor Financial shareholders approve the merger if the amendment or waiver would have a material adverse effect on the Francor Financial shareholders.

Accounting Treatment (page 41)

The merger will be accounted for as a purchase transaction. As a result, Francor Financial's assets and liabilities will be recorded by First Merchants at their estimated fair values.

Regulatory Approvals (page 39)

The merger must be approved by the Board of Governors of the Federal Reserve System (Federal Reserve) and the Indiana Department of Financial Institutions (Indiana Department). We have filed all of the required applications or notices with the Federal Reserve and the Indiana Department. We cannot assure you as to when or whether the approvals will be received.

Restrictions Placed on the Sale of First Merchants Stock Issued to Certain Francor Financial Shareholders (page 34)

Certain resale restrictions apply to the sale or transfer of the shares of First Merchants common stock issued to directors, executive officers and 10% shareholders of Francor Financial in exchange for their shares of Francor Financial common stock.

Comparative Rights of First Merchants Shareholders and Francor Financial Shareholders (page 62)

The rights of shareholders of First Merchants and Francor Financial differ in some respects. Upon completion of the merger, Francor Financial shareholders who receive First Merchants common stock will take such stock subject to its terms and conditions. The Articles of Incorporation of First Merchants contain certain anti-takeover measures which may discourage or render more difficult a subsequent takeover of First Merchants by another corporation.

Dissenters' Rights (page 32)

Indiana law permits you to dissent from the merger and have the fair value of your stock appraised by a court and paid to you in cash. To do this, you must follow certain procedures, including giving Francor Financial certain notices and not voting your shares in favor of the merger. You will not receive any stock in First Merchants if you dissent and follow all of the required procedures. Instead, you will only receive the value of your stock in cash. The relevant sections of Indiana law governing this process are attached to this document as Appendix B. See "MERGER -- Rights of Dissenting Shareholders" and Appendix B.

Certain Federal Income Tax Consequences (page 42)

Whether a gain or loss, for federal income tax purposes, will be recognized by you as a result of the merger will depend upon whether you elect to receive for your shares of Francor Financial stock solely First Merchants stock, part First Merchants stock and part cash, or solely cash. In general, no gain or loss, for federal income tax purposes, will be recognized by you if you elect to receive only shares of First Merchants stock. However, gain or loss, for federal income tax purposes, will be recognized for cash payments received by you in lieu of fractional share interests resulting from the conversion ratios.

If you elect to receive part cash and part First Merchants stock for your shares, you will recognize gain only, for federal income tax purposes, and whether such gain is treated as a capital gain or dividend varies based on the circumstances. No loss will be recognized by you if you elect to receive part cash and part First Merchants stock for your shares.

Gain or loss, for federal income tax purposes, will be recognized, however, with respect to cash payments received by you if you elect to solely receive cash. Gain or loss will also be recognized with respect to cash payments received by you if you perfect your dissenters' rights.

Determining the actual tax consequences of the merger to you can be complicated. You are urged to consult with your own tax advisors with respect to the tax consequences of the merger to you.

Our obligation to complete the merger is conditioned on our receipt of a legal opinion about the federal income tax consequences of the merger. The opinion will not, however, bind the Internal Revenue Service which could take a different view.

Management and Operations After the Merger (page 40)

Francor Financial's corporate existence will cease after the merger. Accordingly, directors and officers of Francor Financial will not serve in such capacities after the effective date of the merger. The directors and officers of Frances Slocum Bank & Trust Company will continue in their respective positions after the merger, subject to certain restrictions.

Interests of Directors and Officers in the Merger That Are Different From Your Interests (page 40)

Some of Francor Financial's directors and officers have interests in the merger that are different from, or in addition to, their interests as Francor Financial shareholders. These interests exist because of agreements that the Francor Financial directors and officers have with First Merchants.

When we complete the merger, Jerry M. Ault, the current President and Chief Executive Officer of Francor Financial, will be nominated for election as a director of First Merchants to serve for 3 years following the merger. In addition, the officers and directors of Francor Financial will remain officers and directors of Frances Slocum Bank & Trust Company, subject to certain restrictions.

The members of the Francor Financial Board of Directors knew about these additional interests, and considered them, when they approved the Merger Agreement.

Pro Forma Comparative Per Share Data

The following tables show historical information about Francor Financial's and First Merchants' income per share, dividends per share and book value per share, and similar information reflecting the merger, which we refer to as "pro forma" information. The comparative pro forma information has been presented assuming First Merchants and Francor Financial had been merged through the periods shown in the table. The pro forma information reflects the "purchase" method of accounting.

The information listed as "equivalent pro forma" was obtained by multiplying the pro forma amounts by the conversion ratio of 4.32. First Merchants and Francor Financial present this information to reflect the amount of shares of First Merchants' common stock that Francor Financial shareholders will receive in the merger for each share of Francor Financial common stock exchanged.

We expect that we will incur reorganization and restructuring expenses as a result of combining our companies. We also anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the new company under two sets of assumptions, does not take into account these expected expenses or these anticipated financial benefits, and does not attempt to predict or suggest future results.

The information in the following table is based on historical financial information of Francor Financial not included in this document and historical financial information of First Merchants which it has presented in its prior Securities and Exchange Commission filings. The historical financial information of First Merchants has been incorporated into this document by reference. See "Where You Can Find Additional Information" on page 71 for a description of documents that we incorporate by reference into this document and how to obtain copies of them.

                      FIRST MERCHANTS AND FRANCOR FINANCIAL
                     HISTORICAL AND PRO FORMA PER SHARE DATA

                                                                    First Merchants
                                                  ---------------------------------------------------
                                                  Historical                    Pro Forma
                                                  ----------        ---------------------------------
                                                                    Assumption A(1)   Assumption B(2)
                                                                    ---------------   ---------------

Net income per share
     Twelve months ended December 31, 2000
         Basic ...........................            $ 1.76            $ 1.72            $ 1.73
         Diluted .........................              1.75              1.71              1.72

Cash dividends per share
     Twelve months ended December 31, 2000            $ 0.90            $ 0.90            $ 0.90

Book value per share
      At December 31, 2000 ...............            $13.44            $14.33            $14.00


                                                                Francor Financial
                                                  ----------------------------------------------------
                                                  Historical                   Equivalent
                                                  ----------    --------------------------------------
                                                                Assumption A(1)(3)  Assumption B(2)(4)
                                                                ------------------  ------------------

Net income per share
     Twelve months ended December 31, 2000
         Basic ...........................          $ 8.12            $ 7.43            $ 7.47
         Diluted .........................            8.12              7.39              7.43

Cash dividends per share
     Twelve months ended December 31, 2000          $ 3.22              3.89            $ 3.89

Book value per share
      At December 31, 2000 ...............          $66.44            $61.91            $60.48


----------
(1) See Note (1) in "Notes to Pro Forma Summary of Selected Financial Data" on page 16.

(2) See Note (2) in "Notes to Pro Forma Summary of Selected Financial Data" on page 16.

(3) Calculated by multiplying the First Merchants Pro Forma - Assumption A combined per share data by the assumed conversion ratio of 4.32.

(4) Calculated by multiplying the First Merchants Pro Forma - Assumption B combined per share data by the assumed conversion ratio of 4.32.

                             Selected Financial Data

The following tables show summarized historical financial data for each of Francor Financial and First Merchants and also show similar pro forma information reflecting the merger. The pro forma information reflects the "purchase" method of accounting, with Francor Financial's assets and liabilities recorded at their estimated fair values as of December 31, 2000. The actual fair value adjustments to the assets and the liabilities of Francor Financial will be made on the basis of appraisals and evaluations that will be made as of the date the merger is completed. Thus, the actual fair value adjustments may differ significantly from those reflected in these pro forma financial statements. In the opinion of First Merchants' management, the estimates used in the preparation of these pro forma financial statements are reasonable under the circumstances.

We expect that we will incur reorganization and restructuring expenses as a result of combining our companies. We also anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the new company under two sets of assumptions, does not take into account these expected expenses or these anticipated financial benefits, and does not attempt to predict or suggest future results.

The information in the following tables is based on historical financial information of Francor Financial not included in this document and historical financial information of First Merchants that it has presented in its prior Securities and Exchange Commission filings. The historical information of First Merchants has been incorporated into this document by reference. See "Where You can Find Additional Information" on page 71 for a description of documents that we incorporate by reference into this document and how to obtain copies of them.

                                 FIRST MERCHANTS
           FIVE YEAR SUMMARY OF SELECTED HISTORICAL FINANCIAL DATA (1)
                (Dollars in Thousands, Except Per Share Amounts)

                                                                            For the Years Ended December 31
                                                         ----------------------------------------------------------------------
                                                            2000           1999           1998           1997           1996
                                                         ----------     ----------     ----------     ----------     ----------
                  Summary of Operations

     Interest income                                     $  116,528     $  100,463     $   94,161     $   88,184     $   80,523
     Interest expense                                        60,546         46,898         44,465         41,392         37,134
                                                         ----------     ----------     ----------     ----------     ----------
     Net interest income                                     55,982         53,565         49,696         46,792         43,119
     Provision for loan losses                                2,625          2,241          2,372          1,735          1,790
     Noninterest income                                      16,634         14,573         12,880         10,146          9,317
     Noninterest expense                                     40,083         36,710         32,741         30,016         27,596
                                                         ----------     ----------     ----------     ----------     ----------
     Net income before income tax                            29,908         29,187         27,463         25,187         23,050
     Income tax expense                                       9,968         10,099          9,556          8,704          8,006
                                                         ----------     ----------     ----------     ----------     ----------
     Net Income                                          $   19,940     $   19,088     $   17,907     $   16,483     $   15,044
                                                         ==========     ==========     ==========     ==========     ==========

                   Per Share Data (2)
     Net income
              Basic                                      $     1.76     $     1.59     $     1.50     $     1.40     $     1.29
              Diluted                                          1.75           1.58           1.48           1.38           1.27
     Cash dividends (3)                                        0.90           0.84           0.77           0.69           0.59

                 Balances End of Period

     Total assets                                        $1,621,063     $1,474,048     $1,362,527     $1,181,359     $1,112,672
     Total loans                                          1,175,586        998,895        890,356        838,658        744,474
     Total deposits                                       1,288,299      1,147,203      1,085,952        976,972        918,876
     Securities sold under repurchase
              agreements (long-term portion)                 32,500         35,000         48,836             --             --
     Federal home loan bank advances                         93,182         73,514         47,067         25,500         10,150
     Stockholders' equity                                   156,063        126,296        153,891        141,794        130,250

                                                                            For the Years Ended December 31
                                                         ----------------------------------------------------------------------
                                                            2000           1999           1998           1997           1996
                                                         ----------     ----------     ----------     ----------     ----------
                Selected Ratios

Return on average assets                                   1.30%         1.37%          1.43%          1.43%          1.39%
Return on average equity                                  14.10         12.75          12.09          12.12          11.95

(1) On April 1, 1999, First Merchants issued 1,098,795 shares of its common stock in exchange for all of the outstanding shares of Jay Financial Corporation, Portland, Indiana. On April 21, 1999, First Merchants issued 810,642 shares of its common stock in exchange for all of the outstanding shares of Anderson Community Bank, Anderson, Indiana. On August 1, 1996, First Merchants issued 1,414,028 shares of its common stock in exchange for all of the outstanding shares of Union National Bancorp, Liberty, Indiana. On October 2, 1996, First Merchants issued 848,558 shares of its common stock in exchange for all of the outstanding shares of Randolph County Bancorp, Winchester, Indiana. All of such transactions were accounted for under the pooling-of-interests method of accounting. The financial information for First Merchants presented above has been restated to reflect these poolings-of-interests and reports the financial condition and results of operations as though First Merchants had been combined with Jay Financial Corporation, Anderson Community Bank, Union National Bancorp and Randolph County Bancorp as of January 1, 1996.

(2)  Restated for 3-for-2 stock split effected October 1998.

(3) Dividends per share are for First Merchants only, not restated for pooling transactions.

                                FRANCOR FINANCIAL
             FIVE YEAR SUMMARY OF SELECTED HISTORICAL FINANCIAL DATA
                (Dollars in Thousands, Except Per Share Amounts)

                                                                                 For the Years Ended December 31
                                                               ----------------------------------------------------------------
                                                                 2000          1999          1998          1997          1996
                                                               --------      --------      --------      --------      --------
                  Summary of Operations

     Interest income                                           $ 13,456      $ 11,789      $ 11,159      $ 10,481      $ 10,291
     Interest expense                                             5,906         4,816         4,727         4,348         4,342
                                                               --------      --------      --------      --------      --------
     Net interest income                                          7,550         6,973         6,432         6,133         5,949
     Provision for loan losses                                      410           300           300           434           132
     Noninterest income                                             927           878           840         1,075           774
     Noninterest expense                                          4,521         4,248         4,001         3,664         3,570
                                                               --------      --------      --------      --------      --------
     Net income before income tax                                 3,546         3,303         2,971         3,110         3,021
     Income tax expense                                           1,306         1,228         1,111         1,174         1,159
                                                               --------      --------      --------      --------      --------
     Net Income                                                $  2,240      $  2,075      $  1,860      $  1,936      $  1,862
                                                               ========      ========      ========      ========      ========

                     Per Share Data

     Net income
              Basic                                            $   8.12      $   7.52      $   6.74      $   7.01      $   6.75
              Diluted                                              8.12          7.52          6.74          7.01          6.75
     Cash dividends                                                3.22          3.11          3.02          2.90          2.80

                 Balances End of Period

     Total assets                                              $165,009      $151,929      $144,272      $128,415      $124,457
     Total loans                                                133,522       129,130       110,677       101,511        92,049
     Total deposits                                             145,017       130,131       126,337       111,291       108,470
     Securities sold under repurchase
              agreements (long-term portion)                         --            --            --            --            --
     Federal home loan bank advances                                 --            --            --            --            --
     Stockholders' equity                                        18,393        16,885        15,988        14,934        13,894

                                                                                 For the Years Ended December 31
                                                               ----------------------------------------------------------------
                                                                 2000          1999          1998          1997          1996
                                                               --------      --------      --------      --------      --------
                Selected Ratios
Return on average assets                                        1.41%         1.40%         1.36%         1.53%         1.54%
Return on average equity                                       12.70         12.62         12.03         13.43         13.80

                                 FIRST MERCHANTS
                  PRO FORMA SUMMARY OF SELECTED FINANCIAL DATA
                (Dollars In Thousands, Except Per Share Amounts)

                                                         For The Year Ended
                                                         December 31, 2000
                                                  --------------------------------
                                                  Assumption A(1)  Assumption B(2)
                                                  ---------------  ---------------
                  Summary of Operations
Interest income                                      $  129,984      $  129,144
Interest expense                                         66,452          66,452
                                                     ----------      ----------
Net interest income                                      63,532          62,692
Provision for loan losses                                 3,035           3,035
Noninterest income                                       17,561          17,561
Noninterest expense                                      45,212          45,374
                                                     ----------      ----------
Net income before income tax                             32,846          31,844
Income tax expense                                       11,274          10,934
                                                     ----------      ----------
Net income                                           $   21,572      $   20,910
                                                     ==========      ==========

                     Per Share Data
Net income
      Basic                                          $     1.72      $     1.73
      Diluted                                              1.71            1.72
Cash dividends                                             0.90            0.90

                 Balances End of Period
Total assets                                         $1,795,192      $1,784,187
Total loans                                           1,309,108       1,309,108
Total deposits                                        1,433,316       1,433,316
Securities sold under repurchase
   agreements (long-term portion)                        32,500          32,500
Federal home loan bank advances                          93,182          93,182
Stockholders' equity                                    183,576         172,571

                     Selected Ratios
Return on average assets                                   1.27%           1.23%
Return on average equity                                  12.77           13.24

----------

Notes to Pro Forma Summary of Selected Financial Data appear on the following page.

              NOTES TO PRO FORMA SUMMARY OF SELECTED FINANCIAL DATA
                (Dollars in Thousands, Except Per Share Amounts)

(1) Assumption A -- Issuance of 1,192,320 shares of First Merchants common stock:

Assumes 276,000 shares (100%) of Francor Financial common stock become subject to Option 1 elections and no shares become subject to Option 2 or Option 3 elections. The average of the mid-point between the bid and ask prices of First Merchants common stock as reported in The Wall Street Journal (Midwest Edition) during the ten (10) NASDAQ trading days ending on February 8, 2001 was $23.075. Such amount is less than $27.025 per share and greater than $22.325 per share. Accordingly, it has been assumed that no adjustment to the conversion ratio would be required and 4.32 shares of First Merchants common stock would be issued for each share of Francor Financial common stock subject to Option 1 elections. Using this assumption, no cash payments would be made to Francor Financial shareholders except to the extent cash payments are made in lieu of the issuance of fractional shares resulting from the 4.32 to 1 conversion ratio. Based on such assumptions and a $23.075 per share price for First Merchants common stock, the purchase price is computed as follows:

     Common stock (1,192,320 shares at stated value of $.125
          per share) ...........................................    $   149
     Capital surplus (1,192,320 shares at $22.950 per share) ...     27,364
                                                                    -------

          Total stock issued (1,192,320 shares at $23.075
               per share) ......................................     27,513

     Cash price ................................................          0
                                                                    -------

          Total purchase price .................................    $27,513
                                                                    =======

(2)  Assumption B - Issuance of 715,392 shares of First Merchants common stock:

Assumes 165,600 shares (60%) of Francor Financial common stock become subject to Option 1 elections and 110,400 shares (40%) of Francor Financial common stock become subject to Option 3 elections. The average of the mid-point between the bid and ask prices of First Merchants common stock as reported in The Wall Street Journal (Midwest Edition) during the ten (10) NASDAQ trading days ending on February 8, 2001 was $23.075. Such amount is less than $27.025 per share and greater than $22.325 per share. Accordingly, it has been assumed that no adjustment to the conversion ratio would be required and 4.32 shares of First Merchants common stock would be issued for each share of Francor Financial common stock subject to Option 1 elections and $121.74 cash is issued for each share of Francor Financial common stock subject to Option 3 elections. Based on such assumptions and a $23.075 per share price for First Merchants common stock, the purchase price is computed as follows:

     Common stock (715,392 shares at stated value of $.125
          per share) ...........................................    $    89
     Capital surplus (715,392 shares at $22.950 per share) .....     16,419
                                                                    -------
          Total stock issued (715,392 shares at $23.075 per
               share) ..........................................     16,508
     Cash price:
          110,400 Francor Financial shares at $121.74 per
               share ...........................................     13,440
                                                                    -------
               Total purchase price ............................    $29,948
                                                                    =======

                                 SPECIAL MEETING

                       Special Meeting of Shareholders of
                             Francor Financial, Inc.

General Information

     This document is furnished to the shareholders of Francor Financial, Inc. (Francor Financial) in connection with the solicitation by the Board of Directors of Francor Financial of proxies for use at the special meeting of shareholders to be held on __________, _________, 2001, at ____ _.m., local time, at the Wabash Inn located at 1950 State Highway 15 South, Wabash, Indiana 46992. This document is first being mailed to Francor Financial shareholders on ____________, 2001, and is accompanied by the notice of Francor Financial special meeting, a form of proxy, and an Election Form.

Matters To Be Considered

     The purposes of the special meeting are to consider and vote upon adoption of the Agreement of Reorganization and Merger (Merger Agreement), dated February 8, 2001, by and between First Merchants Corporation (First Merchants) and Francor Financial, and to consider and vote upon any other matters that properly come before the special meeting or any adjournment or postponement of the special meeting. Pursuant to the Merger Agreement, Francor Financial will merge into First Merchants, and Frances Slocum Bank & Trust Company will become a wholly-owned subsidiary of First Merchants.

Votes Required

     Approval of the Merger Agreement requires the affirmative vote of at least a majority of the outstanding shares of Francor Financial common stock. Francor Financial has fixed _______, 2001 as the record date for determining those Francor Financial shareholders entitled to notice of, and to vote at, the special meeting. Accordingly, only Francor Financial shareholders of record at the close of business on _______, 2001 will be entitled to notice of and to vote at the special meeting. If you are not the record holder of your shares and instead hold your shares in a "street name" through a bank, broker or other record holder, that person will vote your shares in accordance with the instructions you provide them on the enclosed proxy. Each share of Francor Financial common stock you own on the record date entitles you to one vote on each matter presented at the special meeting. At the close of business on the record date, there were approximately 276,000 shares of Francor Financial common stock outstanding held by approximately 447 shareholders.

     As of the record date, Francor Financial's executive officers, directors and their affiliates owned of record or beneficially in the aggregate 50,506 shares or approximately 18.30% of the shares of Francor Financial common stock outstanding. Each member of the Board of Directors of Francor Financial as of February 8, 2001, the date the Agreement was executed, has agreed to cause all shares of Francor Financial common stock owned by him of record or beneficially to be voted in favor of the merger. As of the record date, the members of the Francor Financial Board of Directors owned of record or beneficially 50,006 shares or approximately 18.12% of the shares of Francor Financial common stock outstanding.

Proxies

     The accompanying form of proxy is for your use at the special meeting if you are unable or do not wish to attend the special meeting in person. The shares represented by proxies properly signed and returned will be voted at the special meeting as instructed by the Francor Financial shareholders giving the proxies. In the absence of specific instructions to the contrary, proxies will be voted FOR --- approval of the Merger Agreement described in this document and in accordance with the judgment of the persons named as proxies with respect to any other matter which may properly come before the special meeting. The Board of Directors of Francor Financial is unaware of any other matters that may be presented for action at the special meeting.

     You may revoke your proxy at any time before it is exercised by:

     o delivering to the Secretary of Francor Financial a written notice of revocation addressed to Sondra T. Kaselonis, Francor Financial, 189 West Market Street, P.O. Box 588, Wabash, Indiana 46992; or

     o    delivering a properly executed proxy having a later date; or

     o    personal oral or written request at the special meeting.

     Therefore, your right to vote in person if you attend the special meeting will not be affected by executing a proxy. To be effective, Francor Financial must receive the revocation before the proxy is exercised.

     Because approval of the Merger Agreement and the merger requires the affirmative vote of at least a majority of the outstanding shares of Francor Financial common stock, abstentions and broker non-votes will have the same effect as voting against approval of the Merger Agreement. Accordingly, your Board of Directors urges all Francor Financial shareholders to complete, date and sign the accompanying proxy and return it promptly in the enclosed postage-paid envelope.

Solicitation of Proxies

     Francor Financial will bear the entire cost of soliciting proxies from Francor Financial shareholders. Francor Financial will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of stock held by them and secure their voting instructions, if necessary. Francor Financial will reimburse these banks, brokers and other record holders for their reasonable expenses. In addition to solicitation of proxies by mail, proxies may be solicited personally or by telephone by directors, officers and certain employees of Francor Financial, who will not be specially compensated for such soliciting. In soliciting proxies, the directors, officers and employees of Francor Financial have no authority to make any representations and warranties about the merger or the Merger Agreement in addition to or contrary to the provisions stated in this document. No statement made by a director, officer or employee of Francor Financial regarding the merger or the Merger Agreement should be relied upon except as expressly stated in this document.

Recommendations

     The Francor Financial Board of Directors has unanimously approved the Merger Agreement and the merger. The Board believes that the merger is in the best interests of Francor Financial and its shareholders. The Board unanimously recommends that the Francor Financial shareholders vote "FOR" the Merger Agreement and the merger. See "MERGER -- Francor Financial's Reasons for the Merger" and "MERGER -- Recommendation of the Board of Directors."

                                     MERGER

At the special meeting, the shareholders of Francor Financial will consider and vote upon adoption of the Merger Agreement. The following summary highlights some of the terms of the Merger Agreement. Because this is a summary of the Merger Agreement, it does not contain a description of all of the terms of the Merger Agreement and is qualified in its entirety by reference to the Merger Agreement. To understand the merger, you should read carefully the entire Merger Agreement, which is attached to this document as Appendix A and is incorporated herein by reference.

Description of the Merger

     Under the terms of the Merger Agreement, Francor Financial will merge with First Merchants and the separate corporate existence of Francor Financial will cease. As a result of the merger, Frances Slocum Bank & Trust Company (Frances Slocum Bank) will become a wholly-owned subsidiary of First Merchants. First Merchants presently intends to continue to operate Frances Slocum Bank as a subsidiary after the merger.

First Merchants' Reasons for the Merger

     In reaching its decision to approve the Merger Agreement and the merger, the First Merchants Board of Directors considered a number of factors concerning First Merchants' benefits from the merger. Without assigning any relative or specific weights to the factors, the First Merchants Board considered the following material factors:

          1. First Merchants' respect for the ability and integrity of the Francor Financial Board of Directors, management, and staff, and their affiliates;

          2. First Merchants' belief that expanding its operations in the areas served by Francor Financial offers important long range strategic benefits to First Merchants;

          3. a review of (i) the business, operations, earnings, and financial condition including the capital levels and asset quality, of Francor Financial on a historical, prospective, and pro forma basis in comparison to other financial institutions in the area,
               (ii) the demographic, economic, and financial characteristics of the market in which Francor Financial operates, including existing competition, history of the market areas with respect to financial institutions, and average demand for credit, on a historical and prospective basis, and (iii) the results of First Merchants' due diligence review of Francor Financial; and

          4. a variety of factors affecting and relating to the overall strategic focus of First Merchants, including First Merchants' desire to expand into contiguous markets.

Francor Financial's Reasons for the Merger

     Among other items considered by the Francor Financial Board of Directors in evaluating whether to remain independent or whether to pursue a merger with First Merchants were the following factors:

          1. the prospects of Francor Financial and First Merchants, as separate institutions and as combined;

          2. the compatibility of First Merchants' subsidiary banks' markets to that of Francor Financial's market;

          3. the anticipated tax-free nature of the merger to the shareholders of Francor Financial receiving solely First Merchants common stock in exchange for their shares of Francor Financial common stock;

          4. the possibility of increased liquidity through ownership of First Merchants common stock as compared to Francor Financial common stock because First Merchants common stock is traded in the over-the-counter market and share prices are reported on the NASDAQ National Market System;

          5. the timeliness of a merger given the state of the economy and the stock markets as well as anticipated trends in both;

          6.   regulatory requirements;

          7. relevant price information involving recent comparable bank acquisitions which occurred in the Midwest United States;

          8. First Merchants' intention to operate Frances Slocum Bank as a wholly-owned subsidiary of First Merchants;

          9. an analysis of alternatives to Francor Financial merging with First Merchants; and

          10. the opinion of Renninger & Associates, LLC indicating that the consideration to be received by Francor Financial's shareholders under the Merger Agreement is fair from a financial perspective.

     The Francor Financial Board also considered the impact of the merger on Francor Financial's and Frances Slocum Bank's customers and employees and the communities served by Frances Slocum Bank. First Merchants' historical practice of retaining employees of acquired institutions with competitive salary and benefit programs was considered, as was the opportunity for training, education, growth and advancement of Frances Slocum Bank's employees within First Merchants or one of its subsidiaries. The Francor Financial Board examined First Merchants' continuing commitment to the communities served by the institutions previously acquired by First Merchants. Additionally, as a subsidiary of First Merchants, Frances Slocum Bank would be able to offer more products and services to its customers because of First Merchants' greater resources.

     Based upon the foregoing factors, the Board of Directors of Francor Financial concluded it was advantageous to merge with First Merchants. The importance of the various factors relative to one another cannot be precisely determined or measured.

Opinion of Financial Advisor

     On June 8, 2000, Francor Financial engaged Renninger & Associates, LLC (Renninger) to assess its strategic alternatives and to pursue an affiliation with selected financial institutions. In the event of an affiliation with another financial institution, the scope of these services included the negotiation of the transaction structure and the negotiation of the financial and non-financial terms of the transaction. In addition, in the event of an affiliation with another financial institution, Renninger was engaged to render an opinion as to the fairness of the consideration to be received by Francor Financial shareholders, from a financial point of view.

     Renninger is a recognized specialist in the area of bank and thrift mergers and acquisitions, branch acquisition and divestiture, stock valuation, capital management, and other financial advisory services. Prior to forming Renninger, Renninger's principal was vice president of investment banking for two regional brokerage firms after having served as chief financial officer of a $350 million community bank and as an auditor with a Big 5 CPA firm and later a large regional CPA firm. Renninger does not own any interest in Francor Financial or First Merchants. The Francor Financial Board selected Renninger because of its familiarity with Indiana financial institutions and its knowledge of the banking industry as a whole.

     Renninger acted as financial advisor to Francor Financial in connection with the merger and participated in the negotiations leading to the Merger Agreement. Renninger also performed certain analyses described below and presented the range of values for Francor Financial resulting from such analyses to the Francor Financial Board of Directors in connection with its advice as to the fairness of the consideration to be paid by First Merchants in the merger. Francor Financial and First Merchants determined the amount of consideration payable to Francor Financial shareholders in connection with the merger through arm's length negotiations.

     Renninger delivered a Fairness Opinion to the Francor Financial Board on February 7, 2001, at a meeting of the Board of Directors. Renninger has updated the Fairness Opinion as of the date of this Proxy Statement-Prospectus. A copy of the full text of the Fairness Opinion, which includes a summary of the assumptions made and information analyzed in deriving the Fairness Opinion, and the update are attached as Appendix C to this Proxy Statement-Prospectus and should be read in their entirety. The summary of the Fairness Opinion of Renninger set forth in this document is qualified in its entirety by reference to the attached Fairness Opinion.

     In arriving at its Fairness Opinion, Renninger reviewed and considered the following information:

          1. Certain publicly available business and financial information relating to Francor Financial and First Merchants;

          2. Certain financial and stock market data of Francor Financial and First Merchants, compared with similar data for certain other publicly-held bank holding companies;

          3. The financial terms of certain other recent comparable bank transactions in the Midwestern United States; and

          4. Such other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant.

     In connection with its review, Renninger did not independently verify the foregoing information and relied on such information as being complete and accurate in all material respects. Renninger prepared financial forecasts using assumptions Renninger believed to be reasonable and to reflect currently available information. No independent evaluation or appraisal of the assets of Francor Financial or First Merchants was made by Renninger. Renninger took into consideration the results of the solicitation of indications of interest from other financial institutions concerning their interest in a possible affiliation with Francor Financial. Renninger reviewed the correspondence and information received from interested financial institutions that were contacted. Renninger reviewed all offers received with Francor Financial's Board of Directors.

     As part of preparing this updated Fairness Opinion, Renninger performed a due diligence review of First Merchants as of February 7, 2001. As part of the due diligence, Renninger reviewed the following items:

o minutes of the meetings of the First Merchants Board of Directors for 1999 and through December, 2000;

o the most recent regulatory reports of examination of First Merchants (commenced July 5, 2000) and First Merchants Bank, National Association (commenced June 12, 2000);

o    December 31, 1997, 1998, and 1999 audited annual reports;

o Forms 10-Q for the quarters ended March 31, 2000, June 30, 2000, and September 30, 2000;

o    the Bank Holding Company Performance Report for June 30, 2000;

o the most recent Third Party Loan Reports for each banking affiliate and various other asset quality related reports; and

o the most recent Allowance for Loan and Lease Loss analysis reports for First Merchants and each affiliate bank as of September 30, 2000.

     In addition, Renninger reviewed and analyzed the historical performance of Francor Financial and Francor Financial's wholly-owned subsidiary, Frances Slocum Bank, after reviewing the following items:

o audited Annual Reports and financial statements dated December 31, 1997, 1998 and 1999 of Francor Financial;

o the March 31, 2000, June 30, 2000 and September 30, 2000 Consolidated Reports of Condition and Income filed by Frances Slocum Bank with the Federal Deposit Insurance Corporation;

o    June 30, 2000 Uniform Bank Performance Reports of Frances Slocum Bank;

o    historical common stock trading activity of Francor Financial; and

o    the premises and other fixed assets.

     Renninger also reviewed and tabulated statistical data regarding the loan portfolio, securities portfolio and other performance ratios and statistics. Financial projections were prepared and analyzed as well as other financial studies, analyses and investigations as deemed relevant for the purposes of this opinion. In review of the aforementioned information, Renninger took into account its assessment of general market and financial conditions, its experience in other similar transactions, and its knowledge of the banking industry generally.

     In connection with rendering the Fairness Opinion and preparing its written and oral presentation to Francor Financial's Board, Renninger performed a variety of financial analyses, including those summarized below. Because this is a summary, it does not contain a complete description of the analyses performed by Renninger. The preparation of a Fairness Opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. As a result, a fairness opinion is not easily described in a summary. Accordingly, Renninger believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. In performing its analyses, Renninger made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond Francor Financial's or First Merchants' control. The analyses performed by Renninger are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the values of businesses do not purport to be appraisals or to reflect the process by which businesses actually may be sold.

     o    Acquisition Comparison Analysis

     In performing this analysis, Renninger reviewed all bank acquisition transactions involving sellers in the Midwestern United States announced in 2000, which had assets between $50 million and $250 million. Of the 18 bank acquisition transactions meeting this criteria, detailed financial information was available for 16. The purpose of the analysis was to obtain an evaluation range based on these bank acquisition transactions. Median multiples of earnings and book value implied by the comparable transactions were utilized in obtaining a range for the acquisition value of Francor Financial. The median multiples of book value, tangible book value and earnings for these comparable transactions were 2.00X, 2.00X and 18.7X, respectively. When applied to Francor Financial's book value and earnings as of and for the year ending December 31, 2000, these multiples suggest Francor Financial shares would be valued at $133.28 on a book value and tangible book value basis and $152.03 on an earnings basis. It should be noted that the comparable transactions have a median equity-to-assets percentage of 7.94% compared to Francor Financial's 11.15%. Acquirers are generally willing to pay a premium over book value for prudent levels of acquired equity, and will consider paying for excessive equity on a dollar-for-dollar basis. Assuming Francor Financial received a book multiple of 2.00X on the first 7.94% of capital and dollar-for-dollar for the excess capital, Francor Financial shares would be valued at $114.10.

     o    Adjusted Net Asset Value Analysis

     Renninger reviewed Francor Financial's balance sheet data to determine the amount of material adjustments required to stockholders' equity based on differences between the market value of assets and the value reflected on Francor Financial's financial statements. Renninger determined that the only material adjustment relates to the core deposit intangible value inherent in Francor Financial's relatively low-rate deposit base. Equity would be increased $5.2 million to reflect the after-tax value of recording such an intangible asset. The aggregate adjusted net asset value of Francor Financial would be $23.6 million or $85.51 per share of Francor Financial common stock as of December 31, 2000.

     o    Discounted Earnings Analysis

     A dividend discount analysis was performed by Renninger pursuant to which a range of values for Francor Financial was determined by adding (i) the present value of estimated future dividend streams that Francor Financial could generate over a five-year period and (ii) the present value of the "terminal value" of Francor Financial's earnings at the end of the fifth year. The "terminal value" of earnings at the end of the five-year period was determined by applying a multiple of 18.7 times the projected terminal year's earnings. The 18.7 multiple represents the median price paid as a multiple of earnings for the 16 comparable bank transactions discussed above.

     Dividend streams and terminal values were discounted to present values using a discount rate of 12%. This rate reflects assumptions regarding the required rate of return of holders or buyers of Francor Financial's common stock. The projection assumed an annual asset growth rate of 8.0%, a return on assets of 1.40%, and a dividend pay-out ratio equal to 50% throughout the analysis. The aggregate value of Francor Financial, determined by adding the present value of the total cash flows, was $22,339,000 or $80.94 per share.

     o    Specific Acquisition Analysis

     Renninger valued Francor Financial based on an acquisition analysis assuming a "break-even" earnings scenario to an acquirer as to price, current interest rates and amortization of the premium paid. This analysis was based on a 60% stock / 40% cash transaction, funding cost of 7.0% adjusted for taxes, amortization of tax deductible core deposit intangible (assumed to equal 6.0% of deposits) over 8 years, amortization of non-deductible goodwill over 15 years and a projected December 31, 2000 earnings level of $2,240,000. This analysis assumed a potential acquirer would attain non-interest expense reductions and revenue enhancements totaling $414,000 on an after-tax basis. Based on this analysis, which assumes the acquiring institution is willing to accept no impact to their consolidated net income, such an acquirer would pay in aggregate $30,291,000 or $109.75 per share of Francor Financial common stock.

     The same analysis was performed assuming a "cash break-even" scenario. Based on this analysis, which assumes the acquiring institution is willing to accept no impact to their consolidated cash flow, such an acquirer would pay in aggregate $42,228,000 or $153.00 per share of Francor Financial common stock.

     o    Pro Forma Merger Analysis

     Renninger compared the historical performance of Francor Financial to that of First Merchants and other regional holding companies. This analysis included, among other things, a comparison of profitability, asset quality and capital measures. In addition, the contribution of Francor Financial and First Merchants to the income statement and balance sheet of the pro forma combined company was analyzed.

     The effect of the affiliation on the historical and pro forma financial data of Francor Financial was prepared and analyzed. Francor Financial's historical financial data was compared to the pro forma combined historical and projected earnings, book value and dividends per share.

     The Merger Agreement provides that, in the proposed transaction, Francor Financial shareholders are entitled to receive in exchange for each share held, and at their election, either (i) 4.32 shares of First Merchants' common stock; or (ii) 2.59 shares of First Merchants common stock and $48.70 in cash; or (ii) $121.74 in cash, within certain limitations. The cash portion of the transaction is limited to $13,440,096, in order to preserve the opportunity for a tax-free exchange for shareholders electing to receive shares.

     If all shareholders elect to receive shares, an aggregate of 1,192,320 shares of First Merchants common stock will be issued in exchange for all 276,000 shares of outstanding Francor Financial common stock. Based on recent trading activity as reported on the National Association of Securities Dealers Automated Quotation System, First Merchants' shares have traded at approximately $23.00. At that price, the proposed consideration to be received represents an aggregate value of $27,423,360 or $99.36 per share of Francor Financial common stock. This valuation represents a multiple of December 31, 2000 book value and tangible book value of 1.49X and a multiple of 2000 net income of 12.24X.

     The fixed cash price of $121.74 implies a $28.18 value of First Merchant's shares. If the maximum number of Francor Financial shares are exchanged for cash, an aggregate of 715,392 share of First Merchants common stock will be issued and the aggregate value of the transaction will be $29,894,112 or $108.31 per share assuming First Merchants' shares are valued at $23.00. This valuation represents a multiple of December 31, 2000 book value and tangible book value of 1.63X and a multiple of 2000 net income of 13.35X.

     Renninger also considered the pro forma impact of the proposed transaction on Francor Financial's shareholders from the perspective of book value, earnings and dividends. Assuming 75% of Francor Financial shareholders elect to accept First Merchants stock, Francor Financial shareholders electing stock are expected to recognize book value dilution of 13.9%, earnings dilution of 4.9% (before giving impact to revenue enhancements and cost savings), and a 24.2% increase in dividends (based on recent dividend payments).

     The Fairness Opinion is directed only to the question of whether the consideration to be received by Francor Financial's shareholders under the Merger Agreement is fair and equitable from a financial perspective. The Fairness Opinion is not a recommendation to any Francor Financial shareholder to vote in favor of the merger. No limitations were imposed on Renninger regarding the scope of its investigation or otherwise by Francor Financial.

     Based on the results of the various analyses described above, Renninger concluded that the consideration to be received by Francor Financial's shareholders under the Merger Agreement is fair and equitable from a financial perspective to the shareholders of Francor Financial.

     Renninger's compensation for all services performed in connection with the sale of Francor Financial and the rendering of the Fairness Opinion is based on the value of the merger, which varies with First Merchants' share price upon consummation of the merger and the mix of cash and shares received by Francor Financial shareholders. In connection with the sale of Francor Financial, Renninger has received a consulting fee of $20,000 paid upon engagement by Francor Financial and an additional fee of $80,000 paid upon execution of the Merger Agreement. In addition to such fees, Renninger will receive a contingent fee equal to (i) 0.50% of the first $33 million of the consideration for the merger and (ii) 5.00% of the consideration for the merger in excess of $33 million to be paid upon consummation of the merger. In the event that all Francor Financial shareholders elect to receive First Merchants shares valued at $22.00 per share, the closing price of First Merchants common stock on February 8, 2001, the business day immediately preceding the public announcement of the merger, the merger would be valued at $26.2 million and Renninger would receive total fees of approximately $231,000 for his services to Francor Financial. In the event that all Francor Financial shareholders elect to receive First Merchants shares valued at $____ per share, the closing price of First Merchants common stock on __________, 2001, the merger would be valued at $___ million and Renninger would receive total fees of approximately $_______ for his services to Francor Financial.

     In addition to the above fees, Francor Financial has agreed to indemnify Renninger and its directors, officers and employees, from liability in connection with the merger, and to hold Renninger harmless from any losses, actions, claims, damages, expenses or liabilities related to any of Renninger's acts or decisions made in good faith and in the best interest of Francor Financial.

Recommendation of the Board of Directors

     The Board of Directors of Francor Financial has carefully considered and unanimously approved the Merger Agreement and the merger and unanimously recommends to the Francor Financial shareholders that they approve the Merger Agreement.

Exchange of Francor Financial Common Stock

     As of the effective date of the merger, you will be entitled to receive for each outstanding share of Francor Financial common stock you own, other than for shares as to which dissenters' rights have been exercised, at your election, either (i) 4.32 shares of First Merchants common stock (Option 1), or (ii) 2.59 shares of First Merchants common stock and $48.70 in cash (Option 2) or (iii) $121.74 in cash (Option 3). The conversion ratios are subject to adjustment under certain circumstances. See "MERGER -- Conversion Ratio Adjustment."

     Option 2 is based upon you receiving 60% of the consideration for your Francor Financial shares in First Merchants stock and 40% in cash. The amount of stock to be received under Option 2 was determined by calculating 60% times the conversion ratio of 4.32 from Option 1, which equals 2.59. The amount of cash to be received under Option 2 was determined by calculating 40% times the cash price of $121.74 from Option 3, which equals $48.70. Thus, if you elect Option 2, you would be entitled to 2.59 shares of First Merchants stock and $48.70 in cash for each of your shares of Francor Financial common stock.

     An Election Form is being mailed to you along with this document. You must elect to receive either Option 1, Option 2 or Option 3 for all shares of Francor Financial common stock you own by completing the Election Form. You may not elect a combination of Option 1, Option 2 and/or Option 3 for your Francor Financial shares. To be effective, the Trust Department of First Merchants Bank, National Association must receive a properly completed Election Form by 5:00 p.m. local time on __________, 2001. If a properly completed Election Form is not timely received for your Francor Financial shares, you will be treated as if you elected Option 1 for all shares you own.

     In the event (i) the number of shares of Francor Financial common stock covered by Option 2 and Option 3 elections would entitle Francor Financial shareholders to receive more than $13,440,096 in cash or (ii) the merger would not satisfy the "continuity of interest" rule applicable to tax-free reorganizations under the Internal Revenue Code of 1986, as amended (Continuity of Interest Rule) due to the amount of cash that would be issuable in connection with the merger, certain of the Option 3 elections of the holders of Francor Financial shares shall be converted into Option 2 elections. The Option 3 election covering the smallest number of

Francor Financial shares will be honored first, followed by the election which covers the next smallest number of Francor Financial shares and continuing this process until the total remaining number of Francor Financial shares covered by Option 2 and Option 3 elections is such that the merger will result in cash payments of no more than $13,440,096 and will satisfy the Continuity of Interest Rule.

     First Merchants will not issue fractional shares of First Merchants common stock to Francor Financial shareholders. Each Francor Financial shareholder who otherwise would be entitled to a fractional interest in a First Merchants share as a result of the conversion ratios will be paid a cash amount for the fractional interest. The price of the fractional interest will equal the average of the mid-point between the bid and ask prices of the common stock of First Merchants as reported in The Wall Street Journal (Midwest Edition) for the ten
(10) NASDAQ trading days preceding the fifth (5th) calendar day prior to the closing date of the merger (First Merchants Average Price).

     Immediately after completion of the merger, First Merchants will mail a letter of transmittal to each Francor Financial shareholder. This transmittal letter will contain instructions on how to surrender your certificates representing shares of Francor Financial common stock. You should not return your Francor Financial stock certificates with the enclosed proxy and Election Form, but should retain them until you receive a letter of transmittal from First Merchants.

     If you hold your shares of Francor Financial common stock in a "street name" through a bank or broker, your bank or broker is responsible for ensuring that the certificate or certificates representing your shares are properly surrendered and that the appropriate number of First Merchants shares are credited to your account. However, you must complete and return the Election Form to your bank or broker for transmittal to First Merchants Bank, National Association.

     After completion of the merger, your stock certificates previously representing Francor Financial common stock will represent only the right for you to receive shares of First Merchants common stock and/or cash, as applicable. Prior to the surrender of Francor Financial stock certificates for exchange subsequent to completion of the merger, the holders of such shares entitled to receive shares of First Merchants common stock will not be entitled to receive payment of dividends or other distributions declared on such shares of First Merchants common stock. However, upon the subsequent exchange of such certificates, First Merchants will pay, without interest, any accumulated dividends or distributions previously declared and withheld on the shares of First Merchants common stock. On the effective date of the merger, the stock transfer books of Francor Financial will be closed and no transfer of shares of Francor Financial common stock will be made thereafter. If, after the effective date of the merger, you present certificates representing shares of Francor Financial common stock for registration or transfer, the certificates will be cancelled and exchanged for shares of First Merchants' common stock and/or cash, as applicable.

     First Merchants will distribute stock certificates representing shares of First Merchants common stock and/or cash payments to each former shareholder of Francor Financial within 10 days after the shareholder delivers his/her/its Francor Financial stock certificates to First Merchants. Delivery of Francor Financial shares for conversion will not be taken until after completion of the merger. First Merchants Bank, National Association will act as conversion agent in the merger.

     If your certificate for your shares of Francor Financial common stock has been lost, stolen or destroyed, First Merchants will issue the First Merchants common stock and/or make any cash payments to you after First Merchants receives from you an agreement to indemnify First Merchants against loss from such lost, stolen or destroyed certificate and an affidavit evidencing the loss, theft or destruction of your certificates.

Conversion Ratio Adjustment

     If the First Merchants Average Price (as defined above in the preceding section) is less than or greater than certain target prices set forth in the Merger Agreement, then First Merchants and Francor Financial may agree to adjust the conversion ratio or terminate the Merger Agreement. See "MERGER -- Termination; Waiver; Amendment." If adjusted, the new conversion ratio will be determined by taking the target price triggering the adjustment times the existing conversion ratio of 4.32, divided by the First Merchants Average Price. Provided below are a description of the target prices triggering a possible adjustment in the conversion ratio or termination of the Merger Agreement, followed by a scenario detailing how the conversion ratio may be adjusted. The scenarios are provided only as possible examples to assist your understanding of the conversion ratio adjustment provisions.

     First, if the First Merchants Average Price is less than $22.325 and greater than or equal to $20.00, then the conversion ratio shall be automatically adjusted by First Merchants and Francor Financial. The adjusted conversion ratio will equal a number equal to $22.325 times the existing conversion ratio of 4.32, divided by the First Merchants Average Price.

          SCENARIO 1: If the First Merchants Average Price is $21.00 (which is less than $22.325 and greater than or equal to $20.00), then the conversion ratio would be adjusted as follows by First Merchants and Francor
     Financial:

                              22.325 x 4.32 = 4.59
                              -------------
                                  21.00

          Thus, the adjusted conversion ratio would be 4.59 to 1, which would impact the number of shares of First Merchants common stock you would receive under Option 1 and Option 2. The amount of cash to be received under Option 2 and Option 3 would not be changed. The conversion ratio under Option 2 would be adjusted to 60% of 4.59, which equals 2.75. Thus, under this scenario, after adjustment, you would be entitled to receive for each outstanding share of Francor Financial common stock you own, other than for shares as to which dissenters' rights have been exercised, at your election, either (i) 4.59 shares of First Merchants common stock under Option 1, or (ii) 2.75 shares of First Merchants common stock and $48.70 in cash under Option 2, or (iii) $121.74 in cash under Option 3.

     Second, if the First Merchants Average Price is less than $20.00, then Francor Financial may terminate the Merger Agreement. If Francor Financial's Board exercises its right to terminate the Merger Agreement, it must give written notice to First Merchants of its election to terminate the merger within 24 hours after the 5th day prior to the closing date of the merger. Within 2 business days after the receipt of such notice, First Merchants may elect to increase the conversion ratio to equal a number equal to $22.325 times the existing conversion ratio of 4.32, divided by the First Merchants Average Price. If First Merchants elects to adjust the conversion ratio, the Merger Agreement will remain in effect with the adjusted conversion ratio and will not be terminated. If First Merchants does not elect to adjust the conversion ratio within such 2 business days, then the Merger Agreement will terminate.

          SCENARIO 2: If the First Merchants Average Price is $19.00 (which is less than $20.00), then, at First Merchants' election, the conversion ratio would be adjusted as follows by First Merchants and Francor Financial:

                              22.325 x 4.32 = 5.08
                              -------------
                                  19.00

          Thus, the adjusted conversion ratio would be 5.08 to 1, which would impact the number of shares of First Merchants common stock you would receive under Option 1 and Option 2. The amount of cash to be received under Option 2 and Option 3 would not be changed. The conversion ratio under Option 2 would be adjusted to 60% of 5.08, which equals 3.05. Thus, under this scenario, after adjustment, you would be entitled to receive for each outstanding share of Francor Financial common stock you own, other than for shares as to which dissenters' rights have been exercised, at your election, either (i) 5.08 shares of First Merchants common stock under Option 1, or (ii) 3.05 shares of First Merchants common stock and $48.70 in cash under Option 2, or (iii) $121.74 in cash under Option 3.

     Finally, if the First Merchants Average Price is greater than $27.025, then First Merchants may terminate the Merger Agreement. If First Merchant's Board exercises its right to terminate the Merger Agreement, it must give written notice to Francor Financial of its election to terminate the merger within 24 hours after the 5th day prior to the closing date of the merger. Within 2 business days after the receipt of such notice, Francor Financial may elect to decrease the conversion ratio to equal a number equal to $27.025 times the existing conversion ratio of 4.32, divided by the First Merchants Average Price. If Francor Financial elects to adjust the conversion ratio, the Merger Agreement will remain in effect with the adjusted conversion ratio and will not be terminated. If Francor Financial does not elect to adjust the conversion ratio within such 2 business days, then the Merger Agreement will terminate.

          SCENARIO 3: If the First Merchants Average Price is $29.00 (which is greater than $27.025), then, at Francor Financial's election, the conversion ratio would be adjusted as follows by First Merchants and Francor Financial:

                              27.025 x 4.32 = 4.03
                              -------------
                                  29.00

          Thus, the adjusted conversion ratio would be 4.03 to 1, which would impact the number of shares of First Merchants common stock you would receive under Option 1 and Option 2. The amount of cash to be received under Option 2 and Option 3 would not be changed. The conversion ratio under Option 2 would be adjusted to 60% of 4.03, which equals 2.42. Thus, under this scenario, after adjustment, you would be entitled to receive for each outstanding share of Francor Financial common stock you own, other than for shares as to which dissenters' rights have been exercised, at your election, either (i) 4.03 shares of First Merchants common stock under Option 1, or (ii) 2.42 shares of First Merchants common stock and $48.70 in cash under Option 2, or (iii) $121.74 in cash under Option 3.

     The scenarios set forth above are provided as examples only and do not reflect what the actual First Merchants Average Price will be. The scenarios have been included in this document to help you understand how the conversion ratio adjustment works at various arbitrarily chosen prices. First Merchants and Francor Financial will determine if an adjustment to the conversion ratio will be made in the 5 days preceding completion of the merger.

Rights of Dissenting Shareholders

     The Indiana Business Corporation Law (IBCL) provides shareholders of merging corporations with certain rights to dissent to a merger. The dissenters' rights of Francor Financial shareholders are set forth in Chapter 44 of the IBCL, a copy of which is attached to this document as Appendix B. To be entitled to dissenter's rights, Francor Financial shareholders must strictly comply with the procedures of Indiana law set forth in the IBCL. This document summarizes the procedures for Francor Financial shareholders to dissent to the merger under Indiana law.

     As a Francor Financial shareholder, Chapter 44 of the IBCL provides that you have the right to demand payment in cash for the fair value of the shares you own immediately before the merger is completed. Such fair market value excludes any appreciation or depreciation on the value of your shares in anticipation of the merger, unless a court determines that such exclusion would be inequitable. To claim dissenters' rights, you must first:

     1. deliver to Francor Financial before the vote on the merger is taken, written notice of your intent to demand payment in cash for your shares if the merger is completed; and

     2. you must not vote in favor of the merger. To not vote in favor of the merger, you must either vote against the merger or abstain from voting on the merger in person or by proxy or simply take no action at all with respect to voting your shares.

If you desire to dissent to the merger, you may send your written notice to Jerry M. Ault, Chairman of the Board, Francor Financial, Inc., 189 West Market Street, P.O. Box 588, Wabash, Indiana 46992.

     If the merger is approved by the Francor Financial shareholders, within 10 days after shareholder approval, First Merchants or Francor Financial will send a notice of dissenters' rights to those Francor Financial shareholders who have satisfied the above conditions. The notice will state the procedures that dissenting shareholders must follow to exercise dissenters' rights under Indiana law.

     If you receive such a notice, to exercise your dissenters' rights, you must then:

     1. demand payment for the shares of Francor Financial common stock you own;

     2. certify that you owned the Francor Financial shares before the date set forth in such notice; and

     3. deposit your Francor Financial stock certificates in accordance with the instructions in such notice.

     If a Francor Financial shareholder does not strictly comply with each of the conditions described above, he/she/it will not be entitled to dissenters' rights under Chapter 44 of the IBCL. If you execute and return the enclosed proxy but do not specify a choice on the merger proposal, you will be deemed to have voted in favor of the merger and accordingly to have waived your dissenters' rights, unless you revoke the proxy prior to its being voted. Accordingly, if you return the enclosed proxy and wish to dissent to the merger, you must vote your Francor Financial shares against the merger or abstain from voting.

     Upon completion of the merger, First Merchants will pay each dissenting Francor Financial shareholder who has complied with all of the requirements of Chapter 44 of the IBCL and of the notice, First Merchants' estimate of the fair value of their shares as of the time immediately prior to the merger, excluding any appreciation in value in anticipation of the merger. The determination of the estimate of "fair value" will be based on the value of your shares of Francor Financial common stock on February 8, 2001, the day immediately prior to the announcement of the merger.

     Dissenters can object to the fair value established by First Merchants by stating their estimate of the fair value and demanding payment of the additional amount within 30 days after First Merchants makes or offers payment to the dissenter. First Merchants can elect to agree to the dissenter's fair value demand or commence an action within 60 days of receipt of the dissenter's demand in the Circuit or Superior Court of Wabash County for a judicial determination of the fair value. The Court may appoint appraisers to determine the fair value. The Court will assess the costs of the proceeding, including compensation and expenses of the appraisers, counsel for the parties and experts, against all parties to the action in such amounts as the Court finds equitable. Each dissenter made a party to the action will be entitled to receive the amount, if any, by which the Court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by First Merchants.

     This summary of the rights of dissenting shareholders addresses all material features of the applicable Indiana dissenters' rights statute, but does not contain a description of all requirements of the dissenters' rights statute and is qualified in its entirety by the statutory provisions attached to this document as Appendix B.

     If you wish to exercise dissenters' rights for the merger and you fail to comply with the statutory requirements for exercising dissenters' rights, you will lose such rights. Accordingly, Francor Financial shareholders who may wish to exercise dissenters' rights should consider seeking legal counsel.

Resale of First Merchants Common Stock by Francor Financial Affiliates

     Shares of First Merchants common stock to be issued to Francor Financial shareholders in the merger have been registered under the Securities Act of 1933, as amended (Securities Act). These shares may be traded freely and without restriction by those Francor Financial shareholders not considered to be "affiliates" (as defined below). However, certain restrictions apply to the transfer of First Merchants shares owned by any shareholder deemed a Francor Financial "affiliate" under Rule 145 of the Securities Act. Shares held by any person who is an "affiliate" of Francor Financial at the time the merger is submitted for vote at the special meeting will not, under existing law, be permitted to sell or transfer those shares without:

     o further registration under the Securities Act of the shares of First Merchants common stock to be transferred;

     o compliance with Rule 145 promulgated under the Securities Act which permits limited sales in certain circumstances; or

     o the availability of another exemption from registration of such shares.

Directors, executive officers and 10% shareholders are generally deemed to be "affiliates" for purposes of Rule 145 of the Securities Act.

     The Merger Agreement provides that Francor Financial will provide First Merchants with a list identifying each affiliate of Francor Financial. The Merger Agreement also requires that each Francor Financial affiliate deliver to First Merchants a written transfer restriction agreement prior to completion of the merger. The transfer restriction agreement shall provide that the affiliate will not sell, pledge, transfer or otherwise dispose of any shares of First Merchants common stock to be received unless done pursuant to an effective registration statement under the Securities Act or pursuant to Rule 145 or another exemption from the registration requirements under the Securities Act. The certificates representing First Merchants common stock issued to Francor Financial affiliates in the merger may contain a legend indicating these resale restrictions.

     This is only a general statement of certain restrictions regarding the sale or transfer of the shares of First Merchants common stock to be issued in the merger. If you are or may be an affiliate of Francor Financial, you should confer with legal counsel regarding the transfer restrictions that may apply.

Conditions to Completion of the Merger

     First Merchants' and Francor Financial's obligations to complete the merger are subject to the satisfaction of the following conditions, among other things, at or prior to the effective time of the merger:

     1. the approval of the Merger Agreement by the affirmative vote of the holders of at least a majority of the outstanding shares of Francor Financial common stock;

     2. the registration of First Merchants' common stock with the Securities and Exchange Commission and the receipt of all state securities and blue sky approvals required for the offer and sale of First Merchants' common stock to Francor Financial shareholders;

     3.   the receipt of all regulatory approvals required for the merger;

     4. the receipt of an opinion of First Merchants' counsel that the merger will be treated as tax-free for federal income tax purposes to each party;

     5. the receipt by First Merchants of certain undertakings from affiliates of Francor Financial;

     6.   the fulfillment of certain covenants set forth in the Merger
          Agreement;

     7. the receipt by First Merchants and Francor Financial of certain officer's certificates, legal opinions and closing documents; and

     8. the representations and warranties of First Merchants and Francor Financial contained in the Merger Agreement being accurate at the effective date of the merger.

     The conditions to completion of the merger are not subject to waiver by either party individually and may be altered only by the written agreement of both parties. See "MERGER -- Resale of First Merchants Common Stock by Francor Financial Affiliates," "MERGER --

Regulatory Approvals," "MERGER - Interests of Certain Persons in the Merger," "FEDERAL INCOME TAX CONSEQUENCES" and Appendix A.

Termination; Waiver; Amendment

     First Merchants and Francor Financial may terminate the Merger Agreement at any time before the merger is completed, including after the Francor Financial shareholders have approved the merger, if one of the events which gives the party the right to terminate occurs. The Merger Agreement may be terminated:

     1. by either First Merchants or Francor Financial if there has been a material misrepresentation in or material breach of the Merger Agreement by Francor Financial, in the case of termination by First Merchants, or by First Merchants, in the case of termination by Francor Financial;

     2. by either First Merchants or Francor Financial if the terminating party reasonably determines that completion of the merger is inadvisable due to the commencement or threat of material litigation against one of the parties;

     3. by First Merchants if there has been a material adverse change in the consolidated financial condition or business of Francor Financial since December 31, 2000;

     4. by Francor Financial if there has been a material adverse change in the consolidated financial condition or business of First Merchants since September 30, 2000;

     5. by either First Merchants or Francor Financial if the merger will not constitute a tax-free reorganization under the Internal Revenue Code of 1986;

     6. by First Merchants in the event that information provided pursuant to the Merger Agreement by Francor Financial to First Merchants prior to completion of the merger has had or may have a material adverse effect on the financial condition or business of Francor Financial or Frances Slocum Bank;

     7. by either First Merchants or Francor Financial if the merger has not been completed by October 31, 2001;

     8. by First Merchants in the event that the average of the mid-point between the bid and ask prices of First Merchants common stock as reported in The Wall Street Journal (Midwest Edition) for the 10 trading days preceding the 5th calendar day prior to the closing date of the merger is greater than $27.025 and Francor Financial does not elect to adjust the conversion ratio, as described in more detail in this document under "MERGER -- Conversion Ratio Adjustment";

     9. by Francor Financial in the event that the average of the mid-point between the bid and ask prices of First Merchants common stock as reported in The Wall Street Journal (Midwest Edition) for the 10 trading days preceding the 5th calendar day prior to the closing date of the merger is less than $20.00 and First Merchants does not elect to adjust the conversion ratio, as described in more detail in this document under "MERGER -- Conversion Ratio Adjustment";

     10. by First Merchants if Francor Financial furnishes information or enters into discussions or negotiations with a third party relating to a proposed acquisition of Francor Financial or Frances Slocum Bank, or Francor Financial fails to give First Merchants written notice of any such intention, or Francor Financial's Board of Directors withdraws or modifies its recommendation to Francor Financial shareholders to vote for the merger following receipt of a proposal of an acquisition from a third party;

     11. by Francor Financial's Board of Directors if it determines it must terminate the Merger Agreement and exercise its fiduciary duties after receipt of an unsolicited acquisition proposal from a third party; or

     12. by either First Merchants or Francor Financial if such party is unable to satisfy the conditions precedent to the merger (providing such party is not then in material breach of the Merger Agreement).

     Upon termination for any of these reasons, the Merger Agreement will be void and of no further force or effect. However, if either First Merchants or Francor Financial willfully breaches any of the provisions of the Merger Agreement, then the other party will be entitled to recover appropriate damages for the breach. In addition, if First Merchants terminates the Merger Agreement after Francor Financial takes the action described in item 10 above or if Francor Financial terminates the Merger Agreement in accordance with item 11 above, Francor Financial must pay First Merchants $1,000,000 as liquidated damages to reimburse First Merchants for the considerable time and expense invested by First Merchants in furtherance of the merger.

     First Merchants and Francor Financial can agree to amend the Merger Agreement and can waive their right to require the other party to adhere to the terms and conditions of the Merger Agreement, where the law allows. However, First Merchants and Francor Financial cannot amend the Merger Agreement after the Francor Financial shareholders approve the merger if the amendment or waiver would have a material adverse effect on the Francor Financial shareholders.

Restrictions Affecting Francor Financial

     The Merger Agreement contains a number of restrictions regarding the conduct of the business of Francor Financial and Frances Slocum Bank until the merger is completed. Among other items, Francor Financial and Frances Slocum Bank may not, without the prior written consent of First Merchants:

     o    materially change their capital structure;

     o authorize any additional class of stock or issue stock, other than or in addition to the stock which was issued and outstanding as of February 8, 2001;

     o declare or pay any dividends or make any other distribution to its shareholders, except that (i) Frances Slocum Bank may pay cash dividends to Francor Financial to pay Francor Financial's expenses of operation and payment of fees and expenses incurred in connection with the merger, and (ii) Francor Financial may pay a cash dividend of no more than $0.82 per share for any quarter prior to completion of the merger, except that no dividend may be paid during the quarter in which the merger is completed, if, during this quarter, Francor Financial shareholders will be entitled to receive dividends on their shares of First Merchants common stock received pursuant to the merger;

     o merge, consolidate or sell their assets or securities to any other person or entity;

     o    subject any of their assets to a mortgage, lien, or encumbrance;

     o promote or increase or decrease the rate of compensation of any director, officer, or employee of Francor Financial or Frances Slocum Bank, expect for non-material increases in the ordinary course of business and in accordance with their past practices;

     o amend their Articles of Incorporation or By-Laws from those in effect on February 8, 2001;

     o modify or institute new employment practices or enter into or extend any employment or severance agreement with any present or former directors, officers or employees of Francor Financial or Frances Slocum Bank; or

     o fail to maintain Frances Slocum Bank's reserve for loan losses or any other reserve account in the ordinary course of business.

     This discussion of the restrictions imposed by the Merger Agreement is not intended to be exhaustive, but includes material restrictions imposed on Francor Financial and Frances Slocum Bank. Please refer to the Merger Agreement, attached as Appendix A, for a complete listing of the restrictions.

Regulatory Approvals

     The merger requires prior approval of the Indiana Department of Financial Institutions (Indiana Department) under the Indiana Financial Institutions Act and the Board of Governors of the Federal Reserve System (Federal Reserve) under the Bank Holding Company Act of 1956. Applications have been filed with the Indiana Department and with the Federal Reserve. We cannot assure you as to when or whether the approvals will be received.

     In reviewing the Indiana Department application, the Indiana Department considers various factors including:

     1.   the managerial and financial resources of First Merchants;

     2. whether First Merchants' subsidiaries, First Merchants Bank, National Association, First United Bank, The Madison Community Bank, The Union County National Bank of Liberty, The Randolph County Bank, The First National Bank of Portland and Decatur Bank & Trust Company, have met, and propose to continue to meet, the credit needs of their communities; and

     3. whether the interests of depositors, creditors, and the public generally are jeopardized by the merger.

     In reviewing the Federal Reserve application, the Federal Reserve considers various factors including:

     1. the financial and managerial resources and future prospects of First Merchants and its subsidiaries;

     2.   the competitive effects of the merger; and

     3.   the convenience and needs of the community served by Frances Slocum
          Bank.

     The Federal Reserve may not approve the merger if it finds that the effect of the merger substantially lessens competition, tends to create a monopoly or results in a restraint of trade, unless the Federal Reserve finds that the anti-competitive effects of the proposed merger are outweighed by the public interest and the probable effect of the merger in meeting the convenience and needs of the communities to be served.

     After the Federal Reserve's approval is received, the merger cannot be completed for 30 days. During this 30-day waiting period, the United States Department of Justice has the authority to challenge the merger on antitrust grounds. With the approval of the Federal Reserve and the Department of Justice, the waiting period can be reduced to 15 days.

     The approvals of the Indiana Department and the Federal Reserve are not the opinion of those regulatory authorities that the merger is favorable to the Francor Financial shareholders from a financial point of view or that those regulatory authorities have considered the adequacy of the terms of the merger. The approvals in no way constitute an endorsement or a recommendation of the merger by the Indiana Department or the Federal Reserve.

Effective Date of the Merger

     The merger will become effective in the month in which the last required approval to complete the merger is received or, if later, in which any applicable waiting period following an approval expires. First Merchants and Francor Financial currently anticipate that the merger will be completed during July, 2001. However, completion of the merger could be delayed if there is a delay in obtaining the required regulatory approvals or in satisfying the conditions to the merger.

Management After the Merger

     First Merchants will be the surviving corporation in the merger and Francor Financial's separate corporate existence will cease. Accordingly, the directors and officers of Francor Financial will no longer serve in such capacities after the completion of the merger.

     The officers and directors of Frances Slocum Bank immediately prior to the merger will continue to be the officers and directors of Frances Slocum Bank following the merger subject to the provisions of its Articles of Incorporation and By-Laws. Bank directors who desire to continue to serve in that capacity shall serve for at least the remainder of the 1-year terms to which they have been elected. However, Frances Slocum Bank's directors will be subject to First Merchants' policy of mandatory retirement at age 70, but the policy of mandatory retirement will not apply to any of Frances Slocum Bank's current directors until 24 months after the merger. Thus, 24 months after the merger, all directors of Frances Slocum Bank age 70 or older will retire.

     In accordance with the Merger Agreement, First Merchants shall cause the current President and Chief Executive Officer of Francor Financial, Jerry M. Ault, to either (i) be nominated for election as a member of the First Merchants Board of Directors for a 3-year term at the first annual meeting of First Merchants' shareholders following the merger, or (ii) be appointed as a director at the Board's first meeting following the completion of the merger. As an appointed director, Mr. Ault would serve until the next annual meeting of First Merchants' shareholders and then be nominated for election to a 3-year term as a director. The option that is chosen depends on the timing of the merger's completion.

Interests of Certain Persons in the Merger

     Certain of the directors and officers of Francor Financial have interests in the merger other than their interests as Francor Financial shareholders, pursuant to certain agreements and understandings that are reflected in the Merger Agreement. The members of the Francor

Financial Board of Directors knew about these additional interests, and considered them, when they approved the Merger Agreement.

     First, First Merchants has agreed that it will cause the current President and Chief Executive Officer of Francor Financial, Jerry M. Ault, to be nominated for election to the First Merchants Board of Directors for a 3-year term at the first annual meeting of First Merchants' shareholders following the merger. If First Merchants' Board meets after the merger but before the next annual meeting of First Merchants' shareholders, the Board shall appoint Mr. Ault as a director to serve until the first annual meeting of First Merchants.

     Second, the officers and directors of Francor Financial will remain officers and directors of Frances Slocum Bank after the merger.

Accounting Treatment

     The merger will be accounted for as a purchase transaction for accounting and financial reporting purposes. As a result, Francor Financial's assets and liabilities will be recorded by First Merchants on its books at their fair estimated values and added to those of First Merchants.

Registration Statement

     First Merchants has filed a Registration Statement on Form S-4 with the Securities and Exchange Commission registering under the Securities Act the shares of First Merchants common stock to be issued pursuant to the merger. While First Merchants common stock is listed on the NASDAQ National Market System, it is exempt from the statutory registration requirements of each state in the United States. Therefore, First Merchants has not taken any steps to register its stock under state laws.

                         FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes certain material federal income tax consequences of the merger. The following represents general information only and is based on the Internal Revenue Code of 1986, as amended (Code), the regulations thereunder, published rulings and decisions, all as currently in effect and which may be subject to change, and case law. The discussion does not purport to cover all federal income tax consequences relating to the merger and does not contain any information with respect to state, local or foreign tax laws.

     Assuming the merger of Francor Financial into First Merchants is completed as described in the Merger Agreement and constitutes a statutory merger under Indiana law, then for United States federal income tax purposes, the merger is expected to constitute a tax-free reorganization under Section 368(a)(1)(A) of the Code. The following is a summary of the federal income tax consequences of the merger:

Tax Consequences to Francor Financial and First Merchants

     Francor Financial and First Merchants will not recognize gain or loss as a result of the merger for federal income tax purposes. Code Sections 361(a) and 1032. In addition, the basis of the assets of Francor Financial acquired by First Merchants in the merger will be the same as the basis of such assets in the hands of Francor Financial immediately prior to the merger. Code Section 362(b).

Tax Consequences to Francor Financial Shareholders

     o Francor Financial Shareholders Receiving Solely First Merchants Common Stock

     In general, a Francor Financial shareholder who elects to receive only First Merchants common stock in exchange for shares of Francor Financial common stock will not recognize any gain or loss on the exchange for federal income tax purposes. Code Section 354(a)(1). However, gain or loss for federal income tax purposes will be recognized with respect to cash payments received by a Francor Financial shareholder in lieu of fractional share interests resulting from the conversion ratios. See following paragraph concerning "Cash Received for Fractional Shares" for a more detailed discussion of the tax consequences of the receipt of cash in lieu of fractional share interests of First Merchants common stock.

     The basis of First Merchants common stock received (including any fractional share interests deemed received as described below) by Francor Financial shareholders in exchange for their Francor Financial common stock will be equal to the shareholder's basis in the Francor Financial common stock exchanged, decreased by any cash received, and increased by any gain recognized on the exchange. Code Section 358(a)(1).

     In addition, the holding period of the First Merchants common stock received (including any fractional share interests deemed received as described below) will include the holding period of Francor Financial common stock surrendered in the exchange, provided that the

Francor Financial stock was held as a capital asset on the date of the merger. Code Section 1223(1).

     o    Cash Received For Fractional Shares

     Gain or loss for federal income tax purposes will be recognized with respect to cash payments received by a Francor Financial shareholder in lieu of fractional share interests resulting from the conversion ratios. A Francor Financial shareholder who receives cash for a fractional share interest of First Merchants common stock as a result of the conversion ratios should be treated (consistent with the case of Commissioner v. Clark, described below) as having received such fraction of a share of First Merchants common stock and then as having received cash in redemption of the fractional share interest, subject to the provisions and limitations of Section 302 of the Code. The Francor Financial shareholder will recognize capital gain or loss equal to the difference between the amount of cash received and the portion of the basis of the shares of Francor Financial common stock allocable to the fractional interest. This capital gain or loss will be long term gain or loss if, as of the date of the merger, the Francor Financial shareholder has held such shares of Francor Financial common stock for greater than 1 year.

     o Francor Financial Shareholders Receiving Part Cash And Part First Merchants Common Stock

     A Francor Financial shareholder who elects to receive part cash and part First Merchants common stock in exchange for shares of Francor Financial common stock will recognize gain to the extent of boot received. Code Sections 354(a)(1) and 356(a)(1). Whether such gain is capital gain or a dividend will be determined based upon the Supreme Court's decision in Commissioner v. Clark, 109 S.Ct. 1455 (1989). Pursuant to Commissioner v. Clark, in applying Code Section 356(a)(2), the transaction should be tested under the rules of Code Section 302(b) as if a Francor Financial shareholder received only First Merchants common stock in the merger, and then surrendered some of such First Merchants stock to First Merchants in a redemption for the cash received in the merger. No loss will be recognized by a Francor Financial shareholder on the receipt of First Merchants common stock and cash in exchange for Francor Financial common stock. Code Section 356(c).

     o    Francor Financial Shareholders Receiving All Cash

     A Francor Financial shareholder receiving all cash will recognize gain or loss measured by the difference between the amount of cash received and the basis of the Francor Financial stock surrendered. After the Commissioner v. Clark case, if a Francor Financial shareholder receives only cash in exchange for Francor Financial common stock, the transaction should be treated as if either (i) the shareholder sold his or her Francor Financial common stock to First Merchants for cash, or (ii) the Francor Financial shareholder received First Merchants stock in the merger after which First Merchants redeemed those shares (i.e., a stock redemption by First Merchants subject to the provisions and limitations of Code Section 302). It is possible, however, especially in the case of a Francor Financial shareholder who perfects dissenters rights and receives solely cash, that the Internal Revenue Service could view the transaction as stock redemption by Francor Financial (subject to the provisions and limitations of Code Section 302).

Tax Opinion

     First Merchants and Francor Financial have each requested the law firm of Bingham Summers Welsh & Spilman, LLP to render an opinion that the merger to be effected pursuant to the Merger Agreement constitutes a tax-free reorganization under the Code to First Merchants and Francor Financial. Under the Merger Agreement, receipt of this opinion with respect to the above consequences is a condition to completion of the merger. In rendering its opinion, Bingham Summers Welsh & Spilman, LLP will rely upon representations made by the management of First Merchants and Francor Financial. However, this opinion will not bind the Internal Revenue Service, which could take a different view. No ruling on the merger has been sought from the Internal Revenue Service regarding the tax-free nature of the merger.

     The Internal Revenue Service has not verified the federal income tax consequences discussion set forth above. The foregoing is only a general description of the material federal income tax consequences of the merger and does not consider the facts and circumstances of any particular Francor Financial shareholder. First Merchants and Francor Financial urge you to consult with your own tax advisor with respect to the specific tax consequences of the merger, including the application and effect of existing and proposed federal, state, local, foreign and other tax laws.

                           COMPARATIVE PER SHARE DATA

Nature of Trading Market

     Shares of First Merchants common stock are traded in the over-the-counter market and share prices are reported by the NASDAQ National Market System under the symbol FRME. On February 8, 2001, the business day immediately preceding the public announcement of the merger, the closing price of First Merchants common stock was $22.00 per share. On _________, 2001, the closing price of First Merchants common stock was $______ per share. The following table sets forth, for the periods indicated, First Merchants' high and low closing prices per share as reported by the NASDAQ National Market System. Prices reflect inter-dealer prices without retail mark-up, mark-down or commission, and may not represent the actual transaction. All prices have been adjusted for all stock dividends and stock splits.

1998                                          HIGH                     LOW
----                                          ----                     ---
First Quarter                                 $27.67                   $24.50
Second Quarter                                $31.83                   $25.67
Third Quarter                                 $30.83                   $24.00
Fourth Quarter                                $28.75                   $21.50

1999
----
First Quarter                                 $26.13                   $21.50
Second Quarter                                $24.75                   $21.50
Third Quarter                                 $25.69                   $22.25
Fourth Quarter                                $29.25                   $21.88

2000
----
First Quarter                                 $26.63                   $19.88
Second Quarter                                $22.88                   $18.50
Third Quarter                                 $23.00                   $19.25
Fourth Quarter                                $23.88                   $21.75

2001
----
First Quarter                                 $25.25                   $20.94
Second Quarter through ______, 2001           $____                    $____

     There is no established public trading market for shares of Francor Financial common stock. Most trades are isolated and occur through private negotiations. As a result, management of Francor Financial is often not directly informed of trades or prices. The best information available to Francor Financial's management indicates that in 1998, 1999, 2000 and 2001, the following number of shares of Francor Financial common stock were traded in the number of transactions and for prices to be within the ranges set forth below:

                                         Number of                                       Sales Price
                                          Shares          Number of              ------------------------
            Year                          Traded         Transactions            High                 Low
            ----                          ------         ------------            ----                 ---
            1998                          2,308                 37                $75                 $70
            1999                          4,418                 39                $85                 $75
            2000                          2,609                 15                $80                 $76
            2001                              0                  0                 --                  --
   (through ______, 2001)

     Management of Francor Financial has not verified the accuracy of the above prices. Further, the prices may not be a reliable indicator of the price at which more than a limited number of shares of Francor Financial common stock would trade. There may also have been additional shares of Francor Financial common stock traded at higher or lower prices of which Francor Financial management is unaware. The last trade of Francor Financial common stock, of which Francor Financial management is aware, occurred on or about December 15, 2000 and involved the sale of 160 shares at a price which, to the best of Francor Financial management's knowledge, was approximately $80 per share.

     As of __________, 2001, there were approximately _______ holders of First Merchants common stock and approximately 447 holders of Francor Financial common stock, not including individual participants whose stock is held in a "street name."

Dividends

     The following table sets forth the per share cash dividends declared on shares of First Merchants common stock and Francor Financial common stock since January 1, 1998. All dividends have been adjusted to give effect to stock dividends and stock splits.

                                   First Merchants           Francor Financial
1998                               Common Stock (1)          Common Stock (2)
----                               ----------------          ----------------
First Quarter                            $0.19                     $0.75
Second  Quarter                          $0.19                     $0.75
Third Quarter                            $0.20                     $0.75
Fourth Quarter                           $0.20                     $0.77

1999
----
First Quarter                            $0.20                     $0.77
Second Quarter                           $0.20                     $0.77
Third Quarter                            $0.22                     $0.77
Fourth Quarter                           $0.22                     $0.80

                              First Merchants           Francor Financial
                              Common Stock (1)          Common Stock (2)
                              ----------------          ----------------
2000
----
First Quarter                    $0.22                        $0.80
Second Quarter                   $0.22                        $0.80
Third Quarter                    $0.23                        $0.80
Fourth Quarter                   $0.23                        $0.82

2001
----
First Quarter                    $0.23                        $0.82

(1) There can be no assurance as to the amount of future dividends that may be declared or paid on shares of First Merchants common stock since dividend policies are subject to the discretion of the Board of Directors of First Merchants, general business conditions and dividends paid to First Merchants by its affiliate banks. For certain restrictions on the payment of dividends on shares of First Merchants common stock, see "COMPARISON OF COMMON STOCK -- Dividend Rights."

(2) During 1998, 1999, and 2000, Francor Financial has declared and paid dividends on a quarterly basis. The Merger Agreement permits Francor Financial to pay dividends on its common stock in March, 2001, June, 2001, and September, 2001, which dividends shall not exceed $0.82 per share, provided that Francor Financial may not pay any such dividend during the fiscal quarter in which the merger is completed if Francor Financial shareholders will, during that period, be entitled to receive dividends on the shares of First Merchants common stock received in the merger. In accordance with the Merger Agreement, Francor Financial paid a dividend of $0.82 per share of common stock in March, 2001.

                         DESCRIPTION OF FIRST MERCHANTS

Business

     First Merchants was incorporated under Indiana law on September 20, 1982 as the bank holding company for First Merchants Bank, National Association, a national banking association incorporated on February 6, 1893. First Merchant is also a financial holding company.

     On November 30, 1988, First Merchants acquired Pendleton Banking Company, a state chartered commercial bank organized in 1872. On July 31, 1991, First Merchants acquired First United Bank, a state chartered commercial bank organized in 1882. On August 1, 1996, First Merchants acquired The Union County National Bank of Liberty, a national banking association organized in 1872. On October 2, 1996, First Merchants acquired The Randolph County Bank, a state chartered commercial bank organized in 1865. On April 1, 1999, First Merchants acquired The First National Bank of Portland, a national bank organized in 1904. On April 23, 1999, First Merchants acquired Anderson Community Bank through a merger of Anderson Community Bank with and into Pendleton Banking Company, with the resulting bank being known as The Madison Community Bank. On May 31, 2000, First Merchants acquired Decatur Bank & Trust Company, a state chartered commercial bank organized in 1966.

     First Merchants is headquartered in Muncie, Indiana. First Merchants presently conducts its commercial banking business in Delaware, Adams, Madison, Henry, Union, Wayne, Fayette, Randolph, and Jay counties in the State of Indiana, through the 33 offices of its 7 bank subsidiaries. These banks provide a wide range of commercial banking services, including:

     o    demand, savings and time deposits;

     o    agricultural, commercial, industrial, consumer and real estate loans;

     o    installment credit lending;

     o    safe deposit facilities;

     o    collections;

     o    fiduciary and trust services; and

     o    other general services related to the banking business.

     First Merchants' bank subsidiaries make and service both secured and unsecured loans to individuals, firms and corporations. Their installment loan departments make direct loans to individuals and purchase installment obligations from retailers without recourse.

     First Merchants is also conducting an insurance agency business through First Merchants Insurance Services, Inc., a wholly-owned subsidiary of The Madison Community Bank. First Merchants Insurance Services, Inc. commenced operations in 1998.

     As of December 31, 2000, First Merchants had consolidated assets of approximately $1.6 billion, consolidated deposits of approximately $1.3 billion, and stockholders' equity of approximately $156 million.

     First Merchant's principal office is located at 200 East Jackson Street, Muncie, Indiana 47305. Its telephone number is (765) 747-1500.

Acquisition Policy and Pending Transactions

     First Merchants anticipates that it will continue its policy of geographic expansion through acquisitions of additional financial institutions. First Merchants' management periodically reviews and analyzes potential acquisitions. As of the date of this document, First Merchants is not a party to any other agreement relating to an acquisition of additional financial institutions, other than the Merger Agreement with Francor Financial.

Incorporation of Certain Information by Reference

     The foregoing information concerning First Merchants does not purport to be complete. Certain additional information relating to First Merchants' business, management, executive and director compensation, voting securities and certain relationships is incorporated by reference in this document from other documents filed by First Merchants with the Securities and Exchange Commission and listed under "WHERE YOU CAN FIND ADDITIONAL INFORMATION" in this document. If you desire copies of any of these documents, you may contact First Merchants at its address or telephone number indicated under "WHERE YOU CAN FIND ADDITIONAL INFORMATION" on page 71.

                        DESCRIPTION OF FRANCOR FINANCIAL

Business

     Francor Financial is an Indiana corporation which was incorporated in 1982 and which is a registered bank holding company owning all of the issued and outstanding common stock of Frances Slocum Bank & Trust Company (Frances Slocum
Bank). Francor Financial's principal office is located in Wabash, Indiana and its business consists primarily of the ownership, supervision and control of Frances Slocum Bank. The common stock of Frances Slocum Bank is Francor Financial's principal asset and dividends paid by Frances Slocum Bank are Francor Financial's principal source of income.

     Frances Slocum Bank is a state chartered bank which was established in 1963 and which has been in continuous operation since that date. Frances Slocum Bank provides various commercial and consumer banking services to its customers located primarily in Wabash, Miami, and Howard counties in the State of Indiana. These commercial bank services include:

     o    demand, savings and time deposits;

     o    commercial, consumer and real estate loans;

     o    safe deposit facilities;

     o    installment credit lending;

     o    fiduciary and trust services; and

     o    other general services related to the banking business.

     As of December 31, 2000, Francor Financial had consolidated assets of approximately $165 million, consolidated deposits of approximately $145 million, and stockholders' equity of approximately $18 million.

Properties

     The main office of Francor Financial and Frances Slocum Bank is located at 189 West Market Street, Wabash, Indiana 46992. Its telephone number is (219) 563-4116. In addition to its main office, Frances Slocum Bank operates 5 full service branches located at 1250 North Cass Street, Wabash, Indiana, 901 State Highway 114, North Manchester, Indiana, 855 North Broadway, Peru, Indiana, 990 West Main Street, Peru, Indiana and 1306 East Gano Street, Kokomo, Indiana. Frances Slocum Bank also has two loan offices located at 146 West Market Street, Wabash, Indiana and 212 West Walnut Street, Kokomo, Indiana. Frances Slocum Bank owns all of the offices and branches.

Litigation

     Francor Financial and Frances Slocum Bank are not parties to any pending litigation of a material nature and their properties are not subject to any pending litigation of a material nature, other than ordinary routine litigation incidental to the normal business of Francor Financial or Frances Slocum Bank. Further, there is no material legal proceeding in which any director, executive officer, principal shareholder or associate of any such director, executive officer, principal shareholder or affiliate is a party or has a material interest adverse to Francor Financial or Frances Slocum Bank. None of the ordinary routine litigation in which Francor Financial or Frances Slocum Bank is involved is expected to have a material adverse impact upon the financial condition or results of operation of Francor Financial or Frances Slocum Bank.

Employees

     As of December 31, 2000, Frances Slocum Bank had 68.5 full-time equivalent employees to whom it provides a variety of benefits. Management of Frances Slocum Bank considers its relations with its employees to be good. Francor Financial has no employees.

Management

     The following table contains certain information about each director and executive officer of Francor Financial as of the date of this document:
Directors:

                                                  Principal Occupation for               Served as Director
            Name                 Age                    Last 5 years                   Continuously Since (1)
            ----                 ---                    ------------                   ----------------------
Terry D. Agness                  62     President of Ford Meter Box Corporation                 1992 (1992)

Jerry M. Ault                    64     Chairman of the Board and President of                  1982 (1972)
                                        Frances Slocum Bank

Richard T. Doermer               78     50% Owner of Avis Industrial Corporation                1982 (1963)

John W. Forrester                52     President of Wabash Electrical Supply, Inc.             1988 (1988)

Leonard Gardner                  92     Farmer                                                  1982 (1963)

Directors:

                                                  Principal Occupation for               Served as Director
            Name                 Age                    Last 5 years                   Continuously Since (1)
            ----                 ---                    ------------                   ----------------------
Robert R. Halderman              65     Chairman of Halderman Farm Management                   1982 (1963)
                                        Service, Inc. and
                                        Halderman Real Estate Service, Inc.

Arthur W. Jasen                  56     President of B. Walter & Co., Inc. and                  1987 (1987)
                                        Walter Dimension, Inc.

Charles R. Tiede                 71     Attorney, Tiede Metz Downs Lynn & Schlitt,              1982 (1963)
                                        P.C.

(1) Years in parenthesis relate to service as a director of Frances Slocum Bank. All of Francor Financial's directors are also directors of Frances Slocum Bank.

Executive Officers:

                 Name         Age                               Office
                 ----         ---                               ------
Jerry M. Ault                  64      Chairman of the Board, President and Chief Executive Officer of
                                       Francor Financial and Chairman of the Board and President of
                                       Frances Slocum Bank

Michael J. Weller              51      Vice President and Trust Officer of Frances Slocum Bank

     All of Francor Financial's directors and executive officers hold office for a term of 1-year or until their respective successors are duly elected and qualified. There are no arrangements or understandings between any of the directors or executive officers and any other persons according to which any of Francor Financial's or Frances Slocum Bank's directors or executive officers have been selected for their respective positions.

         In accordance with the Merger Agreement, First Merchants shall cause all necessary action to be taken to cause the current President and Chief Executive Officer of Francor Financial, Jerry M. Ault, to either (i) be nominated for election as a member of the First Merchants Board of Directors for a 3-year term at the first annual meeting of First Merchants' shareholders following the merger, or (ii) be appointed as a director at the First Merchants Board's first meeting following the completion of the merger. As an appointed director, Mr. Ault would serve until the next annual meeting of First Merchants' shareholders and then would be nominated for election to a 3-year term as Director. The timing of the merger's completion will dictate the option that is followed.

Security Ownership of Certain Beneficial Owners and Management

     The following is a summary of the amount and percent of Francor Financial's common stock beneficially owned as of February 28, 2001, by each beneficial owner of more than 5% of Francor Financial's common stock, by each director of Francor Financial, by each executive officer of Francor Financial, and by all directors and executive officers as a group. Unless otherwise noted, the beneficial owner has sole voting and investment power.

                                             Amount and Nature
           Beneficial Owner               of Beneficial Ownership (1)                 Percent of Class
           ----------------               ---------------------------                 ----------------
Terry D. Agness                                      435 (2)                                 *

Jerry M. Ault                                     18,407 (3)                               6.67%

Richard T. Doermer                                 9,736                                   3.53%

John W. Forrester                                    700                                     *

Leonard  Gardner                                   3,744 (4)                               1.36%

Robert R Halderman                                 5,764 (5)                               2.09%

Arthur W. Jasen                                    3,848 (6)                               1.39%

Richard I. Spiece                                 16,285 (7)                               5.90%

Charles R. Tiede                                   7,372 (8)                               2.67%

Michael J. Weller                                    500 (9)                                 *

Directors and Executive Officers as a             50,506                                  18.30%
Group (9 Individuals)

(1) The information contained in this column is based upon information furnished to Francor Financial by the persons and entities named above and shareholder records of Francor Financial.

(2)  Includes 135 shares held by his spouse, Carol Agness.

(3) Includes 90 shares held by his spouse, Christina B. Ault. Mr. Ault's mailing address is 3441 S. 100 W., Wabash, Indiana 46992.

(4)  Shares are held jointly with his spouse, Florence Gardner.

(5) Includes 1,963 shares held by his spouse, Janet Halderman, and 1,504 shares held by Halderman Investments, L.P., of which Mr. Halderman is the General Partner.

(6) Includes 1,129 shares held by his spouse, Priscilla Jasen, and 1,199 shares held jointly with his spouse.

(7) Shares are held by the Richard I. Spiece & Bette Spiece Trust. Mr. Spiece's mailing address is 2601 Desert Glen Drive, Las Vegas, Nevada 89154.

(8) Includes 4,868 shares held by the Charles R. Tiede Family Trust and 2,504 shares held by the Julie G. Tiede Family Trust.

(9)  Shares are held in a self-directed IRA for the benefit of Mr. Weller.

*    Percentage beneficially owned is less than 1% of the outstanding shares.

Certain Relationships and Related Transactions

     Certain directors and executive officers of Francor Financial and Frances Slocum Bank are customers of and have had transactions with Francor Financial or Frances Slocum Bank from time to time in the ordinary course of business. Similar transactions may be expected to take place in the ordinary course of business in the future. All loans included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present other unfavorable features.

                           REGULATION AND SUPERVISION
          OF FIRST MERCHANTS, FRANCOR FINANCIAL AND THEIR SUBSIDIARIES

Bank Holding Company Regulation

     Both First Merchants and Francor Financial are registered as bank holding companies and are subject to the regulations of the Federal Reserve Board (Federal Reserve) under the Bank Holding Company Act of 1956, as amended (BHC
Act). Bank holding companies are required to file periodic reports with the Federal Reserve. In addition, the Federal Reserve conducts periodic examination of bank holding companies.

     Under the policy of the Federal Reserve, a bank holding company is expected to act as a source of financial and managerial strength for its bank subsidiaries and to commit resources to support such banks. As a result, the Federal Reserve may require First Merchants to commit resources to its bank subsidiaries. Under the BHC Act, the Federal Reserve has the authority to require a bank holding company to terminate any activity or relinquish control of a nonbank subsidiary (other than a nonbank subsidiary of a bank) if such activity constitutes a serious risk to the financial stability of any bank subsidiary.

     Additionally, under the Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA), a bank holding company must guarantee the compliance of any subsidiary bank that may become "undercapitalized" (as defined in the FDICIA) with the terms of any capital restoration plan filed by such subsidiary with its appropriate federal banking agency up to the lesser of (i) 5% of the undercapitalized subsidiary's assets, or (ii) the amount required to meet regulatory capital requirements.

     The BHC Act requires First Merchants and Francor Financial to obtain the prior approval of the Federal Reserve before:

     1. Acquiring direct or indirect control or ownership of any voting shares of any bank or bank holding company if, after such acquisition, the bank holding company will directly or indirectly own or control more than 5% of the voting shares of the bank or bank holding company;

     2.   Merging or consolidating with another bank holding company; or

     3.   Acquiring substantially all of the assets of any bank.

     The BHC Act generally prohibits bank holding companies that have not become financial holding companies from (i) engaging in activities other than banking or managing or controlling banks or other permissible subsidiaries, and (ii) acquiring or retaining direct or indirect control of any company engaged in the activities other than those activities determined by the Federal Reserve to be closely related to banking or managing or controlling banks. See "REGULATION AND SUPERVISION OF FIRST MERCHANTS, FRANCOR FINANCIAL AND THEIR SUBSIDIARIES -- Financial Services Modernization Act."

     The BHC Act does not place territorial restrictions on such nonbanking-related activities.

Capital Adequacy Guidelines for Bank Holding Companies

     Bank holding companies are required to comply with the Federal Reserve's capital guidelines. There are two basic measures of capital adequacy for bank holding companies: a risk-based measure and a leverage measure. All applicable capital standards must be satisfied for a bank holding company to be considered in compliance.

     The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies, to account for off-balance sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance sheet items are assigned to broad-risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items.

     The minimum guideline for the ratio of total required capital to risk-weighted assets (including certain off-balance sheet items, such as standby letters of credit) is 8.0%. At least half of the total required capital must be "Tier 1 capital," consisting principally of common shareholders' equity, undivided profits, qualifying noncumulative perpetual preferred stock, a limited amount of cumulative perpetual preferred stock and minority interest in the equity accounts of consolidated subsidiaries, less certain goodwill and other intangible assets. The remainder may consist of certain subordinated debt, other preferred stock, and a limited amount of loan loss reserves. The minimum guideline for Tier 1 capital is 4.0%.

     In addition to the risk-based capital guidelines, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. Under these guidelines, a bank holding company must maintain a minimum level of Tier 1 capital to average total consolidated assets, less goodwill and certain other intangible assets. The leverage ratio is 3% in the case of bank holding companies which have the highest regulatory examination ratings and are not contemplating significant growth or expansion. All other bank holding companies are required to maintain a ratio of at least 1% to 2% above the stated minimum.

     The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets.

     The following are First Merchants' and Francor Financial's regulatory capital ratios as of December 31, 2000:

                                 First Merchants            Francor Financial
                                 ---------------            -----------------

          Tier 1 Capital:               11.65%                     15.20%

          Total Capital:                12.72%                     16.40%

          Leverage Ratio:                8.72%                     11.40%

Bank Regulation

     First Merchants Bank, National Association, The Union County National Bank, and The First National Bank of Portland are national banks and are supervised, regulated and examined by the Office of the Comptroller of the Currency (OCC). First United Bank, The Madison Community Bank, The Randolph County Bank, Decatur Bank & Trust Company and Frances Slocum Bank are state banks chartered in Indiana and are supervised, regulated and examined by the Indiana Department. In addition, four of First Merchants' subsidiaries, The Madison Community Bank, First United Bank, The Randolph County Bank and Decatur Bank & Trust Company, are supervised and regulated by the Federal Deposit Insurance Corporation
(FDIC). Francor Financial's subsidiary, Frances Slocum Bank, is also supervised and regulated by the FDIC. The federal and state banking regulators examine the operations of the relevant banks and have authority to approve or disapprove mergers, consolidations, acquisitions, the establishment of branches, and similar corporate actions. Each regulator also has the power to issue cease-and-desist orders if it determines that activities of the bank regularly represent an unsafe and unsound banking practice or a violation of law.

     Both federal and state law extensively regulate various aspects of the banking business such as reserve requirements, truth-in-lending and truth-in-savings disclosure, equal credit opportunity, fair credit reporting, trading in securities and other aspects of banking operations. Current federal law also requires banks, among other things, to make deposited funds available within specified time periods.

     Under the FDICIA, insured state-chartered banks are prohibited from engaging as the principal in activities that are not permitted for national banks, unless (i) the FDIC determines that the activity would pose no significant risk to the appropriate deposit insurance fund, and (ii) the bank is, and continues to be, in compliance with all applicable capital standards.

Bank Capital Requirements

     The FDIC has adopted risk-based capital ratio guidelines for state chartered banks. Similarly, the OCC has adopted risk-based capital ratio guidelines for national banks. These guidelines are substantially similar to the guidelines adopted by the Federal Reserve for bank holding companies. The guidelines establish a framework that makes regulatory capital requirements more sensitive to differences in risk profiles. Risk-based capital ratios are determined by allocating assets and specified off-balance sheet commitments to four risk-weighted categories, with higher levels of capital being required for the categories perceived as representing greater risk.

     Like the capital guidelines established by the Federal Reserve, these guidelines divide a bank's capital into tiers. Banks are required to maintain a total risk-based capital ratio of 8%. However, the FDIC or OCC may set higher capital requirements in particular circumstances. For banks experiencing or anticipating significant growth, capital ratios, including tangible capital positions, must be maintained well above the minimum levels.

     In addition, the FDIC and the OCC have established guidelines prescribing a minimum Tier 1 leverage ratio (Tier 1 capital to adjusted total assets as specified in the guidelines). These guidelines provide for a minimum Tier 1 leverage ratio of 3% for banks that have the highest regulatory rating and are not experiencing or anticipating significant growth. All other banks are required to maintain a ratio at least 1% to 2% above the stated minimum.

     All of First Merchants' affiliate banks as well as Frances Slocum Bank exceed the risk-based capital guidelines of the FDIC and/or the OCC as of December 31, 2000.

     The Federal Reserve, the FDIC and the OCC have adopted rules to incorporate market and interest rate risk components into their risk-based capital standards. Under the new market risk requirements, capital will be allocated to support the amount of market risk related to a financial institution's ongoing trading activities.

     Failure to meet capital guidelines could subject a bank to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, and certain restrictions on its business. As described below, substantial additional restrictions can be imposed upon FDIC insured depository institutions that fail to meet applicable capital requirements. See "REGULATION AND SUPERVISION OF FIRST MERCHANTS, FRANCOR FINANCIAL AND THEIR SUBSIDIARIES -- FDICIA."

FDICIA

     Under FDICIA, federal bank regulatory authorities are required to take "prompt corrective action" for banks which do not meet minimum capital requirements. For these purposes, FDICIA establishes five capital tiers: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. The FDIC has adopted regulations to implement the prompt corrective action provisions of FDICIA. Under this system, the FDIC must take certain mandatory supervisory actions and is authorized to take other discretionary actions with respect to depository institutions in the three undercapitalized categories. The FDIC has specified by regulation the relevant capital level for each of the five categories. Holding companies are not subject to classification under the "prompt corrective action" system and are affected only to the extent that a subsidiary bank is subject to "prompt corrective action" sanctions.

     "Undercapitalized" banks are subject to growth limitations and are required to submit a capital restoration plan. A bank's parent holding company must guarantee that its subsidiary will meet its plan, subject to certain limitations. The parent holding company's obligation to fund a subsidiary capital restoration plan is limited to the lesser of 5.0% of an undercapitalized subsidiary's assets or the amount required to meet regulatory capital requirements. If an

"undercapitalized" bank fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized. An "undercapitalized" institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches or engaging in any new line of business, except in accordance with an accepted capital restoration plan or with FDIC approval.

     "Significantly undercapitalized" banks are subject to one or more restrictions, including an order by the FDIC to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cease receipt of deposits from correspondent banks, and restrictions on compensation of executive officers. "Critically undercapitalized" institutions may not, beginning 60 days after becoming "critically undercapitalized," make any payment of principal or interest on certain subordinated debt or extend credit for a highly leveraged transaction or enter into any transaction outside the ordinary course of business. In addition, a receiver or conservator may be appointed for "critically undercapitalized" institutions.

     As of December 31, 2000, each bank subsidiary of First Merchants and Francor Financial was "well capitalized" based on the "prompt corrective action" ratios and guidelines described above. However, a bank's capital category is determined solely for the purpose of applying the OCC's or the FDIC's "prompt corrective action" regulations. As a result, the capital category may not constitute an accurate representation of the bank's overall financial condition or prospects.

Deposit Insurance

     First Merchants' and Francor Financial's affiliated banks are insured up to regulatory limits by the FDIC. As a result, their affiliate banks are subject to deposit insurance assessments to maintain the Bank Insurance Fund (BIF) and the Savings Association Insurance Fund (SAIF) administered by the FDIC. The FDIC has adopted regulations establishing a permanent risk-related insurance assessment system. Under this system, the FDIC places each insured bank in one of nine risk categories based on (i) the bank's capitalization, and (ii) supervisory evaluations provided to the FDIC by the institution's primary federal regulator. The bank's risk category then determines its insurance assessment rate.

     The FDIC may terminate an institution's insurance of deposits upon a finding that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC.

     The Deposit Insurance Funds Act of 1996 provides for assessments to be imposed on insured depository institutions with respect to deposits insured by the BIF and the SAIF (in addition to assessments currently imposed on depository institutions with respect to BIF- and SAIF-insured deposits) to pay for the cost of Financing Corporation (FICO) funding. Unlike the BIF and SAIF assessments, the FICO assessments do not vary depending upon a depository institution's capitalization or supervisory evaluations.

Brokered Deposits

     Under FDIC regulations, no FDIC-insured depository institution can accept brokered deposits unless it (i) is well capitalized, or (ii) is adequately capitalized and received a waiver from the FDIC. In addition, these regulations prohibit any depository institution that is not well capitalized from (a) paying an interest rate on deposits in excess of 76 basis points over certain prevailing market rates or (b) offering "pass through" deposit insurance on certain employee benefit plan accounts unless it provides certain notice to affected depositors.

Interstate Banking And Branching

     Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, generally, (i) bank holding companies such as First Merchants and Francor Financial are permitted to acquire banks and bank holding companies located in any state; (ii) any bank that is a subsidiary of a bank holding company is permitted to receive deposits, renew time deposits, close loans, service loans and receive loan payments as an agent for any other bank subsidiary of that holding company; and (iii) banks are permitted to acquire branch offices outside their home states by merging with out-of-state banks, purchasing branches in other states, and establishing de novo branch offices in other states. However, these activities are subject to certain concentration limits, receipt of required regulatory approvals and other requirements.

Financial Services Modernization Act

     On November 12, 1999, President Clinton signed into law the Gramm-Leach-Bliley Act of 1999. The general effect of this legislation is to permit affiliations among commercial banks, insurance companies, securities firms, and other financial service providers by revising and expanding the existing BHC Act. This legislation permits bank holding companies to conduct essentially unlimited securities and insurance activities and other activities determined by the Federal Reserve to be related to financial services. As a result, First Merchants is now able to underwrite and sell securities and insurance. First Merchants is also able to acquire, or be acquired by, brokerage and securities firms and insurance underwriters. In addition, this legislation broadens the activities that may be conducted by national banks through the formation of financial subsidiaries. Finally, this legislation modifies the laws governing the implementation of the Community Reinvestment Act and addresses a variety of other legal and regulatory issues affecting both day-to-day operations and long-term activities of financial institutions.

     Under this legislation, a bank holding company may become a financial holding company if each of its subsidiary banks is well capitalized, well managed and has received at least a satisfactory rating under the Community Reinvestment Act. A bank holding company may elect to become a financial holding company by filing a declaration with the Federal Reserve Board. First Merchants became a financial holding company on or about September 13, 2000.

     As a financial holding company, First Merchants has authority to engage in a range of activities that are financial in nature and that were not previously permissible for banks and bank holding companies. Subject to the regulation of the Federal Reserve, a financial holding


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

company may engage directly or through a subsidiary in the statutorily authorized activities of securities dealing, underwriting, market making, insurance underwriting and agency activities, merchant banking, insurance company portfolio investments, and any activity that the Federal Reserve determines by rule or order to be financial in nature or incidental to a financial activity. Merchant banking activities are subject to certain limitations and may become subject to more stringent capital requirements than other financial activities. In addition, no regulatory approval is required for a financial holding company to acquire a company, other than a bank or savings association, engaged in activities that are financial in nature or incidental to financial activities, as determined by the Federal Reserve Board.

     First Merchants has not had an opportunity to assess the impact of the legislation on its operations, but at the present time does not anticipate significant changes in its products or services as a result of this legislation. However, as a result of this legislation, the financial services industry may experience further consolidation and may increase the amount of competition that First Merchants faces from larger institutions and other companies offering financial products.

Additional Matters

     In addition to the matters discussed above, First Merchants' affiliate banks and Frances Slocum Bank are subject to additional regulation of their activities, including a variety of consumer protection regulations affecting their lending, deposit and collection activities and regulations affecting secondary mortgage market activities.

     The earnings of financial institutions are also affected by general economic conditions and prevailing interest rates, both domestic and foreign, and by the monetary and fiscal policies of the United States Government and its various agencies, particularly the Federal Reserve.

     Additional legislation and administrative actions affecting the banking industry may be considered by the United States Congress, state legislatures and various regulatory agencies, including those referred to above. It cannot be predicted whether such legislation or administrative action will be enacted or the extent to which the banking industry in general or First Merchants and its affiliate banks in particular would be affected thereby.


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

                           COMPARISON OF COMMON STOCK

The following summary comparison of First Merchants common stock and Francor Financial common stock includes the material features of such stocks and the material differences in the rights of holders of shares of such stocks. Because this is a summary, it does not contain all of the information that is important to you and is qualified in its entirety by reference to First Merchants' Articles of Incorporation and By-Laws and Francor Financial's Articles of Incorporation and By-Laws.

Governing Law

     Following the merger, the rights of former Francor Financial shareholders who receive First Merchants common stock in the merger will be governed by the laws of the State of Indiana, the state in which First Merchants is incorporated, and by First Merchants' Articles of Incorporation and By-Laws. The rights of Francor Financial shareholders are presently governed by the laws of the State of Indiana, the state in which Francor Financial is incorporated, and by Francor Financial's Articles of Incorporation and By-Laws. The rights of Francor Financial shareholders differ in certain respects from the rights they will have as First Merchants shareholders, including certain anti-takeover measures, the vote required for the amendment of certain significant provisions of the articles of incorporation and for the approval of certain significant corporate transactions.

Authorized But Unissued Shares

     First Merchants' Articles of Incorporation authorize the issuance of 50,000,000 shares of common stock, of which 11,611,732 shares were outstanding as of December 31, 2000. First Merchants' Board of Directors may authorize the issuance of additional shares of common stock up to the amounts authorized in First Merchants' Articles of Incorporation without shareholder approval. First Merchants has 500,000 shares of preferred stock authorized. These shares are available to be issued, without prior shareholder approval, in classes with the rights, privileges and preferences determined for each class by the Board of Directors of First Merchants. No shares of preferred stock are presently outstanding.

     As of December 31, 2000, First Merchants had 223,222 shares of its common stock reserved and remaining available for issuance under its 1999 Employee Stock Purchase Plan, 1,329,128 shares of its common stock reserved and remaining available for issuance under its 1999 Long-term Equity Incentive Plan and 430,521 shares of its common stock reserved and remaining available for issuance under its Dividend Reinvestment and Stock Purchase Plan. In addition, as of December 31, 2000, First Merchants had 38,524 options granted, but unexercised, under its 1989 Stock Option Plan and 298,207 options granted, but unexercised, under its 1994 Stock Option Plan, with shares reserved and remaining available equal to the outstanding options under each plan.

     The issuance of additional shares of First Merchants common stock or the issuance of First Merchants preferred stock may adversely affect the interests of First Merchants shareholders by diluting their voting and ownership interests.



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

     Francor Financial's Articles of Incorporation authorize the issuance of 500,000 shares of common stock. Each outstanding share of stock is entitled to one vote on all matters to which shareholders are entitled to vote. As of December 31, 2000, Francor Financial had 276,000 shares of stock issued and outstanding. Francor Financial's Board of Directors may authorize the issuance of additional shares of common stock up to the amounts authorized in Francor Financial's Articles of Incorporation without shareholder approval.

Preemptive Rights

     As permitted by Indiana law, First Merchants' Articles of Incorporation do not provide for preemptive rights for shareholders to subscribe for any new or additional First Merchants shares of common stock. Preemptive rights may be granted to First Merchants shareholders if First Merchants' Articles of Incorporation are amended to permit such rights. Similarly, Francor Financial's Articles of Incorporation do not provide for preemptive rights for shareholders, but its Articles of Incorporation may also be amended to permit such rights.

Dividend Rights

     The holders of common stock of First Merchants and Francor Financial are entitled to dividends and other distributions when, as and if declared by their respective boards of directors. Generally, First Merchants and Francor Financial may not pay a dividend if, after giving effect to the dividend:

     1. The corporation would not be able to pay its debts as they become due in the usual course of business; or

     2. The corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed to satisfy preferential rights of shareholders payable upon dissolution.

     The amount of dividends, if any, that may be declared by First Merchants in the future will necessarily depend upon many factors, including, among other things, future earnings, capital requirements, business conditions and capital levels of subsidiaries (since First Merchants is primarily dependent upon dividends paid by its subsidiaries for revenues), the discretion of First Merchants' Board of Directors and other factors that may be appropriate in determining dividend policies.

     First Merchants' national bank subsidiaries and its Indiana-chartered bank subsidiaries may pay cash dividends to First Merchants on their common stock only out of adjusted retained net profits for the year in which the dividend is paid and the two preceding years.

     First Merchants' bank subsidiaries will ordinarily be restricted to pay dividends in a lesser amount than is legally permissible because of the need for the banks to maintain adequate capital consistent with the capital adequacy guidelines promulgated by the banks' principal federal regulatory authorities. See "REGULATION AND SUPERVISION OF FIRST


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

MERCHANTS, FRANCOR FINANCIAL AND THEIR SUBSIDIARIES." If a bank's capital levels are deemed inadequate by the regulatory authorities, payment of dividends to its parent holding company may be prohibited. First Merchants' present bank subsidiaries and Frances Slocum Bank are not currently subject to such a restriction.

Voting Rights

     The holders of the outstanding shares of First Merchants common stock are entitled to one vote per share on all matters presented for shareholder vote. Similarly, the holders of outstanding shares of Francor Financial common stock also are entitled to one vote per share on all matters presented for shareholder vote. First Merchants shareholders and Francor Financial shareholders do not have cumulative voting rights in the election of directors. Under cumulative voting, the number of shares a shareholder is entitled to vote is multiplied by the number of directors to be elected to the board. A shareholder may then cast this number of votes for the election of directors. A shareholder may cast all of his/her/its votes for one candidate or distribute them among two or more candidates.

     Indiana law generally requires that mergers, consolidations, sales, leases, exchanges or other dispositions of all or substantially all of the assets of a corporation be approved by the affirmative vote of a majority of the issued and outstanding shares entitled to vote at the shareholders meeting, subject to provision in the corporation's articles of incorporation requiring a higher percentage vote. First Merchants' Articles of Incorporation provide that certain business combinations may, under certain circumstances, require approval of more than a majority of the outstanding voting shares of First Merchants common stock. See "COMPARISON OF COMMON STOCK--Anti-Takeover Provisions." Similarly, Francor Financial's Articles of Incorporation provide that certain business combinations may, under certain circumstances, require approval of more than a majority of the outstanding voting shares of Francor Financial common stock. See "COMPARISON OF COMMON STOCK -- Anti-Takeover Provisions."

Article and Bylaw Amendments

     Indiana law generally requires shareholder approval for most amendments to a corporation's articles of incorporation by a majority of a quorum at a shareholder's meeting (and, in certain cases, a majority of all shares held by any voting group entitled to vote). However, Indiana law permits a corporation in its articles of incorporation to specify a higher shareholder vote requirement for certain amendments. First Merchants' Articles of Incorporation require a super-majority shareholder vote of 75% of its outstanding shares of common stock for the amendment of certain significant provisions. Francor Financial's Articles of Incorporation require a super-majority shareholder vote of 80% of its outstanding shares of common stock for the amendment of certain significant provisions.

     Indiana law permits a board of directors to amend a corporation's by-laws unless the articles of incorporation provide otherwise. First Merchants' By-Laws may generally be amended by an affirmative vote of a majority of the entire Board of Directors. However, several provisions of First Merchants' By-Laws require two-thirds (2/3) vote of the entire Board of


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

Directors to approve amendments, including the provision regarding removal of directors and setting the number and classes of directors. In addition, First Merchants' Articles of Incorporation provide that its By-Laws may not be amended to repeal, modify or amend certain provisions of its Articles of Incorporation. Francor Financial's By-Laws may be amended by an affirmative vote of a majority of the entire Board of Directors.

Special Meetings of Shareholders

     First Merchants' By-Laws provide that a special meeting of shareholders may be called by the Board of Directors, the President, at the written request of a majority of the Board of Directors or at the written request of shareholders holding at least one-fourth (1/4) of all shares outstanding and entitled to vote on business for which the meeting is called. Francor Financial's By-Laws contain the same provision.

Number of Directors and Term of Office

     First Merchants' Articles of Incorporation provide that the number of directors shall be set in the By-Laws by the Board of Directors and shall be at least 9 and no more than 21. First Merchants' Articles of Incorporation also provide for classes of Directors with staggered terms. Amendment of this provision of First Merchants' Articles of Incorporation requires the approval of three-fourths (3/4) of the voting stock. First Merchants' By-Laws specify that the number of Directors is 13. The By-Laws provide that the number of Directors may be amended only by a two-thirds (2/3) vote of the entire Board of Directors. Consistent with its Articles of Incorporation, First Merchants' By-Laws provide that the Board of Directors is divided into three classes with 4 directors in two of the classes and 5 directors in one class. The Directors in each class are elected for 3-year staggered terms. Thus, approximately only one-third (1/3) of First Merchants' Board of Directors is elected at each annual meeting of shareholders. Because First Merchants' Board of Directors is divided into classes, a majority of First Merchants' Directors can be replaced only after two annual meetings of shareholders. A two-thirds (2/3) vote of the entire Board of Directors is required to amend this provision of First Merchants' By-Laws.

     Francor Financial's Articles of Incorporation provide that the number of directors shall be set in its By-Laws by the Board of Directors. Currently, there are 8 directors of Francor Financial. Similar to First Merchants, Francor Financial's Board of Directors is divided into 3 classes. The Directors in each class are elected for 3-year staggered terms. Thus, like First Merchants, approximately only one-third (1/3) of Francor Financial's Board of Directors is elected at each annual meeting. A vote of 80% of the total number of outstanding shares of Francor Financial entitled to vote is required to amend this provision of Francor Financial's Articles of Incorporation regarding staggered terms and classes of its Board of Directors.

Removal of Directors

     First Merchants' Articles of Incorporation and By-Laws provide that any Director or all Directors may be removed, with or without cause, at a meeting of shareholders upon the vote of the holders of not less than two-thirds (2/3) of the outstanding shares entitled to vote on the election of directors. However, if two-thirds (2/3) of the entire Board of Directors recommends removal of a Director to the shareholders, then such Director may be removed by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote on the election of directors at a shareholder meeting. A two-thirds (2/3) vote of the entire Board of Directors is required to amend this provision of First Merchants' By-Laws. Amendment of this provision of First Merchants' Articles of Incorporation requires the approval of three-fourths (3/4) of the voting stock.

     Francor Financial's By-Laws provide any Director or all Directors may be removed, with or without cause, at a meeting of shareholders upon the affirmative vote of a majority of the outstanding shares entitled to vote on the election of directors.

Dissenters' Rights

     Francor Financial shareholders possess dissenters' rights in connection with certain mergers and other significant corporate actions. Under Indiana law, a shareholder is entitled to dissent from and obtain payment of the fair value of the shareholder's shares in the following events:

     1. Consummation of a plan of merger to which Francor Financial is a party, if shareholder approval is required and the shareholder is entitled to vote thereon;

     2. Consummation of a plan of share exchange by which Francor Financial's shares will be acquired, if the shareholder is entitled to vote on the plan;

     3. Consummation of a sale or exchange of all, or substantially all, the property of Francor Financial other than in the usual course of business, if the shareholder is entitled to vote on the sale or exchange;

     4.   Approval of a control share acquisition under Indiana law; and

     5. Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, by-laws or a resolution of the board of directors provides that voting or non-voting shareholders are entitled to dissent and obtain payment for their shares.

     Under Indiana law, dissenters' rights are not available to holders of shares with respect to any transaction if the shares were registered in a national securities exchange or traded on the NASDAQ National Market System. Thus, First Merchants shareholders do not have dissenters' rights because First Merchants' shares are traded on the NASDAQ National Market System. With respect to dissenters' rights of Francor Financial shareholders in connection with the merger, see the discussion under "MERGER -- Rights of Dissenting Shareholders" and also Appendix B hereto.


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

Liquidation Rights

     In the event of any liquidation or dissolution of First Merchants, its shareholders are entitled to receive pro rata, according to the number of shares held, any assets distributable to shareholders, subject to the payment of First Merchants' liabilities and any rights of creditors and holders of shares of First Merchants preferred stock then outstanding. In the event of any liquidation or dissolution of Francor Financial, its shareholders are entitled to receive pro rata, according to the number of shares held, any assets distributable to shareholders, subject to the payment of Francor Financial's liabilities and any rights of creditors. Thus, shareholders of Francor Financial have similar liquidation rights to shareholders of First Merchants.

Assessment and Redemption

     Under Indiana law, the shares of First Merchants common stock and of Francor Financial common stock are not liable to further assessment.

     Under Indiana law, First Merchants may redeem or acquire shares of its common stock with funds legally available therefor, and shares so acquired constitute authorized but unissued shares. First Merchants may not redeem or acquire its shares of common stock if, after such redemption it would not be able to pay its debts as they become due. Additionally, First Merchants may not redeem its shares if its total assets would be less than the sum of its total liabilities plus preferential rights of shareholders payable upon dissolution. Francor Financial has similar redemption rights under Indiana law.

     In addition, as a bank holding company, First Merchants must give prior notice to the Federal Reserve if the consideration to be paid by First Merchants for any redemption or acquisition of its shares, when aggregated with the consideration paid for all redemption or acquisitions for the preceding 12 months, equals or exceeds 10% of its consolidated net worth. As a bank holding company, Francor Financial is subject to the same restriction.

Anti-Takeover Provisions

     The anti-takeover measures applicable to First Merchants and Francor Financial described below may have the effect of discouraging a person or other entity from acquiring control of either company. These measures may have the effect of discouraging certain tender offers for shares of either company's common stock which might otherwise be made at premium prices or certain other acquisition transactions which might be viewed favorably by a significant number of shareholders.

     o    Indiana Law

     Under the business combination provision of the Indiana Business Corporation Law (IBCL), any 10% shareholder of an Indiana corporation, with a class of voting shares registered under Section 12 of the Securities Exchange Act of 1934, such as First Merchants, is prohibited for a period of 5 years from completing a business combination with the corporation unless, prior to the acquisition of such 10% interest, the board of directors approved either the acquisition of


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

such interest or the proposed business combination. Further, the corporation and a 10% shareholder may not consummate a business combination unless all provisions of the articles of incorporation are complied with and either a majority of disinterested shareholders approve the transaction or all shareholders receive a price per share as determined by Indiana law. A corporation may specifically adopt application of the business combination provision in its Articles of Incorporation and obtain the protection provided by this provision.

     An Indiana corporation may elect to remove itself from the protection provided by the Indiana business combination provision, but such an election remains ineffective for 18 months and does not apply to a combination with a shareholder who acquired a 10% ownership position prior to the election. First Merchants is covered by the business combination provision of the IBCL, but Francor Financial is not covered. The constitutional validity of the business combination provision has been challenged in the past and has been upheld by the United States Supreme Court.

     In addition to the business combination provision, the IBCL also contains a "control share acquisition" provision which, although different in structure from the business combination provision, may have a similar effect of discouraging or making more difficult a hostile takeover of an Indiana corporation. This provision also may have the effect of discouraging premium bids for outstanding shares. Under this provision, unless otherwise provided in the corporation's articles of incorporation or by-laws, if a shareholder acquires a certain amount of shares, approval of a majority of the disinterested shareholders must be obtained before the acquiring shareholder may vote the control shares. If such approval is not obtained, the shares held by the acquiror will be redeemed by the corporation at the fair market value of the shares as determined by the control share acquisition provision.

     The control share acquisition provision does not apply to a plan of affiliation and merger if the corporation complies with the applicable merger provisions and is a party to the agreement of merger or plan of share exchange. Both First Merchants and Francor Financial are subject to the control share acquisition provision.

     o    First Merchants' Articles of Incorporation

     In addition to the protection afforded by the IBCL, First Merchants' Articles of Incorporation provide that the directors of First Merchants are divided into 3 classes, each serving 3-year terms with one class to be elected at each annual meeting of shareholders. First Merchants' Articles of Incorporation provide that directors may be removed with or without cause by a two-thirds (2/3) vote of the shares entitled to vote. However, if the Board by two-thirds (2/3) vote recommends removal of a director, that director may be removed by a majority of the shares entitled to vote. These provisions help prevent hostile shareholders from replacing a majority of the Board of Directors at one time. In addition, both of these provisions regarding Directors may only be amended by a two-thirds (2/3) vote of the Directors.

     First Merchants' Articles of Incorporation also require the approval of the holders of three-fourths (3/4) of the voting stock to approve certain business combinations involving any shareholder holding more than 10% of the voting stock unless the transaction is approved by a


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

two-thirds (2/3) vote of the Board or the shareholders are to receive fair consideration for their shares. "Business combination" is defined to include mergers, consolidations, sales, leases, liquidations, dissolutions, certain reorganizations, and agreements relating to the foregoing. "Fair consideration" generally means, an amount per share equal to the higher of (a) the highest per share price paid for the stock in the 2 years preceding the business combination, and (b) the per share book value for the stock. In the event two-thirds (2/3) Board approval is obtained or fair consideration is to be paid, then approval of the business combination would only require the approval of the holders of two-thirds (2/3) of the voting stock.

     Amendment of this provision of First Merchants' Articles of Incorporation requires the approval of three-fourths (3/4) of the voting stock.

     The existence of authorized but unissued common and preferred stock of First Merchants may have an anti-takeover effect. The issuance of additional First Merchants shares with sufficient voting power could have a dilutive effect on its stock and may result in the defeat of an attempt to acquire control of First Merchants. The Board may issue shares of common stock and/or preferred stock at any time without shareholder approval. Prior to issuance, the Board would determine the relative rights, preferences, limitations and restrictions of the preferred stock. The Board would also determine whether any voting rights would attach to the preferred stock. The Board has no present plans to issue any preferred stock or common stock other than in connection with the merger. The issuance of preferred or common stock in the future could result in the dilution of ownership and control of First Merchants by shareholders. Since First Merchants shareholders have no preemptive rights, there is no guarantee that shareholders would have an opportunity to purchase any of the preferred or common stock when and if it is issued.

     o    Francor Financial's Articles of Incorporation

     Similar to First Merchants' Articles of Incorporation, Francor Financial's Articles of Incorporation provide additional protection beyond the protections provided by the IBCL. Similar to First Merchants' Articles of Incorporation, Francor Financial's Articles of Incorporation provide that the directors of Francor Financial are divided into 3 classes, each serving 3-year terms with one class to be elected at each annual meeting of shareholders. This provision helps prevent hostile shareholders from replacing a majority of the Board of Directors at one time. In addition, this provision regarding Directors may only be amended by 80% of the voting stock of Francor Financial.

     Francor Financial's Articles of Incorporation also require the approval of the holders of 80% of the voting stock to approve any merger or consolidation of Francor Financial with another company, or the sale, lease or other disposition of any material part of the assets of Francor Financial. However, if any such business combination is recommended by 70% or more of Francor Financial's Directors, then only the affirmative vote of a majority of the voting stock is required to approve the business combination. Amendment of this provision of Francor Financial's Articles of Incorporation requires the approval of 80% of the voting stock.

     Francor Financial's Articles of Incorporation contain a provision permitting its Directors to consider factors other than price when evaluating a business combination. The Board of

Directors may consider social and economic effects of the transaction, the business and financial condition of the acquiring person, and the competence, experience and integrity of the acquiring person and its management. Amendment of this provision of Francor Financial's Articles of Incorporation requires the approval of 80% of the voting stock.

     Francor Financial's Articles of Incorporation also provide that any proposed acquisition of 25% or more of the voting stock of Francor Financial must follow certain procedures and be approved by the Francor Financial shareholders. A person proposing to acquire 25% or more of the voting stock must provide a notice containing specified information to Francor Financial. After receiving the notice, a special shareholders meeting will be held to vote on the proposed acquisition. The proposed acquisition must be approved by the affirmative vote of a majority of the voting stock, excluding shares held by the acquiring person and by any officer or director of Francor Financial. If the proposed acquisition is approved, Francor Financial's Articles of Incorporation provide rights to dissenting shareholders who do not vote in favor of the proposed acquisition. If a person acquires 25% or more of the voting stock of Francor Financial without complying with these procedures, Francor Financial may deny shareholder rights to these acquired shares. Amendment of this provision of Francor Financial's Articles of Incorporation requires the approval of 80% of the voting stock.

     The existence of authorized but unissued shares of Francor Financial common stock may have an anti-takeover effect. The issuance of additional Francor Financial shares with sufficient voting power could have a dilutive effect on Francor Financial's stock and may result in the defeat of an attempt to acquire control of the corporation. The Board of Directors of Francor Financial may issue shares of common stock at any time without shareholder approval. The Merger Agreement prohibits the issuance by Francor Financial of additional shares of common stock.

Director Liability

     Under Indiana law, a director of First Merchants or Francor Financial will not be liable to shareholders for any action taken as a director, or any failure to take any action, unless:

     1. The director has breached or failed to perform his duties as a director in good faith with the care an ordinarily prudent person in a like position would exercise under similar circumstances and in a manner the director reasonably believes to be in the best interests of the corporation; and

     2. Such breach or failure to perform constitutes willful misconduct or recklessness.


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

                                 LEGAL OPINIONS

     Certain legal matters in connection with the Merger Agreement will be passed upon for First Merchants by the law firm of Bingham Summers Welsh & Spilman, LLP, 2700 Market Tower, 10 West Market Street, Indianapolis, Indiana 46204 and for Francor Financial by the law firm of Krieg, DeVault, Alexander and Capehart, LLP, One Indiana Square, Suite 2800, Indianapolis, Indiana 46204. Frank A. Bracken is of counsel with Bingham Summers Welsh & Spilman, LLP and a director of First Merchants.

                                     EXPERTS

     The consolidated financial statements of First Merchants and its affiliates, incorporated by reference into this document, have been audited by Olive LLP, independent public accountants, to the extent and for the periods indicated in their report thereon, and have been so incorporated by reference in this document in reliance upon such report of Olive LLP given on the authority of such firm as experts in auditing and accounting.

                                  OTHER MATTERS

     The special meeting of Francor Financial shareholders is called for the purposes set forth in the Notice attached to this document. The Board of Directors of Francor Financial knows of no other matter for action by shareholders at the special meeting other than the matters described in the Notice. However, the enclosed proxy will give discretionary authority to the persons named with respect to matters which are not known to the Board of Directors as of the date hereof and which may properly come before the special meeting. It is the intention of the persons named in the proxy to vote with respect to such matters in accordance with the recommendations of management of Francor Financial.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

     First Merchants has filed with the Securities and Exchange Commission (SEC) a Registration Statement on Form S-4 under the Securities Act with respect to the shares of First Merchants common stock to be issued in connection with the merger. The Registration Statement, including the attached exhibits and schedules, contains additional relevant information about Francor Financial and First Merchants common stock. The rules and regulations of the SEC allow First Merchants to omit certain information included in the Registration Statement from this Proxy Statement-Prospectus.

     In addition, First Merchants is subject to the reporting requirements of the Securities Exchange Act of 1934 and files reports, proxy statements and other information with the SEC. You may read and copy this information at the following locations of the SEC:

 Public Reference Room   Northeast Regional Office    Midwest Regional Office
450 Fifth Street, N.W.      7 World Trade Center          Citicorp Center
       Room 1024                 Suite 1300           500 West Madison Street
Washington, D.C. 20549       New York, NY 10048              Suite 1400
                                                    Chicago, Illinois 60661-2511

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


     You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

     The SEC also maintains an Internet world wide web site that contains reports, proxy and information statements and other information about issuers, like First Merchants, who file electronically with the SEC. The address of that site is http://www.sec.gov.

     The SEC allows First Merchants to "incorporate by reference" information into this Proxy Statement-Prospectus. This means that it can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this Proxy Statement-Prospectus, except for any information that other information included directly in this document supersedes.

         This Proxy Statement-Prospectus incorporates by reference the documents listed below that First Merchants has previously filed with the SEC. They contain important information about First Merchants and its financial condition.

First Merchants SEC Filings                        Period
---------------------------                        ------

Annual Report on Form 10-K...................      Year ended December 31, 2000

The description of First Merchants common stock set forth in the registration statement filed by First Merchants pursuant to Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed with the SEC for the purpose of updating such description.

     First Merchants incorporates by reference additional documents that it may file with the SEC between the date of this Proxy Statement-Prospectus and the date of the Francor Financial special meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     First Merchants has supplied all information contained or incorporated by reference in this Proxy Statement-Prospectus relating to First Merchants, as well as all pro forma financial information. Francor Financial has supplied all such information relating to Francor Financial.

     You can obtain any of the documents incorporated by reference in this document through First Merchants, or from the SEC through the SEC's web site at the address described above. Documents incorporated by reference are available from First Merchants without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this Proxy Statement-Prospectus. You can obtain documents incorporated by reference in this Proxy Statement-Prospectus by requesting them in writing or by telephone from:

                           First Merchants Corporation
                                 Larry R. Helms
                    Senior Vice President and General Counsel
                             200 East Jackson Street
                              Muncie, Indiana 47305
                                 (765) 747-1530

     If you would like to request documents, please do so by _________, 2001 to insure timely delivery before the special meeting. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within 1 business day after we receive your request.

     You may also obtain additional information about First Merchants and its subsidiaries at its website at http://www.firstmerchants.com

     We have not authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this Proxy Statement-Prospectus or in any of the materials that we have incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

                           FORWARD LOOKING STATEMENTS

     This document contains certain forward-looking statements with respect to the financial condition, results of operations, and business of First Merchants and Francor Financial and of First Merchants following completion of the merger, including statements relating to the cost savings and revenue enhancements that are expected to be realized from the merger and the expected impact of the merger on First Merchants' financial performance. These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated by such forward-looking statements due to, among others, the following factors:

     (i)  expected cost savings from the merger that may not be fully realized;

     (ii) deposit attrition, customer loss, or revenue loss following the merger may be greater than expected;

    (iii) competitive pressure in the banking industry may increase significantly;

     (iv) costs or difficulties related to the integration of the businesses of First Merchants and Francor Financial may be greater than expected;

     (v)  changes in the interest rate environment may reduce margins;

     (vi) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit;

    (vii) changes may occur in the regulatory environment;

   (viii) changes may occur in business conditions and inflation; and

     (ix) changes may occur in the securities markets.

     The forward-looking earnings estimates included in this Proxy Statement-Prospectus have not been examined or compiled by the independent public accountants of First Merchants and Francor Financial, nor have such accountants applied any procedures thereto. Accordingly, such accountants do not express an opinion or any other form of assurance on them. Further information on other factors that could affect the financial results of First Merchants after the merger is included in the SEC filings incorporated by reference herein. See "WHERE YOU CAN FIND ADDITIONAL INFORMATION."

                                   APPENDIX A

                     AGREEMENT OF REORGANIZATION AND MERGER

                                     BETWEEN

                           FIRST MERCHANTS CORPORATION

                                       AND

                             FRANCOR FINANCIAL, INC.

     THIS AGREEMENT OF REORGANIZATION AND MERGER (the "Merger Agreement"), is entered this 8th day of February, 2001, by and between First Merchants Corporation ("First Merchants") and Francor Financial, Inc. ("Francor Financial").

                              W I T N E S S E T H:

     WHEREAS, First Merchants is a corporation duly organized and existing under the laws of the State of Indiana and a registered bank holding company under the Bank Holding Company Act of 1956, as amended, with its principal place of business in Muncie, Delaware County, Indiana;

     WHEREAS, Francor Financial is a corporation duly organized and existing under the laws of the State of Indiana and a registered bank holding company under the Bank Holding Company Act of 1956, as amended, with its principal place of business in Wabash, Wabash County, Indiana;

     WHEREAS, Frances Slocum Bank and Trust Company ("Frances Slocum Bank") is a bank duly organized and existing under the laws of the State of Indiana and a wholly-owned subsidiary of Francor Financial with its principal banking office in Wabash, Wabash County, Indiana;

     WHEREAS, it is the desire of First Merchants and Francor Financial to effect a transaction whereby the Bank will become a wholly-owned subsidiary of First Merchants through a statutory merger of Francor Financial with and into First Merchants; and

     WHEREAS, a majority of the entire Board of Directors of First Merchants and a majority of the entire Board of Directors of Francor Financial have approved this Agreement, designated it as a plan of reorganization within the provisions of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), and authorized its execution.

     NOW, THEREFORE, in consideration of the mutual promises, covenants, and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, First Merchants and Francor Financial hereby make this Agreement and prescribe the terms and conditions of the merger of Francor Financial with and into First Merchants and the mode of carrying the transaction into effect as follows:

                                    SECTION 1

                                   The Merger

     1.01. Merger. Subject to the terms and conditions of this Agreement, on the Effective Date (as defined in Section 11 hereof), Francor Financial shall be merged into and under the Articles of Incorporation of First Merchants, which shall be the "Continuing Company" and which shall continue its corporate existence under the laws of the State of Indiana, pursuant to the provisions of and with the effect provided in the Indiana Business Corporation Law and particularly Indiana Code Chapter 23-1-40 (the "Merger").

     1.02. Right to Revise Merger. First Merchants may, at any time, change the method of effecting the Merger if and to the extent First Merchants deems such change to be desirable, including, without limitation, to provide for the merger of Francor Financial and a wholly-owned subsidiary of First Merchants; provided, however, that no such change, modification or amendment shall (a) alter or change the amount or kind of consideration to be received by the shareholders of Francor Financial specified in Section 3 hereof as a result of the Merger, except in accordance with the terms of Section 3 hereof, (ii) adversely affect the tax treatment to the shareholders of Francor Financial, or (iii) materially impede or delay receipt of any approvals referred to in this Agreement or the consummation of the transactions contemplated by this Agreement.

                                    SECTION 2

                              Effect Of The Merger

     Upon the Merger becoming effective:

     2.01. General Description. The separate existence of Francor Financial shall cease and the Continuing Company shall possess all of the assets of Francor Financial including all of the issued and outstanding shares of capital stock of the Bank and all of its rights, privileges, immunities, powers, and franchises and shall be subject to and assume all of the duties and liabilities of Francor Financial.

     2.02. Name, Offices, and Management. The name of the Continuing Company shall continue to be "First Merchants Corporation." Its principal banking office shall be located at 200 E. Jackson Street, Muncie, Indiana. The Board of Directors of the Continuing Company, until such time as their successors have been elected and qualified, shall consist of the current Board of Directors of First Merchants. The officers of First Merchants immediately prior to the Effective Date shall continue as the officers of the Continuing Company.

     2.03. Capital Structure. The amount of capital stock of the Continuing Company shall not be less than the capital stock of First Merchants immediately prior to the Effective Date increased by the amount of capital stock issued in accordance with Section 3 hereof.

     2.04. Articles of Incorporation and By-Laws. The Articles of Incorporation and the By-Laws of the Continuing Company shall be those of First Merchants immediately prior to the Effective Date until the same shall be further amended as provided by law.

     2.05. Assets and Liabilities. The title to all assets, real estate and other property owned by First Merchants and Francor Financial shall vest in the Continuing Company without reversion or impairment. All liabilities of Francor Financial shall be assumed by the Continuing Company.

     2.06. Additional Actions. If, at any time after the Effective Date, the Continuing Company shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable
(a) to vest, perfect or confirm, of record or otherwise, in the Continuing Company its right, title or interest in, to or under any of the rights, properties or assets of Francor Financial or the Bank, or (b) otherwise carry out the purposes of this Agreement, Francor Financial and the Bank and their respective officers and directors shall be deemed to have granted to the Continuing Company an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Continuing Company and otherwise to carry out the purposes of this Agreement, and the officers and directors of the Continuing Company are authorized in the name of Francor Financial or the Bank or otherwise to take any and all such action.

                                    SECTION 3

                               Consideration To Be
                Distributed To Shareholders Of Francor Financial

     3.01. Consideration. Upon and by reason of the Merger becoming effective, the shareholders of Francor Financial of record on the Effective Date who have not dissented to the Merger in accordance with Indiana Code ss. 23-1-44, as amended, shall be entitled to receive in exchange for the shares of Francor Financial's common stock held and at their election (subject to the limitations and prorations set forth in this Section 3) either (i) 4.32 (the "Conversion Ratio") shares of First Merchants' common stock for each share of Francor Financial's common stock held ("Option 1"), (ii) such number of shares of First Merchants' common stock as shall be equal to the product of the Conversion Ratio and a number equal to 60% of the number of shares of Francor Financial's common stock held and cash in the amount of $121.74 per share with respect to 40% of the shares of Francor Financial's common stock held ("Option 2"), or (iii) cash in the amount of $121.74 for each share of Francor Financial's common stock held, subject to the provisions and limitations of Section 3.07 ("Option 3"). The Conversion Ratio shall be subject to adjustment as set forth in Sections
3.03 and 3.04.

     3.02. No Fractional First Merchants' Common Shares. Certificates for fractional shares of common stock of First Merchants shall not be issued in respect of fractional interests arising from the Conversion Ratio. Each Francor Financial shareholder who would otherwise have been entitled to a fraction of a First Merchants share, upon surrender of all of his/her certificates representing Francor Financial's common shares, shall be paid in cash (without interest) in an amount equal to the fraction of the First Merchants Average Price (as defined below). No such shareholder of Francor Financial shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

     3.03. Recapitalization. If, between the date of this Agreement and the Effective Date, First Merchants issues a stock dividend with respect to its shares of common stock, combines, subdivides, or splits up its outstanding shares or takes any similar recapitalization action, then the Conversion Ratio shall be adjusted so that each Francor Financial shareholder electing Option 1 or Option 2 shall receive such number of First Merchants shares as represents the same percentage of outstanding shares of First Merchants common stock at the Effective Date as would have been represented by the number of shares such shareholder would have received if the recapitalization had not occurred.

     3.04. Conversion Ratio Adjustment.

          (a) As used in this Section 3.04, the term "First Merchants Average Price" shall mean the average of the mid point between the bid and ask prices of the common stock of First Merchants as reported in The Wall Street Journal (Midwest Edition) for the ten (10) NASDAQ trading days preceding the fifth (5th) calendar day prior to the Closing (the "Determination Date"). The First Merchants Average Price shall be appropriately and proportionately adjusted to reflect any share adjustment as contemplated by Section 3.03 hereof.

          (b) If the First Merchants Average Price shall be less than $22.325 and greater than or equal to $20.00, the Conversation Ratio shall be adjusted, automatically and without any action on the part of any party hereto, to equal a number equal to a quotient, the numerator of which is the product of $22.325 and the Conversion Ratio (as then in effect) and the denominator of which is the First Merchants Average Price and any references in this Agreement to "Conversion Ratio" shall thereafter be deemed to refer to the Conversion Ratio as adjusted pursuant to this
     Section 3.04(b). In addition, Francor Financial may terminate this Agreement if its Board of Directors so determines by a vote of a majority of the members of its entire Board of Directors if the First Merchants Average Price shall be less than $20.00; subject, however, to the following two provisions. If Francor Financial elects to exercise its right of termination pursuant to the immediately preceding sentence, it shall give written notice to First Merchants within twenty-four (24) hours of the Determination Date. Within two (2) business days after the date of receipt of such notice, First Merchants shall have the option of adjusting the Conversion Ratio to equal a number equal to a quotient, the numerator of which is the product of $22.325 and the Conversion Ratio (as then in effect) and the denominator of which is the First Merchants Average Price. If First Merchants makes an election contemplated by the preceding sentence, it shall give prompt written notice to Francor

     Financial of such election and the revised Conversion Ratio, whereupon no termination shall have occurred pursuant to this Section 3.04(b)(2) and this Agreement shall remain in effect in accordance with its terms (except as the Conversion Ratio shall have been so modified), and any references in this Agreement to "Conversion Ratio" shall thereafter be deemed to refer to the Conversion Ratio as adjusted pursuant to this Section 3.04(b).

          (c) First Merchants may terminate this Agreement if its Board of Directors so determines by a vote of a majority of the members of its entire Board of Directors if the First Merchants Average Price shall be greater than $27.025; subject, however, to the following two provisions. If First Merchants elects to exercise its right of termination pursuant to the immediately preceding sentence, it shall give written notice to Francor Financial within twenty-four (24) hours of the Determination Date. Within two (2) business days after the date of receipt of such notice, Francor Financial shall have the option of adjusting the Conversion Ratio to equal a number equal to a quotient, the numerator of which is the product of $27.025 and the Conversion Ratio (as then in effect) and the denominator of which is the First Merchants Average Price. If Francor Financial makes an election contemplated by the preceding sentence, it shall give prompt written notice to First Merchants of such election and the revised Conversion Ratio, whereupon no termination shall have occurred pursuant to this Section 3.04(c) and this Agreement shall remain in effect in accordance with its terms (except as the Conversion Ratio shall have been so modified), and any references in this Agreement to "Conversion Ratio" shall thereafter be deemed to refer to the Conversion Ratio as adjusted pursuant to this Section 3.04(c).

     3.05 Election. An election form and letter of transmittal (the "Election Form") shall be mailed to each record holder of Francor Financial's common stock as of the record date fixed for the special shareholders' meeting at which the Merger will be submitted to a vote of Francor Financial's shareholders (the "Special Record Date"). In addition, reasonable efforts will be made to make the Election Form available to all persons who become shareholders of Francor Financial between the Special Record Date and the Election Deadline (as defined below). Francor Financial and First Merchants shall also establish a deadline for receipt of such Election Forms (the "Election Deadline"), which deadline shall be the close of business on the first day on which the administrative offices of First Merchants are generally open for business after the special meeting at which the Merger will be submitted to a vote of Francor Financial's shareholders. The Election Forms shall be mailed to each record holder of Francor Financial's common stock as of the Special Record Date along with the proxy materials for the special shareholders' meeting at which the Merger will be submitted to a vote of Francor Financial's shareholders. The Election Form will permit each holder of record of Francor Financial's common stock as of the Special Record Date to elect, subject to Section 3.07, to have all of such holder's shares converted in the Merger into either Option 1, Option 2 or Option
3. No single holder shall be entitled to elect a combination of Option 1, Option 2 and/or Option 3 for his/her/its shares. The Election Form shall also permit direct deposit of cash in each holder's account in either the Bank or First Merchants Bank, National Association. An election shall be duly made by completing the Election Form and any other required documents in accordance with the instructions set forth therein and delivering them to the Election Agent (as defined below) or to such other person or persons selected by Francor Financial and approved by First

Merchants to receive elections, to receive outstanding Francor Financial's shares, to deliver cash or cash and shares of First Merchants' common stock and to carry out the other procedures set forth herein.

     3.06. Election Agent. First Merchants and Francor Financial hereby appoint the Trust Department of First Merchants Bank, National Association to act as agent (the "Election Agent") of Francor Financial's shareholders for the purposes of mailing and receiving the Election Forms, tabulating the results and notifying First Merchants and Francor Financial of the results.

     3.07. All Cash Payments.

          (a) In the event the number of shares of Francor Financial common stock covered by Option 2 and Option 3 elections would entitle Francor Financial's shareholders to receive less than $13,440,096 in cash (including cash payments for fractional shares and payments to dissenting shareholders), the Option 3 elections of the holders of Francor Financial's common stock shall be honored (each in its entirety); provided, however, that in the event that the amount of cash to be received by shareholders of Francor Financial pursuant to the terms of the Agreement would result in cash payments of $13,440,096 or more (including cash payments for fractional shares and payments to dissenting shareholders), the Option 3 elections shall be honored in the following order: the Option 3 election which covers the smallest number of shares of Francor Financial's common stock shall be honored first, followed by the election which covers the next smallest number of shares (each in its entirety) and continuing this process until the total remaining number of outstanding Francor Financial's shares covered by Option 2 and Option 3 elections is such that the Merger will (i) result in cash payments of no more than $13,440,096 (including cash payments for fractional shares and payments to dissenting shareholders), and (ii) satisfy the "continuity of interest" requirement applicable to tax-free reorganizations under the Code. Option 3 elections which are not honored shall be treated as Option 2 elections.

          (b) Notwithstanding anything to the contrary in this Section 3, if (i) a shareholder of Francor Financial certifies in writing at the time of filing an Option 3 election (the "Certifying Cash Elector"), that his outstanding Francor Financial's shares are deemed to be constructively owned by another shareholder of Francor Financial (the "Constructive Owner") under the provisions of Section 318(a) of the Code, (ii) the Certifying Cash Elector supplies such information in support of his certification to Francor Financial's legal counsel as such counsel may request and such legal counsel does not disagree with the certification, and (iii) the Constructive Owner has filed a valid Option 3 election, then the elections of the Certifying Cash Elector or Electors and the Constructive Owner or Owners shall be treated as a single election, and their shares shall be aggregated for purposes of determining priority for conversion into cash pursuant to Option 3.

          (c) Shares of Francor Financial's common stock with respect to which no Election Form is timely received or ever received or which are the subject of otherwise invalid elections (the "Non-Electing Shares") will be treated as if the holders thereof elected Option 1 for all shares held of record. This Section 3.07(c) shall be given effect prior to the reallocation provided for in Section 3.07(a).

          (d) Francor Financial and First Merchants shall mutually determine the validity of elections submitted by Francor Financial's shareholders.

          (e) A holder of Francor Financial's shares that is a bank, trust company, security broker-dealer or other recognized nominee, may submit one or more Election Forms for the persons for whom it holds shares as nominee provided that such bank, trust company, security broker-dealer or nominee certifies to the satisfaction of Francor Financial and First Merchants the names of the persons for whom it is so holding shares (the "Beneficial Owners"). In such case, each Beneficial Owner for whom an Election Form is submitted shall be treated as a separate owner for purposes of the election procedure and allocation of shares set forth herein.

          (f) First Merchants and Francor Financial may, upon mutual agreement, apply the adjustments set forth in this Section 3.07 only to such extent and to such number of Francor Financial's shareholders as is necessary to accomplish the objectives of this Section 3.07 to assure that the Merger will qualify as a tax-free reorganization.

     3.08. Distribution of First Merchants' Common Stock and Cash.

          (a) Each share of common stock of First Merchants outstanding immediately prior to the Effective Date shall remain outstanding unaffected by the Merger.

          (b) Following the Effective Date, distribution of stock certificates representing First Merchants' common stock and cash payments for Francor Financial's common stock and for fractional shares shall be made by First Merchants to each former shareholder of Francor Financial within ten (10) days of such shareholder's delivery of his/her certificates representing common stock of Francor Financial to the conversion agent, First Merchants Bank, National Association (the "Conversion Agent"). Certificates surrendered for exchange by a person who is deemed to be an "affiliate" (as defined in Section 7.06 hereof) of Francor Financial shall not be exchanged until First Merchants has received a written agreement from such affiliate as required pursuant to Section 7.06 hereof. Interest shall not accrue or be payable with respect to any cash payments.

          (c) Following the Effective Date, stock certificates representing Francor Financial's common stock shall be deemed to evidence only the right to receive cash and/or ownership of First Merchants' common stock (for all corporate purposes other than the payment of dividends) and cash for fractional shares, as applicable. No dividends or other distributions otherwise payable subsequent to the Effective Date on stock of First Merchants shall be paid to any shareholder entitled to receive the same until such shareholder has surrendered his/her certificates for Francor Financial's common stock to the Conversion Agent in exchange for certificates representing First Merchants' common stock and/or cash. Upon surrender or compliance with the provisions of

     Section 3.08(f), there shall be paid to the record holder of the new certificate(s) evidencing shares of First Merchants' common stock the amount of all dividends and other distributions, without interest thereon, withheld with respect to such common stock.

          (d) At or after the Effective Date, there shall be no transfers on the stock transfer books of Francor Financial of any shares of the common stock of Francor Financial. If, after the Effective Date, certificates are presented for transfer to Francor Financial, such certificates shall be cancelled and exchanged for the consideration set forth in Section 3.01 hereof, as adjusted pursuant to the terms of this Agreement.

          (e) First Merchants shall be entitled to rely upon the stock transfer books of Francor Financial to establish the persons entitled to receive cash and shares of common stock of First Merchants, which books, in the absence of actual knowledge by First Merchants of any adverse claim thereto, shall be conclusive with respect to the ownership of such stock.

          (f) With respect to any certificate for shares of Francor Financial's common stock which has been lost, stolen, or destroyed, First Merchants shall be authorized to issue common stock to the registered owner of such certificate upon receipt of an affidavit of lost stock certificate, in form and substance satisfactory to First Merchants, and upon compliance by the Francor Financial's shareholder with all procedures historically required by Francor Financial in connection with lost, stolen, or destroyed certificates.

                                    SECTION 4

                             Dissenting Shareholders

     Shareholders of Francor Financial shall have the rights accorded to dissenting shareholders under Indiana Code ss. 23-1-44, as amended.

                                    SECTION 5

                               Representations and
                         Warranties of Francor Financial

     Francor Financial represents and warrants to First Merchants with respect to itself and the Bank as follows: (For the purposes of this Section, a "Disclosure Letter" is defined as a letter referencing Section 5 of this Agreement which shall be prepared and executed by an authorized executive officer of Francor Financial and delivered to and initialed by an authorized executive officer of First Merchants contemporaneous with the execution of this Agreement.)

     5.01. Organization and Authority. Francor Financial is a corporation duly organized and validly existing under the laws of the State of Indiana, and the Bank is a bank duly organized and validly existing under the laws of the State of Indiana. Francor Financial and the Bank have the power and authority (corporate and other) to conduct their respective businesses in the manner and by the means utilized as of the date hereof. Francor Financial's only subsidiary is the Bank, and the Bank has no subsidiaries other than those disclosed in the Disclosure Letter (the "Bank Subsidiaries"). The Bank is subject to primary federal regulatory supervision and regulation by the Federal Deposit Insurance Corporation.

     5.02. Authorization.

          (a) Francor Financial has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. This Agreement, when executed and delivered, will have been duly authorized and will constitute a valid and binding obligation of Francor Financial, enforceable in accordance with its terms except to the extent limited by insolvency, reorganization, liquidation, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights.

          (b) Neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, does or will (i) conflict with, result in a breach of, or constitute a default under Francor Financial's Articles of Incorporation or By-Laws; (ii) conflict with, result in a breach of, or constitute a default under any federal, foreign, state or local law, statute, ordinance, rule, regulation or court or administrative order or decree, or any note, bond, indenture, mortgage, security agreement, contract, arrangement or commitment, to which Francor Financial or the Bank is subject or bound, the result of which would materially affect the business or financial condition of Francor Financial or the Bank; (iii) result in the creation of or give any person, corporation or entity, the right to create any lien, charge, encumbrance, security interest, or any other rights of others or other adverse interest upon any right, property or asset of Francor Financial or the Bank; (iv) terminate or give any person, corporation or entity, the right to terminate, amend, abandon, or refuse to perform any note, bond, indenture, mortgage, security agreement, contract, arrangement or commitment to which Francor Financial or the Bank is subject or bound; or (v) accelerate or modify, or give any party thereto the right to accelerate or modify, the time within which, or the terms according to which, Francor Financial or the Bank is to perform any duties or obligations or receive any rights or benefits under any note, bond, indenture, mortgage, security agreement, contract, arrangement or commitment.

          (c) Other than in connection or in compliance with the provisions of the Bank Holding Company Act of 1956, federal and state securities laws and applicable Indiana banking and corporate statutes, all as amended, and the rules and regulations promulgated thereunder, no notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation by Francor Financial of the transactions contemplated by this Agreement.

     5.03. Capitalization.

          (a) As of December 31, 2000, Francor Financial had 500,000 shares of common stock authorized, no par value per share, 276,000 shares of which were issued and outstanding. Such issued and outstanding shares of Francor Financial's common stock have been duly and validly authorized by all necessary corporate action of Francor Financial, are validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights of any shareholders. Francor Financial has no intention or obligation to authorize or issue additional shares of its common stock. Francor Financial has not authorized the issuance of any other class of stock. On a consolidated basis as of December 31, 2000, Francor Financial had total capital of $18,392,931, which consisted of common stock of $69,000, capital surplus of $1,912,250 and retained earnings of $16,411,681.

          (b) As of December 31, 2000, the Bank had 77,000 shares of common stock authorized, no par value per share, 77,000 shares of which were issued and outstanding to Francor Financial. Such issued and outstanding shares of Bank common stock have been duly and validly authorized by all necessary corporate action of the Bank, are validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive rights of any Bank shareholders. All the issued and outstanding shares of Bank common stock are owned by Francor Financial free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and preemptive rights and of all other rights of any other person, corporation or entity with respect thereto. As of December 31, 2000, the Bank had total capital of $18,368,000, which consisted of common stock of $963,000, capital surplus of $5,000,000 and retained earnings of $12,405,000.

          (c) There are no options, commitments, calls, agreements, understandings, arrangements or subscription rights regarding the issuance, purchase or acquisition of capital stock, or any securities convertible into or representing the right to purchase or otherwise receive the capital stock or any debt securities, of Francor Financial nor the Bank by which Francor Financial or the Bank is or may become bound. Neither Francor Financial nor the Bank has any outstanding contractual or other obligation to repurchase, redeem or otherwise acquire any of its respective outstanding shares of capital stock.

          (d) Except as set forth in the Disclosure Letter, no person or entity beneficially owns 5% or more of Francor Financial's outstanding shares of common stock.

     5.04. Organizational Documents. The respective Articles of Incorporation or Association and By-Laws of Francor Financial and the Bank have been delivered to First Merchants and represent true, accurate and complete copies of such corporate documents of Francor Financial and the Bank in effect as of the date of this Agreement.

     5.05. Compliance with Law. Except as set forth in the Disclosure Letter, neither Francor Financial nor the Bank has engaged in any activity nor taken or omitted to take any action which has resulted or, to the knowledge of Francor Financial could result, in the violation of any local, state, federal or foreign law, statute, rule, regulation or ordinance or of any order, injunction, judgment or decree of any court or government agency or body, the violation of which could materially affect the business, prospects, condition (financial or otherwise) or results of operations of Francor Financial or the Bank. Francor Financial and the Bank possess all licenses, franchises, permits and other authorizations necessary for the continued conduct of their respective businesses without material interference or interruption and such licenses, franchises, permits and authorizations shall be transferred to First Merchants on the Effective Date without any restrictions or limitations thereon or the need to obtain any consents of third parties. All agreements and understandings with, and all orders and directives of, all regulatory agencies or government authorities with respect to the business or operations of Francor Financial or the Bank, including all correspondence, communications and commitments related thereto, are set forth in the Disclosure Letter. Except as set forth in the Disclosure Letter, the Bank has received no inquiries from any regulatory agency or government authority relating to its compliance with the Bank Secrecy Act, the Truth-in-Lending Act or the Community Reinvestment Act or any laws with respect to the protection of the environment or the rules and regulations promulgated thereunder.

     5.06. Accuracy of Statements. Neither this Agreement nor any report, statement, list, certificate or other information furnished or to be furnished by Francor Financial or the Bank to First Merchants in connection with this Agreement or any of the transactions contemplated hereby (including, without limitation, any information which has been or shall be supplied by Francor Financial or the Bank with respect to their businesses, operations and financial condition for inclusion in the proxy statement and registration statement relating to the Merger) contains or shall contain (in the case of information relating to the proxy statement at the time it is mailed and for the registration statement at the time it becomes effective) any untrue statement of a material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein not misleading.

     5.07. Litigation and Pending Proceedings. Except as set forth in the Disclosure Letter, there are no claims of any kind, nor any action, suits, proceedings, arbitrations or investigations pending or to the knowledge of Francor Financial or the Bank threatened in any court or before any government agency or body, arbitration panel or otherwise (nor does Francor Financial or the Bank have any knowledge of a basis for any claim, action, suit, proceeding, arbitration or investigation) against, by or materially adversely affecting Francor Financial or the Bank or their respective businesses, prospects, conditions (financial or otherwise), results of operations or assets, or which would prevent the performance of this Agreement or declare the same unlawful or cause the rescission hereof. There are no material uncured violations, or violations with respect to which material refunds or restitutions may be required, cited in any compliance report to Francor Financial or the Bank as a result of an examination by any regulatory agency or body.

     5.08. Financial Statements.

          (a) Francor Financial's consolidated balance sheets as of the end of the three fiscal years ended December 31, 1998, 1999 and 2000 and the related consolidated statements of income, comprehensive income, shareholders' equity and cash flows for the years then ended (hereinafter collectively referred to as the "Financial Information") present fairly the consolidated financial condition or position of Francor Financial as of the respective dates thereof and the consolidated results of operations of Francor Financial for the respective periods covered thereby and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis.

          (b) All loans reflected in the Financial Information and which have been made, extended or acquired since December 31, 2000, (i) have been made for good, valuable and adequate consideration in the ordinary course of business; (ii) constitute the legal, valid and binding obligation of the obligor and any guarantor named therein; (iii) are evidenced by notes, instruments or other evidences of indebtedness which are true, genuine and what they purport to be; and (iv) to the extent that the Bank has a security interest in collateral or a mortgage securing such loans, are secured by perfected security interests or mortgages naming the Bank as the secured party or mortgagee, except for such unperfected security interests or mortgages naming the Bank as secured party or mortgagee which, on an individual loan basis, would not materially adversely affect the value of any such loan and the recovery of payment on any such loan if the Bank is not able to enforce any such security interest or mortgage.

     5.09. Absence of Certain Changes. Except for events and conditions relating to the business environment in general or as set forth in the Disclosure Letter, since December 31, 2000, no events or conditions of any character, whether actual, threatened or contemplated, have occurred, or, to the knowledge of Francor Financial, can reasonably be expected to occur, which materially adversely affect Francor Financial's or the Bank's business, prospects, conditions (financial or otherwise), assets or results of operations or which have caused, or can reasonably be expected to cause, Francor Financial's or the Bank's business to be conducted in a materially less profitable manner than prior to December 31, 2000.

     5.10. Absence of Undisclosed Liabilities. Neither Francor Financial nor the Bank is a party to any agreement, contract, obligation, commitment, arrangement, liability, lease or license which individually exceeds $10,000 per year or which may not be terminated within one year from the date of this Agreement, except as set forth in the Disclosure Letter and except for unfunded loan commitments made in the ordinary course of the Bank's business consistent with past practices, nor to the knowledge of Francor Financial does there exist any circumstances resulting from transactions effected or to be effected or events which have occurred or may occur or from any action taken or omitted to be taken which could reasonably be expected to result in any such agreement, contract, obligation, commitment, arrangement, liability, lease or license.

     5.11. Title to Assets.

          (a) Except as set forth in the Disclosure Letter, Francor Financial and the Bank have good and marketable title in fee simple absolute to all personal property reflected in the December 31, 2000 Financial Information, good and marketable title to all other properties and assets which Francor Financial or the Bank purport to own, good and marketable title to or right to use by terms of any lease or contract all other property used in Francor Financial's or the Bank's business, and good and marketable title to all property and assets acquired since December 31, 2000, free and clear of all mortgages, liens, pledges, restrictions, security interests, charges, claims or encumbrances of any nature.

          (b) All furniture, fixtures, machinery, equipment, computer software and hardware, and all other tangible personal property owned or used by Francor Financial or the Bank, including any such items leased as a lessee, are in good working order and free of known defects, subject only to normal wear and tear. The operation by Francor Financial or the Bank of such properties and assets is in compliance with all applicable laws, ordinances, rules and regulations of any governmental authority having jurisdiction over such use except for such noncompliance that would not have a material adverse effect on the business of Francor Financial or the Bank.

     5.12. Loans and Investments.

          (a) Except as set forth in the Disclosure Letter, there is no loan of the Bank in excess of $10,000 that has been classified by bank regulatory examiners as "Other Loans Specially Mentioned," "Substandard," "Doubtful" or "Loss," nor is there any loan of the Bank in excess of $10,000 that has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectibility. The Bank's loan watch list and all loans in excess of $10,000 that the Bank's management has determined to be ninety (90) days or more past due with respect to principal or interest or has placed on nonaccrual status are set forth in the Disclosure Letter.

          (b) Each of the reserves and allowances for possible loan losses and the carrying value for real estate owned which are shown on the Financial Information is, in the opinion of Francor Financial and the Bank, adequate in all material respects under the requirements of generally accepted accounting principles applied on a consistent basis to provide for possible losses on loans outstanding and real estate owned as of the date of such Financial Information.

          (c) Except as set forth in the Disclosure Letter, none of the investments reflected in the Financial Information and none of the investments made by Francor Financial or the Bank since December 31, 2000 is subject to any restrictions, whether contractual or statutory, which materially impairs the ability of Francor Financial or the Bank to dispose freely of such investment at any time. Except as set forth in the Disclosure Letter, neither Francor Financial nor the Bank are a party to any repurchase agreements with respect to securities.

     5.13. Employee Benefit Plans.

          (a) The Disclosure Letter contains a list identifying each "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which (i) is subject to any provision of ERISA, and (ii) is maintained, administered or contributed to by Francor Financial or the Bank and covers any employee, director or former employee or director of Francor Financial or the Bank under which Francor Financial or the Bank has any liability. Copies of such plans (and, if applicable, related trust agreements or insurance contracts) and all amendments thereto and written interpretations thereof have been furnished to First Merchants together with the three most recent annual reports prepared in connection with any such plan and the current summary plan descriptions. Such plans are hereinafter referred to individually as an "Employee Plan" and collectively as the "Employee Plans." The Employee Plans which individually or collectively would constitute an "employee pension benefit plan" as defined in Section 3(2)(A) of ERISA are identified in the list referred to above.

          (b) The Employee Plans comply with and have been operated in accordance with all applicable laws, regulations, rulings and other requirements the breach or violation of which could materially affect Francor Financial, the Bank, or an Employee Plan. Each Employee Plan has been administered in substantial conformance with such requirements and all reports and information required with respect to each Employee Plan has been timely given.

          (c) No "prohibited transaction," as defined in Section 406 of ERISA or
     Section 4975 of the Code, for which no statutory or administrative exemption exists, and no "reportable event," as defined in Section 4043(b) of ERISA, for which a notice is required to be filed, has occurred with respect to any Employee Plan. Neither Francor Financial nor the Bank has any liability to the Pension Benefit Guaranty Corporation ("PBGC"), to the Internal Revenue Service ("IRS"), to the Department of Labor ("DOL") or to an employee or Employee Plan beneficiary under Section 502 of ERISA.

          (d) To the best knowledge of Francor Financial and the Bank, no "fiduciary," as defined in Section 3(21) of ERISA, of an Employee Plan has failed to comply with the requirements of Section 404 of ERISA.

          (e) Each of the Employee Plans which is intended to be qualified under Code Section 401(a) has been amended to comply in all material respects with the applicable requirements of the Code, including the Tax Reform Act of 1986, the Revenue Act of 1987, the Technical and Miscellaneous Revenue Act of 1988, the Omnibus Budget Reconciliation Act of 1989, the Revenue Reconciliation Act of 1990, the Tax Extension Act of 1991, the Unemployment Compensation Amendments of 1992, the Omnibus Budget Reconciliation Act of 1993, and the Retirement Protection Act of 1994 and any rules, regulations or other requirements promulgated thereunder (the "Acts"). In addition, each such Employee Plan has been and is being operated in substantial conformance with the applicable provisions of ERISA and the Code, as amended by the Acts, including operational compliance with the Uruguay Round Agreements Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Small Business Job Protection Act of 1996, the Taxpayer Relief Act of 1997, and the Internal Revenue Service Restructuring and Reform Act of 1998 (even though actual plan amendments do not have to be made until the last day of the 2001 plan year). Except as set forth in the Disclosure Letter, Francor Financial and/or the Bank, as applicable, sought and received favorable determination letters from the IRS within the applicable remedial amendment periods under Code Section 401(b), and has furnished to First Merchants copies of the most recent IRS determination letters with respect to any such Employee Plan.

          (f) No Employee Plan owns any security of Francor Financial or the Bank.

          (g) No Employee Plan has incurred an "accumulated funding deficiency," as determined under Code Section 412 and ERISA Section 302.

          (h) No Employee Plan has been terminated or incurred a partial termination(either voluntarily or involuntarily).

          (i) No claims against an Employee Plan, Francor Financial or the Bank, with respect to an Employee Plan, (other than normal benefit claims) have been asserted or threatened.

          (j) Except as set forth in the Disclosure Letter, there is no contract, agreement, plan or arrangement covering any employee, director or former employee or director of Francor Financial or the Bank that, individually or collectively, could give rise to the payment of any amount that would not be deductible by reason of Section 280G or Section 162(a)(1) of the Code.

          (k) To the best knowledge of Francor Financial and the Bank, no event has occurred that would cause the imposition of the tax described in Code
     Section 4980B. To the best knowledge of Francor Financial and the Bank, all requirements of ERISA Section 601 have been met.

          (l) The Disclosure Letter contains a list of each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or deferred compensation, profit sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not an Employee Plan, (ii) was entered into, maintained or contributed to, as the case may be, by Francor Financial or the Bank and (iii) covers any employee, director or former employee or director of Francor Financial or the Bank. Such contracts, plans and arrangements as are described above, copies or descriptions of all of which have been furnished previously to First Merchants, are hereinafter referred to collectively as the "Benefit Arrangements." Each of the Benefit Arrangements has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangements.

          (m) Except as set forth in the Disclosure Letter, neither Francor Financial nor the Bank has any present or future liability in respect of post-retirement health and medical benefits for former employees or directors of Francor Financial or the Bank.

          (n) Except as set forth in the Disclosure Letter, there has been no amendment to, written interpretation or announcement (whether or not written) by Francor Financial or the Bank relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement which would increase materially the expense of maintaining such Employee Plans or Benefit Arrangements above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2000.

          (o) For purposes of this Section 5.13, references to Francor Financial or the Bank are deemed to include (i) all predecessors of Francor Financial or the Bank, (ii) any subsidiary of Francor Financial or the Bank, (iii) all members of any controlled group (as determined under Code Section 414(b) or (c)) that includes Francor Financial or the Bank, and (iv) all members of any affiliated service group (as determined under Code Section 414(m) or (n)) that includes Francor Financial or the Bank.

     5.14. Obligations to Employees. Except as set forth in the Disclosure Letter, all accrued obligations and liabilities of Francor Financial and the Bank, whether arising by operation of law, by contract or by past custom, for payments to trust or other funds, to any government agency or body or to any individual director, officer, employee or agent (or his heirs, legatees or legal representative) with respect to unemployment compensation or social security benefits and all pension, retirement, savings, stock purchase, stock bonus, stock ownership, stock option, stock appreciation rights or profit sharing plan, any employment, deferred compensation, consultant, bonus or collective bargaining agreement or group insurance contract or other incentive, welfare or employee benefit plan or agreement maintained by Francor Financial or the Bank for their current or former directors, officers, employees and agents have been and are being paid to the extent required by law or by the plan or contract, and adequate actuarial accruals and/or reserves for such payments have been and are being made by Francor Financial or the Bank in accordance with generally accepted accounting and actuarial principles, except where the failure to pay any such accrued obligations or liabilities or to maintain adequate accruals and/or reserves for payment thereof would not materially adversely affect Francor Financial or the Bank or their respective businesses, prospects, conditions (financial or otherwise), results of operations or assets. All obligations and liabilities of Francor Financial and the Bank, whether arising by operation of law, by contract, or by past custom, for all forms of compensation which are or may be payable to their current or former directors, officers, employees or agents have been and are being paid, and adequate accruals and/or reserves for payment therefor have been and are being made in accordance with generally accepted accounting principles, except where the failure to pay any such obligations and liabilities or to maintain adequate accruals and/or reserves for payment thereof would not materially adversely affect Francor Financial or the Bank or their respective businesses, prospects, conditions (financial or otherwise), results of operations or assets. All accruals and reserves referred to in this Section 5.14 are correctly and accurately reflected and accounted for in the books, statements and records of Francor Financial and the Bank, except where the failure to correctly and accurately reflect and account for such accruals and reserves would not materially adversely affect Francor Financial or the Bank or their respective businesses, prospects, conditions (financial or otherwise), results of operations or assets.

     5.15. Taxes, Returns and Reports. Francor Financial and the Bank have (a) duly filed all federal, state, local and foreign tax returns of every type and kind required to be filed as of the date hereof, and each return is true, complete and accurate in all material respects; (b) paid in all materials respects all taxes, assessments and other governmental charges due or claimed to be due upon them or any of their income, properties or assets; and (c) not requested an extension of time for any such payments (which extension is still in force). Except for taxes not yet due and payable, the reserve for taxes on the Financial Information is adequate to cover all of Francor Financial's and the Bank's tax liabilities (including, without limitation, income taxes and franchise fees) that may become payable in future years with respect to any transactions consummated prior to December 31, 2000. Neither Francor Financial nor the Bank has or will have, any liability for taxes of any nature for or with respect to the operation of their business, including the assets of any subsidiary, from December 31, 2000 up to and including the Effective Date, except to the extent reflected on their Financial Information or on financial statements of Francor Financial or the Bank subsequent to such date and as set forth in the Disclosure Letter. Neither Francor Financial nor the Bank is currently under audit by any state or federal taxing authority. Except as set forth in the Disclosure Letter, neither the federal, state, or local tax returns of Francor Financial or the Bank have been audited by any taxing authority during the past five (5) years.

     5.16. Deposit Insurance. The deposits of the Bank are insured by the Federal Deposit Insurance Corporation ("FDIC") in accordance with the Federal Deposit Insurance Act, and the Bank has paid all premiums and assessments with respect to such deposit insurance.

     5.17. Reports. Since January 1, 1995, each of Francor Financial and the Bank have timely filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with (i) the Federal Reserve Board, (ii) the Indiana Department of Financial Institutions,
(iii) the FDIC, and (iv) any federal, state, municipal or local government, securities, banking, environmental, insurance and other governmental or regulatory authority, and the agencies and staffs thereof (collectively, the "Regulatory Authorities"), having jurisdiction over the affairs of either Francor Financial or the Bank. All such reports filed by Francor Financial and the Bank complied in all material respects with all the rules and regulations promulgated by the applicable Regulatory Authorities and are true, accurate and complete and were prepared in conformity with generally accepted regulatory accounting principles applied on a consistent basis. Except as set forth in the Disclosure Letter, there is no unresolved violation, criticism or exception by any of the Regulatory Authorities with respect to any report or statement filed by, or any examinations of, Francor Financial or the Bank.

     5.18. Absence of Defaults. Neither Francor Financial nor the Bank is in violation of its charter documents or By-Laws or in default under any material agreement, commitment, arrangement, lease, insurance policy or other instrument, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default, except for defaults which would not have a material adverse effect on the business of Francor Financial or the Bank.

     5.19. Tax and Regulatory Matters. Neither Francor Financial nor the Bank has taken or agreed to take any action or has any knowledge of any fact or circumstance that would (i) prevent the transactions contemplated hereby from qualifying as a reorganization within the meaning of Section 368 of the Code or
(ii) materially impede or delay receipt of any regulatory approval required for consummation of the transactions contemplated by this Agreement.

     5.20. Real Property.

          (a) The legal description of each parcel of real property owned by Francor Financial, the Bank or any subsidiary of Francor Financial or the Bank (other than real property acquired in foreclosure or in lieu of foreclosure in the course of the collection of loans and being held by Francor Financial or the Bank for disposition as required by law) is set forth in the Disclosure Letter under the heading of "Owned Real Property" (such real property being herein referred to as the "Owned Real Property"). The legal description of each parcel of real property leased by Francor Financial or the Bank is also set forth in the Disclosure Letter under the heading of "Leased Real Property" (such real property being herein referred to as the "Leased Real Property"). Francor Financial shall update the Disclosure Letter within ten (10) days after acquiring or leasing any real property after the date hereof. Collectively, the Owned Real Property and the Leased Real Property are herein referred to as the "Real Property."

          (b) There is no pending action involving Francor Financial or the Bank as to the title of or the right to use any of the Real Property.

          (c) Neither Francor Financial nor the Bank has any interest in any other real property except interests as a mortgagee, and except for any real property acquired in foreclosure or in lieu of foreclosure and being held for disposition as required by law.

          (d) None of the buildings, structures or other improvements located on the Real Property encroaches upon or over any adjoining parcel of real estate or any easement or right-of-way or "setback" line and all such buildings, structures and improvements are located and constructed in conformity with all applicable zoning ordinances and building codes.

          (e) None of the buildings, structures or improvements located on the Real Property are the subject of any official complaint or notice by any governmental authority of violation of any applicable zoning ordinance or building code, and there is no zoning ordinance, building code, use or occupancy restriction or condemnation action or proceeding pending, or, to the best knowledge of Francor Financial, threatened, with respect to any such building, structure or improvement. The Real Property is in good condition for its intended purpose, ordinary wear and tear excepted, and has been maintained in accordance with reasonable and prudent business practices applicable to like facilities. The Real Property has been used and operated in compliance with all applicable laws, statutes, rules, regulations and ordinances applicable thereto.

          (f) Except as may be reflected in the Financial Information or with respect to such easements, liens, defects or encumbrances as do not individually or in the aggregate materially adversely affect the use or value of the Owned Real Property, Francor Financial and the Bank have, and at the Closing Date will have, good and marketable title to their respective Owned Real Property.

          (g) Neither Francor Financial nor the Bank has caused or allowed the generation, treatment, storage, disposal or release at any Real Property of any Toxic Substance, except in accordance with all applicable federal, state and local laws and regulations. "Toxic Substance" means any hazardous, toxic or dangerous substance, pollutant, waste, gas or material, including, without limitation, petroleum and petroleum products, metals, liquids, semi-solids or solids, that are regulated under any federal, state or local statute, ordinance, rule, regulation or other law pertaining to environmental protection, contamination, quality, waste management or cleanup.

          (h) Except as disclosed in the Disclosure Letter, there are no underground storage tanks located on, in or under any Owned Real Property. Neither Francor Financial nor the Bank own or operate any underground storage tank at any Leased Real Property.

          (i) The Real Property is not "property" within the definition of Indiana Code 13-11-2-174. Neither Francor Financial nor the Bank is required to provide a "disclosure document" to First Merchants as a result of the Merger pursuant to the Indiana Responsible Property Transfer Law (I.C. ss. 13-25-3-1 et seq.).

          (j) There are no mechanic's or materialman's liens against the Real Property, and no unpaid claims for labor performed, materials furnished or services rendered in connection with constructing, improving or repairing the Real Property in respect of which liens may or could be filed against the Real Property.

     5.21. Broker's or Finder's Fees. Except for Renninger & Associates, LLC, no agent, broker or other person acting on behalf of Francor Financial or the Bank or under any authority of Francor Financial or the Bank is or shall be entitled to any commission, broker's or finder's fee or any other form of compensation or payment from any of the parties hereto, other than attorneys' or accountants' fees, in connection with any of the transactions contemplated by this Agreement.

     5.22. Bring Down of Representations and Warranties. All representations and warranties of Francor Financial and the Bank contained in this Section 5 shall be true, accurate and correct on and as of the Effective Date except as affected by the transactions contemplated by and specified within the terms of this Agreement.

     5.23. Nonsurvival of Representations and Warranties. The representations and warranties contained in this Section 5 shall expire on the Effective Date or the earlier termination of this Agreement, and thereafter Francor Financial and the Bank and all directors, officers and employees of Francor Financial and the Bank shall have no further liability with respect thereto unless a court of competent jurisdiction should determine that any misrepresentation or breach of a warranty was willfully or intentionally made or is deemed to be fraudulent.

                                    SECTION 6

                               Representations and
                          Warranties of First Merchants

     First Merchants hereby represents and warrants to Francor Financial as follows:

     6.01. Organization and Qualification. First Merchants is a corporation organized and existing under the laws of the State of Indiana and has the corporate power and authority to conduct its business in the manner and by the means utilized as of the date hereof.

     6.02. Authorization.

          (a) First Merchants has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder subject to certain required regulatory approvals. The Agreement, when executed and delivered, will have been duly authorized and will constitute a valid and binding obligation of First Merchants, enforceable in accordance with its terms, except to the extent limited by insolvency, reorganization, liquidation, readjustment of debt, or other laws of general application relating to or affecting the enforcement of creditor's rights.

          (b) Neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, does or will (i) conflict with, result in a breach of, or constitute a default under First Merchant's Articles of Incorporation or By-laws; (ii) conflict with, result in a breach of, or constitute a default under any federal, foreign, state, or local law, statute, ordinance, rule, regulation, or court or administrative order or decree, or any note, bond, indenture, mortgage, security agreement, contract, arrangement, or commitment, to which First Merchants is subject or bound, the result of which would materially affect the business or financial condition of First Merchants; (iii) result in the creation of or give any person, corporation or entity, the right to create any lien, charge, claim, encumbrance, security interest, or any other rights of others or other adverse interest upon any right, property or asset of First Merchants; (iv) terminate or give any person, corporation or entity the right to terminate, amend, abandon, or refuse to perform any note, bond, indenture, mortgage, security agreement, contract, arrangement, or commitment to which First Merchants is a party or by which First Merchants is subject or bound; or (v) accelerate or modify, or give any party thereto the right to accelerate or modify, the time within which, or the terms according to which, First Merchants is to perform any duties or obligations or receive any rights or benefits under any note, bond, indenture, mortgage, security agreement, contract, arrangement, or commitment.

          (c) Other than in connection or in compliance with the provisions of the Bank Holding Company Act of 1956, federal and state securities laws, and applicable Indiana banking and corporate statutes, all as amended, and the rules and regulations promulgated thereunder, no notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation by First Merchants of the transactions contemplated by this Agreement.

     6.03. Capitalization.

          (a) As of December 31, 2000, First Merchants had 50,000,000 shares of common stock authorized, no par value, of which 11,611,732 shares were issued and outstanding. Such issued and outstanding shares of First Merchants' common stock have been duly and validly authorized by all necessary corporate action of First Merchants, are validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights of any shareholders.

          (b) First Merchants has 500,000 shares of Preferred Stock authorized, no par value, no shares of which have been issued and no commitments exist to issue any of such shares.

          (c) The shares of First Merchants' common stock to be issued pursuant to the Merger will be fully paid, validly issued and nonassessable.

     6.04. Organizational Documents. The Articles of Incorporation and By-laws of First Merchants in force as of the date hereof have been delivered to Francor Financial. The documents delivered by it represent complete and accurate copies of the corporate documents of First Merchants in effect as of the date of this Agreement.

     6.05. Accuracy of Statements. Neither this Agreement nor any report, statement, list, certificate or other information furnished or to be furnished by First Merchants to Francor Financial in connection with this Agreement or any of the transactions contemplated hereby (including, without limitation, any information which has been or shall be supplied by First Merchants with respect to its business, operations and financial condition for inclusion in the proxy statement and registration statement relating to the Merger) contains or shall contain (in the case of information relating to the proxy statement at the time it is mailed and to the registration statement at the time it becomes effective) any untrue statement of a material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

     6.06. Compliance With Law. First Merchants has not engaged in any activity nor taken or omitted to take any action which has resulted or, to the knowledge of First Merchants, could result in the violation of any local, state, federal or foreign law, statute, rule, regulation or ordinance or of any order, injunction, judgment or decree of any court or government agency or body, the violation of which could materially adversely affect the business, prospects, condition (financial or otherwise) or results of operations of First Merchants. First Merchants possesses all licenses, franchises, permits and other authorizations necessary for the continued conduct of its business without material interference or interruption. There are no agreements or understandings with, nor any orders or directives of, any regulatory agencies or government authorities, which would have a material adverse effect on the consolidated financial position of First Merchants. First Merchants has received no written inquiries from any regulatory agency or government authority relating to its compliance with the Bank Secrecy Act, the Truth-in-Lending Act or the Community Reinvestment Act.

     6.07. Financial Statements. First Merchants consolidated balance sheets as of the end of the two fiscal years ended December 31, 1998 and 1999 and the nine
(9) months ended September 30, 2000 and the related consolidated statements of income, shareholders' equity and cash flows for the years or period then ended present fairly the consolidated financial condition or position of First Merchants as of the respective dates thereof and the consolidated results of operations of First Merchants for the respective periods covered thereby and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis. All required regulatory reports have been filed by First Merchants with its primary federal regulator during 2000, 1999, 1998, 1997 and 1996, and all of such reports are true, accurate and complete in all material respects and have been prepared in conformity with generally accepted regulatory accounting principles applied on a consistent basis.

     6.08. Absence of Certain Changes. Except for events and conditions relating to the business environment in general, since September 30, 2000, no events or conditions of any character, whether actual, threatened or contemplated, have occurred, or can reasonably be expected to occur, which materially adversely affect First Merchants consolidated business, prospects, conditions (financial or otherwise), assets or results of operations or which have caused, or can reasonably be expected to cause, First Merchants business, on a consolidated basis, to be conducted in a materially less profitable manner than prior to September 30, 2000.

     6.09. First Merchants Securities and Exchange Commission Filings. First Merchants has filed all reports and other documents required to be filed by it under the Securities Exchange Act of 1934 and the Securities Act of 1933, including First Merchants' Annual Report on Form 10-K for the year ended December 31, 1999, and Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, copies of which have previously been delivered to Francor Financial. All such Securities and Exchange Commission filings were true, accurate and complete in all material respects as of the dates of the filings, and no such filings contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements, at the time and in the light of the circumstances under which they were made, not false or misleading.

     6.10. Bring Down of Representations and Warranties. All representations and warranties of First Merchants contained in this Section 6 shall be true, accurate and correct on and as of the Effective Date except as affected by the transactions contemplated by and specified within the terms of this Agreement.

     6.11. Nonsurvival of Representations and Warranties. The representations and warranties contained in this Section 6 shall expire on the Effective Date or the earlier termination of this Agreement, and thereafter First Merchants and all directors, officers and employees of First Merchants shall have no further liability with respect thereto unless a court of competent jurisdiction should determine that any misrepresentation or breach of a warranty was willfully or intentionally made or is deemed to be fraudulent.

                                    SECTION 7

                         Covenants of Francor Financial

     Francor Financial covenants and agrees with First Merchants, and covenants and agrees to cause the Bank to act, as follows:

     7.01. Shareholder Approval. Francor Financial shall submit this Agreement to its shareholders for approval at a meeting to be called and held in accordance with applicable law and the Articles of Incorporation and By-Laws of Francor Financial at the earliest possible reasonable date, and the Board of Directors of Francor Financial shall recommend to the shareholders of Francor Financial that such shareholders approve this Agreement and shall not thereafter withdraw or modify its recommendation. The Board of Directors of Francor Financial shall use its best efforts to obtain any vote of its shareholders necessary for the approval of this Agreement.

     7.02. Other Approvals. Francor Financial and the Bank shall proceed expeditiously, cooperate fully and use their best efforts to procure upon reasonable terms and conditions all consents, authorizations, approvals, registrations and certificates, to complete all filings and applications and to satisfy all other requirements prescribed by law which are necessary for consummation of the Merger on the terms and conditions provided in this Agreement at the earliest possible reasonable date.

     7.03. Conduct of Business.

          (a) On and after the date of this Agreement and until the Effective Date or until this Agreement shall be terminated as herein provided, neither Francor Financial nor the Bank shall, without the prior written consent of First Merchants, (i) make any material changes in their capital structure; (ii) authorize a class of stock or issue, or authorize the issuance of, stock other than or in addition to the outstanding stock as set forth in Section 5.03 hereof; (iii) declare, distribute or pay any dividends on their shares of common stock, or authorize a stock split, or make any other distribution to their shareholders, except for (a) the payment by Francor Financial prior to the Effective Date of cash dividends on its common stock in March, 2001, June, 2001 and September, 2001, which dividends shall not exceed $0.82 per share, respectively, provided that Francor Financial shall not pay any such dividend during the fiscal quarter in which the Merger shall become effective and in which Francor Financial shareholders will become entitled to receive dividends on the shares of First Merchants into which the shares of Francor Financial have been converted or in any subsequent fiscal quarter, and (b) the payment by the Bank to Francor Financial of dividends to pay Francor Financial's expenses of operations and its business and payment of fees and expenses incurred in connection with the transactions contemplated by this Agreement; (iv) merge, combine or consolidate with or sell their assets or any of their securities to any other person, corporation or entity, effect a share exchange or enter into any other transaction not in the ordinary course of business; (v) incur any liability or obligation, make any commitment, payment or disbursement, enter into any contract, agreement, understanding or arrangement or engage in any transaction, or acquire or dispose of any property or asset having a fair market value in excess of $10,000.00 (except for personal or real property acquired or disposed of in connection with foreclosures on mortgages or enforcement of security interests and loans made or sold by the Bank in the ordinary course of business); (vi) subject any of their properties or assets to a mortgage, lien, claim, charge, option, restriction, security interest or encumbrance; (vii) promote or increase or decrease the rate of compensation (except for promotions and non-material increases in the ordinary course of business and in accordance with past practices) or enter into any agreement to promote or increase or decrease the rate of compensation of any director, officer or employee of Francor Financial or the Bank; (viii) execute, create, institute, modify or amend any pension, retirement, savings, stock purchase, stock bonus, stock ownership, stock option, stock appreciation or depreciation right or profit sharing plans, any employment, deferred compensation, consultant, bonus or collective bargaining agreement, group insurance contract or other incentive, welfare or employee benefit plan or agreement for current or former directors, officers or employees of Francor Financial or the Bank, change the level of benefits or payments under any of the foregoing or increase or decrease any severance or termination of pay benefits or any other fringe or employee benefits other than as required by law or regulatory authorities; (ix) amend their Articles of Incorporation or By-Laws from those in effect on the date of this Agreement; (x) modify, amend or institute new employment policies or practices, or enter into, renew or extend any employment or severance agreements with respect to any present or former Francor Financial or Bank directors, officers or employees; (xi) give, dispose, sell, convey, assign, hypothecate, pledge, encumber or otherwise transfer or grant a security interest in any common stock of the Bank; (xii) fail to make additions to the Bank's reserve for loan losses, or any other reserve account, in the ordinary course of business and in accordance with sound banking practices; (xiii) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity; and (xiv) agree in writing or otherwise to take any of the foregoing actions.

          (b) Francor Financial and the Bank shall maintain, or cause to be maintained, in full force and effect insurance on its properties and operations and fidelity coverage on its directors, officers and employees in such amounts and with regard to such liabilities and hazards as customarily are maintained by other companies operating similar businesses.

          (c) Francor Financial and the Bank shall continue to give to First Merchants and its employees, accountants, attorneys and other authorized representatives reasonable access during regular business hours and other reasonable times to all their premises, properties, statements, books and records.

     7.04. Preservation of Business. On and after the date of this Agreement and until the Effective Date or until this Agreement is terminated as herein provided, Francor Financial and the Bank each shall (a) carry on their business diligently, substantially in the same manner as heretofore conducted, and in the ordinary course of business; (b) use their best efforts to preserve their business organizations intact, to keep their present officers and employees and to preserve their present relationship with customers and others having business dealings with them; and (c) not do or fail to do anything which will cause a material breach of, or material default in, any contract, agreement, commitment, obligation, understanding, arrangement, lease or license to which they are a party or by which they are or may be subject or bound.

     7.05. Other Negotiations. Except with the prior written approval of First Merchants, on and after the date of this Agreement and until the Effective Date, Francor Financial and the Bank shall not, and shall not permit or authorize their respective directors, officers, employees, agents or representatives to, directly or indirectly, initiate, solicit, encourage, or engage in discussions or negotiations with, or provide information to, any corporation, association, partnership, person or other entity or group concerning any merger, consolidation, share exchange, combination, purchase or sale of substantial assets, sale of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing the right to acquire, capital stock), tender offer, acquisition of control of Francor Financial or the Bank or similar transaction involving Francor Financial or the Bank (all such transactions hereinafter referred to as an "Acquisition Transaction"). Francor Financial and the Bank shall promptly communicate to First Merchants the terms of any proposal, written or oral, which either may receive with respect to an Acquisition Transaction and any request by or indication of interest on the part of any third party with respect to initiation of any Acquisition Transaction or discussion with respect thereto. The above provisions of this Section 7.05 notwithstanding, nothing contained in this Agreement shall prohibit (i) Francor Financial from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited proposal of an Acquisition Transaction if and to the extent that (a) the Board of Directors of Francor Financial, after consultation with and based upon the written advice of legal counsel, determines in good faith that such action is required for the directors of Francor Financial to fulfill their fiduciary duties and obligations to Francor Financial's shareholders and other constituencies under Indiana law, and (b) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, Francor Financial provides immediate written notice to First Merchants to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, or (ii) notwithstanding the provisions of Section 7.01, the Board of Directors of Francor Financial from failing to make, withdrawing or modifying its recommendation to shareholders regarding the Merger following receipt of a proposal for an Acquisition Transaction if the Board of Directors of Francor Financial, after consultation with and based upon the written advice of legal counsel, determines in good faith that such action is required for the directors of Francor Financial to fulfill their fiduciary duties and obligations to Francor Financial's shareholders and other constituencies under Indiana law.

     7.06. Restrictions Regarding Affiliates. Francor Financial shall, within thirty (30) days after the date of this Agreement and promptly thereafter until the Effective Date to reflect any changes or upon the request of First Merchants, provide First Merchants with a list identifying each person who may reasonably be deemed to be an "affiliate" of Francor Financial within the meaning of such term as used in Rule 145 under the Securities Act of 1933, as amended (the "1933 Act"). Each director, executive officer and other person who is an "affiliate" of Francor Financial for purposes of the 1933 Act shall deliver to First Merchants, at least thirty-one (31) days prior to the Effective Date, a written agreement, in form and substance satisfactory to counsel to First Merchants, regarding compliance by each such person with the provisions of such Rule 145.

     7.07. Press Release. Neither Francor Financial nor the Bank shall issue any press releases or make any other public announcements or disclosures relating to the Merger without the prior approval of First Merchants.

     7.08. Disclosure Letter. Francor Financial shall promptly supplement, amend and update monthly and as of the Effective Date the Disclosure Letter with respect to any matters hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the Disclosure Letter.

     7.09 Confidentiality. Francor Financial and the Bank shall use their best efforts to cause their respective officers, employees, and authorized representatives to, hold in strict confidence all confidential data and information obtained by them from First Merchants, unless such information (i) was already known to Francor Financial and the Bank, (ii) becomes available to Francor Financial and the Bank from other sources, (iii) is independently developed by Francor Financial and the Bank, (iv) is disclosed outside of Francor Financial and the Bank with and in accordance with the terms of prior written approval of First Merchants, or (v) is or becomes readily ascertainable from public or published information or trade sources or public disclosure of such information is required by law or requested by a court or other governmental agency, commission, or regulatory body. Francor Financial and the Bank further agree that in the event this Agreement is terminated, they will return to First Merchants all information obtained by Francor Financial and the Bank regarding First Merchants, including all copies made of such information by Francor Financial and the Bank. This provision shall survive the Effective Date or the earlier termination of this Agreement.

     7.10 Cooperation. Francor Financial shall generally cooperate with First Merchants and its officers, employees, attorneys, accountants and other agents, and, generally, do such other acts and things in good faith as may be reasonable, necessary or appropriate to timely effectuate the intents and purposes of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, (i) Francor Financial shall cooperate and assist First Merchants in preparation of and/or filing of all regulatory applications, the registration statement for registration of First Merchants' shares, and all other documentation required to be prepared for consummation of the Merger and obtaining all necessary approvals, and (ii) Francor Financial shall furnish First Merchants with all information concerning itself and the Bank that First Merchants may request in connection with the preparation of the documentation referenced above. Prior to the Closing (as defined in Section 12 hereof), Francor Financial agrees to disclose to First Merchants any fact or matter that comes to the attention of Francor Financial that might indicate that any of the representations or warranties of Francor Financial may be untrue, incorrect, or misleading in any material respect.

     7.11. Environmental Reports. Francor Financial, at its sole cost and expense, shall provide to First Merchants, as soon as reasonably practical, but not later than thirty (30) days after the date hereof, a report of a phase one environmental investigation on all real property owned, leased or operated by Francor Financial or the Bank as of the date hereof (but excluding space in retail and similar establishments leased by Francor Financial or the Bank for automatic teller machines or bank branch facilities where the space leased comprises less than 20% of the total space leased to all tenants of such property) and within ten (10) days after the acquisition or lease of any real property acquired or leased by Francor Financial or the Bank after the date hereof (but excluding space in retail and similar establishments leased by Francor Financial or the Bank for automatic teller machines or bank branch facilities where the space leased comprises less than 20% of the total space leased to all tenants of such property). If required by the phase one investigation in First Merchants' reasonable opinion, Francor Financial shall provide to First Merchants, within sixty (60) days of such request, a report of a phase two investigation on properties requiring such additional study. First Merchants shall have fifteen (15) business days from the receipt of any such phase one or phase two investigation report to notify Francor Financial of any dissatisfaction with the contents of such report. Should the cost of taking all remedial or other corrective actions and measures (i) required by applicable law or reasonable likely to be required by applicable law, or (ii) recommended or suggested by such report or reports as prudent in light of serious life, health or safety concerns, in the aggregate, exceed the sum of $250,000 as reasonably estimated by an environmental expert retained for such purpose by First Merchants and reasonably acceptable to Francor Financial, or if the cost of such actions and measures cannot be so reasonably estimated by such expert to be such amount or less with any reasonable degree of certainty, then First Merchants shall have the right for a period of fifteen (15) business days following receipt of such estimate or indication that the cost of such actions and measures cannot be so reasonably estimated to terminate this Agreement by providing written notice of such termination to Francor Financial.

     7.12. Letter to Francor Financial's Shareholders. Within two (2) business days after execution of this Agreement by Francor Financial and First Merchants, Francor Financial shall deposit in the United States mail a letter to each of the shareholders of record of Francor Financial as of the date of execution of this Agreement informing each shareholder about the execution of this Agreement and the proposed Merger. The terms of such letter to the shareholders of Francor Financial shall be in a form mutually agreed to by First Merchants and Francor Financial.

     7.13. Subsidiaries. Francor Financial shall, within thirty (30) days after the date of this Agreement, cause the Bank Subsidiaries to be merged with and into the Bank.

                                    SECTION 8

                          Covenants of First Merchants

     First Merchants covenants and agrees with Francor Financial as follows:

     8.01. Approvals. First Merchants shall proceed expeditiously, cooperate fully and use its best efforts to procure upon reasonable terms and conditions all consents, authorizations, approvals, registrations and certificates, to complete all filings and applications and to satisfy all other requirements prescribed by law which are necessary for consummation of the Merger on the terms and conditions provided in this Agreement. First Merchants shall provide Francor

Financial with copies of proposed regulatory filings in connection with the Merger and afford Francor Financial the opportunity to offer comment on the filings before filing. The approval of the shareholders of First Merchants of the transactions contemplated by this Agreement is not required.

     8.02. Employee Benefit Plans.

          (a) Coverage Under First Merchants' Plans. No later than January 1, 2003, First Merchants will cover the Bank's employees under any tax-qualified retirement plan First Merchants maintains for its employees, provided that such an employee meets the applicable participation requirements, in lieu of the Bank's current tax-qualified retirement plan. Until that time, the Bank's current tax-qualified retirement plan will be maintained at the same level, with respect to benefit accruals, provided for on the Effective Date. Following the Effective Date, the Bank employees will otherwise receive employee benefits that in the aggregate are substantially comparable to the employee benefits provided to those employees by Francor Financial or the Bank on the Effective Date. For purposes of determining a Francor Financial or Bank employee's eligibility and vesting service under a First Merchant's employee benefit plan that the employee is permitted to enter, service with Francor Financial or the Bank will be treated as service with First Merchants; provided, however, that except as set forth in the next sentence, service with Francor Financial or the Bank shall not be treated as service with First Merchants for purposes of benefit accrual. For purposes of benefit accrual, service with Bank on or after the Effective Date will be treated as service with First Merchants.

          (b) Coverage Under First Merchants' Health Plan. Those employees of the Bank who become covered by the health plan sponsored by First Merchants under the provisions of subsection (a) and who have a condition which constitutes a pre-existing condition subject to exclusion or limitation under the health plan sponsored by First Merchants shall receive credit for their period of coverage under a Bank health plan towards the satisfaction under the First Merchants health plan of any limitation period imposed with respect to such pre-existing condition exclusion or limitation.

          (c) COBRA. First Merchants shall be responsible for providing COBRA continuation coverage to any qualified employee or former employee of Francor Financial or the Bank and to their respective qualified beneficiaries, on and after the Effective Date, regardless of when the qualifying event occurred.

     8.03. Press Release. Except as required by law, First Merchants shall not issue any press release to any national wire service relating solely to the Merger without the prior approval of Francor Financial.

     8.04. Confidentiality. First Merchants shall, and shall use its best efforts to cause its officers, employees, and authorized representatives to, hold in strict confidence all confidential data and information obtained by it from Francor Financial or the Bank, unless such information (i) was already known to First Merchants, (ii) becomes available to First Merchants from other sources, (iii) is independently developed by First Merchants, (iv) is disclosed outside of First

Merchants with and in accordance with the terms of prior written approval of Francor Financial or the Bank, or (v) is or becomes readily ascertainable from public or published information or trade sources or public disclosure of such information is required by law or requested by a court or other governmental agency, commission, or regulatory body. First Merchants further agrees that in the event this Agreement is terminated, it will return to Francor Financial all information obtained by First Merchants regarding Francor Financial or the Bank, including all copies made of such information by First Merchants. This provision shall survive the Effective Date or the earlier termination of this Agreement.

     8.05. Covenants Regarding the Bank. Upon consummation of the Merger, the Bank shall be a state bank organized under the laws of the State of Indiana and the directors of the Bank in office immediately prior to the consummation of the Merger shall be the directors of the Bank at the Effective Date subject to the provisions of the Bank's Articles of Incorporation and By-Laws. Thereafter, the Bank directors who desire to continue to serve in that capacity shall do so for at least the remainder of the one (1) year terms to which they have been elected. The Bank directors will be subject to First Merchants' policy of mandatory retirement at age seventy (70); provided, however, the policy of mandatory retirement will not apply to any of the Bank's current directors until twenty-four (24) months after the Effective Date. First Merchants intends to continue to operate the Bank as an operating subsidiary of First Merchants under the name "Frances Slocum Bank and Trust Company" with no changes in the number or locations of branches.

     8.06. First Merchants Board of Directors. First Merchants shall cause all necessary action to be taken to cause an individual selected by the Board of Directors of Francor Financial on or before the Effective Date to either (i) be nominated for election as a member of the First Merchants' Board of Directors for a three (3) year term at the first annual meeting of the shareholders of First Merchants following the Effective Date; or (ii) to be appointed as a member of the First Merchants' Board of Directors at the next meeting of the First Merchants' Board of Directors following the Effective Date to serve until the first annual meeting of the shareholders of First Merchants following the Effective Date and then to be nominated for election as a member of the First Merchants' Board of Directors for a three (3) year term at the first annual meeting of the shareholders of First Merchants following the Effective Date, whichever can be effected first depending on the timing of the occurrence of the Effective Date.

                                    SECTION 9

                       Conditions Precedent To The Merger

     The obligation of each of the parties hereto to consummate the transactions contemplated by this Agreement is subject to the satisfaction and fulfillment of each of the following conditions on or prior to the Effective Date:

     9.01. Shareholder Approval. The shareholders of Francor Financial shall have approved, ratified and confirmed this Agreement as required by applicable law.

     9.02. Registration Statement Effective. First Merchants shall have registered its shares of common stock to be issued to shareholders of Francor Financial in accordance with this Agreement with the Securities and Exchange Commission pursuant to the 1933 Act, and all state securities and "blue sky" approvals and authorizations required to offer and sell such shares shall have been received by First Merchants. The registration statement with respect thereto shall have been declared effective by the Securities and Exchange Commission and no stop order shall have been issued or threatened.

     9.03. Tax Opinion. The parties shall have obtained an opinion of counsel dated on or about the Effective Date, which shall be in form and content satisfactory to counsel for all parties hereto, to the effect that the Merger effected pursuant to this Agreement shall constitute a tax-free transaction (except to the extent cash or boot is received) to each party hereto and to the shareholders of each party. Such opinion shall be based upon factual representations received by such counsel from the parties, which representations may take the form of written certifications.

     9.04. Affiliate Agreements. First Merchants shall have obtained (a) from Francor Financial, a list identifying each affiliate of Francor Financial and
(b) from each affiliate of Francor Financial, the agreements contemplated by
Section 7.06 hereof.

     9.05. Regulatory Approvals. The Board of Governors of the Federal Reserve System and the Indiana Department of Financial Institutions shall have authorized and approved the Merger and the transactions related thereto. In addition, all appropriate orders, consents, approvals and clearances from all other regulatory agencies and governmental authorities whose orders, consents, approvals or clearances are required by law for consummation of the transactions contemplated by this Agreement shall have been obtained.

     9.06. Officer's Certificate. First Merchants and Francor Financial shall have delivered to each other a certificate signed by their Chairman or President and their Secretary, dated the Effective Date, certifying that (a) all the representations and warranties of their respective corporations are true, accurate and correct on and as of the Effective Date; (b) all the covenants of their respective corporations have been complied with from the date of this Agreement through and as of the Effective Date; and (c) their respective corporations have satisfied and fully complied with all conditions necessary to make this Agreement effective as to them.

     9.07. Fairness Opinion. Francor Financial shall have obtained an opinion from an investment banker of its choosing to the effect that the terms of the Merger are fair to the shareholders of Francor Financial from a financial viewpoint. Such opinion shall be (a) in form and substance reasonably satisfactory to Francor Financial, (b) dated as of a date not later than the mailing date of the Proxy Statement relating to the Merger and (c) included in the Proxy Statement.

     9.08. No Judicial Prohibition. Neither Francor Financial, the Bank nor First Merchants shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger.

     9.09. Other Consents and Approvals. All consents and other approvals required for the transfer of any contracts, agreements, leases, loans, etc. as a result of the Merger shall have been obtained.

                                   SECTION 10

                              Termination of Merger

     10.01. Manner of Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Effective Date by written notice delivered by First Merchants to Francor Financial or by Francor Financial to First Merchants only for the following reasons:

          (a) By Francor Financial or First Merchants, if there has been a material misrepresentation, a breach of warranty or a failure to comply with any covenant on the part of any party in the representations, warranties, and covenants set forth herein; provided that the party in default shall have no right to terminate for its own default;

          (b) By Francor Financial or First Merchants, if it shall determine in its sole discretion that the transactions contemplated by this Agreement have become inadvisable or impracticable by reason of commencement or threat of material litigation or proceedings against any of the parties;

          (c) By Francor Financial or First Merchants, if the financial condition, business, assets, or results of operations of the other party shall have been materially and adversely changed from that in existence at September 30, 2000 (as to First Merchants) and December 31, 2000 (as to Francor Financial);

          (d) By Francor Financial or First Merchants, if the transaction contemplated herein has not been consummated by October 31, 2001 (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein);

          (e) By First Merchants if any of the items, events or information set forth in any update to the Disclosure Letter has had or may have (as determined by First Merchants in good faith) a material adverse effect on the financial condition, results of operations, business, or prospects of Francor Financial or the Bank;

          (f) By First Merchants or Francor Financial if, in the opinion of counsel to First Merchants or Francor Financial, the Merger will not constitute a tax-free reorganization under the Code;

          (g) By First Merchants or Francor Financial pursuant to their respective termination rights set forth in Section 3.04 hereof;

          (h) By First Merchants pursuant to its termination rights set forth in
     Section 7.11 hereof;

          (i) By Francor Financial if the appropriate discharge of the fiduciary duties of the Board of Directors of Francor Financial consistent with
     Section 7.05 requires that Francor Financial terminate this Agreement;

          (j) By First Merchants if it receives written notice under Section
     7.05 that Francor Financial intends to furnish information to or enter into discussions or negotiations with a third party in connection with a proposed Acquisition Transaction, if Francor Financial fails to give any such written notice as required in Section 7.05 or if Francor Financial's Board of Directors fails to make, withdraws or modifies its recommendation to Francor Financial's shareholders to vote in favor of the Merger following receipt of a proposal for an Acquisition Transaction; or

          (k) By either party (provided that the terminating party is not then in material breach of any representation or warranty contained in this Agreement or in material breach of any covenant or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 10.1(d) of this Agreement.

     10.02. Effect of Termination. Except as provided below, in the event that this Agreement is terminated pursuant to the provisions of Section 10.01 hereof, no party shall have any liability to any other party for costs, expenses, damages or otherwise; provided, however, that notwithstanding the foregoing, in the event that this Agreement is terminated pursuant to Section 10.01(a) hereof on account of a willful breach of any of the representations and warranties set forth herein or any breach of any of the agreements set forth herein, then the non-breaching party shall be entitled to recover appropriate damages from the breaching party, including, without limitation, reimbursement to the non-breaching party of its costs, fees and expenses (including attorneys', accountants' and advisors' fees and expenses) incident to the negotiation, preparation and execution of this Agreement and related documentation; provided, however, that nothing in this proviso shall be deemed to constitute liquidated damages for the willful breach by a party of the terms of this Agreement or otherwise limit the rights of the non-breaching party. Notwithstanding the foregoing, in the event of termination by First Merchants in accordance with
Section 10.01(j) or by Francor Financial in accordance with Section 10.01(i), Francor Financial shall pay First Merchants the sum of $1,000,000 as liquidated damages. Such liquidated damages shall be in lieu of costs, expenses and damages otherwise recoverable under the first sentence of this Section 10.02. Such payment shall be made within ten (10) days of the date of notice of termination. Francor Financial acknowledges the reasonableness of such amount in light of the considerable time and expense invested and to be invested by First Merchants and its representatives in furtherance of the Merger. Such amount was agreed upon by First Merchants and Francor Financial as compensation to First Merchants for its time and expense and not as a penalty to Francor Financial, it being impossible to ascertain the exact value of the time and expense to be invested. First Merchants shall also be entitled to recover from Francor Financial its reasonable attorneys' fees incurred in the enforcement of this Section.

                                   SECTION 11

                            Effective Date Of Merger

     Subject to the terms and upon satisfaction of all requirements of law and the conditions specified in this Agreement, the Merger shall become effective at the close of business on the day specified in the Articles of Merger of Francor Financial with and into First Merchants as filed with the Secretary of State of the State of Indiana (the "Effective Date"). The Effective Date shall occur no later than the last business day of the month in which any waiting period following the last approval of the Merger by a state or federal regulatory agency or governmental authority expires.

                                   SECTION 12

                                     Closing

     12.01. Closing Date and Place. The closing of the Merger (the "Closing") shall take place at the main office of First Merchants on the Effective Date or at such other place as mutually agreed to by First Merchants and Francor Financial.

     12.02. Articles of Merger. Subject to the provisions of this Agreement, on the Effective Date, the Articles of Merger shall be duly filed with the Secretary of State of the State of Indiana.

     12.03. Opinions of Counsel. At the Closing, Francor Financial shall deliver an opinion of its counsel, Krieg DeVault Alexander & Capehart, LLP to First Merchants, and First Merchants shall deliver an opinion of its counsel, Bingham Summers Welsh & Spilman, LLP to Francor Financial, dated as of the date of the Closing. The form of such opinions shall be as mutually agreed to by the parties hereto and their respective counsel.

                                   SECTION 13

                                  Miscellaneous

     13.01. Effective Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but none of the provisions thereof shall inure to the benefit of any other person, firm, or corporation whomsoever, except as expressly applied to the officers and directors of First Merchants and Francor Financial. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned or transferred by either party hereto without the prior written consent of the other party.

     13.02. Waiver; Amendment.

          (a) First Merchants and Francor Financial may, by an instrument in writing executed in the same manner as this Agreement: (i) extend the time for the performance of any of the covenants or agreements of the other party under this Agreement; (ii) waive any inaccuracies in the representations or warranties of the other party contained in this Agreement or in any document delivered pursuant hereto or thereto; (iii) waive the performance by the other party of any of the covenants or agreements to be performed by it or them under this Agreement; or (iv) waive the satisfaction or fulfillment of any condition the nonsatisfaction or nonfulfillment of which is a condition to the right of the party so waiving to terminate this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach hereunder.

          (b) Notwithstanding the prior approval by the shareholders of Francor Financial, this Agreement may be amended, modified or supplemented by the written agreement of Francor Financial and First Merchants without further approval of such shareholders, except that no such amendment, modification or supplement shall result in a decrease in the consideration specified in
     Section 3 hereof, except in accordance with the terms of Section 3 hereof, or shall materially adversely affect the rights of the shareholders of Francor Financial without the further approval of such shareholders.

     13.03. Notices. Any notice required or permitted by this Agreement shall be deemed to have been duly given if delivered in person, receipted for or sent by certified mail, return receipt requested, postage prepaid, addressed as follows:

     If to First Merchants:                      With a copy to:

     200 E. Jackson Street, Box 792     Bingham Summers Welsh & Spilman, LLP
     Muncie, IN  47305                  2700 Market Tower
     Attn:  Larry L. Helms,             10 West Market Street
       General Counsel                  Indianapolis, Indiana  46204-2982
                                        Attn:  David R. Prechtel, Esq.

     If to Francor Financial:           With a copy to:

     189 W. Market Street               Krieg DeVault Alexander & Capehart, LLP
     P. O. Box 588                      One Indiana Square, Suite 2800
     Wabash, IN 46992                   Indianapolis, Indiana  46204
     Attn: Jerry M. Ault, Chairman      Attn:  John W. Tanselle, Esq.
       President and Chief Executive
       Officer

or to such substituted address as any of them have given to the other in writing. Notwithstanding the foregoing, all notices required to be given pursuant to Sections 3.04(b) and 3.04(c) hereof shall be given in the time periods specified in such sections by either hand delivery or facsimile transmission to the specified parties.

     13.04. Headings. The headings in this Agreement have been inserted solely for the ease of reference and should not be considered in the interpretation or construction of this Agreement.

     13.05. Severability. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provision or provisions had never been contained herein.

     13.06. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument. In addition, this Agreement and the documents to be delivered hereunder may be executed by the parties hereto either manually or by facsimile signatures, each of which shall constitute an original signature.

     13.07. Governing Law. This Agreement is executed in and shall be construed in accordance with the laws of the State of Indiana, without regard to choice of law principles.

     13.08. Entire Agreement. This Agreement supersedes any other agreement, whether oral or written, between First Merchants and Francor Financial relating to the matters contemplated hereby, and constitutes the entire agreement between the parties hereto.

     13.09. Expenses. First Merchants and Francor Financial shall each pay their own expenses incidental to the transactions contemplated hereby. It is understood that the cost of the fairness opinion referenced in Section 9.07 shall be borne by Francor Financial whether or not the Merger is consummated. This provision shall survive the Effective Date or the earlier termination of this Agreement.

     13.10. Survival of Contents. The provisions of Sections 7.09, 8.04, 10.02,
13.09 and this Section 13.10 shall survive beyond the termination of this Agreement. The provisions of Sections 7.09, 8.02, 8.04, 8.05, 8.06, 13.09 and this Section 13.10 shall survive beyond the Effective Date.

     IN WITNESS WHEREOF, First Merchants and Francor Financial have made and entered into this Agreement as of the day and year first above written and have caused this Agreement to be executed and attested by their duly authorized officers.

                                     FIRST MERCHANTS CORPORATION

ATTEST:

/s/Larry R. Helms                    By:/s/Michael L. Cox
-------------------------------         ----------------------------------------
Larry R. Helms, Secretary                 Michael L. Cox, President and Chief
                                          Executive Officer

                                     FRANCOR FINANCIAL, INC.

ATTEST:

/s/Sondra T. Kaselonis               By:/s/Jerry M. Ault
-------------------------------         ----------------------------------------
Sondra T. Kaselonis, Secretary             Jerry M. Ault, Chairman,
                                           President and Chief Executive Officer

                                   APPENDIX B

                                   CHAPTER 44

                               DISSENTERS' RIGHTS

     23-1-44-1. "CORPORATION" DEFINED. - As used in this chapter, "corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer. [P.L. 149-1986, Section 28.]

     23-1-44-2. "DISSENTER" DEFINED. - As used in this chapter, "dissenter" means a shareholder who is entitled to dissent from corporate action under section 8 [IC 23-1-44-8] of this chapter and who exercises that right when and in the manner required by sections 10 through 18 [IC 23-1-44-10 through IC 23-1-44-18] of this chapter. [P.L.149-1986, Section 28.]

     23-1-44-3. "FAIR VALUE" DEFINED. - As used in this chapter, "fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. [P.L. 149-1986, Section 28.]

     23-1-44-4. "INTEREST" DEFINED. - As used in this chapter, "interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances. [P.L. 149-1986, Section 28.]

     23-1-44-5. "RECORD SHAREHOLDER" DEFINED. - As used in this chapter, "record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent that treatment as a record shareholder is provided under a recognition procedure or a disclosure procedure established under IC 23-1-30-4. [P.L. 149-1986, Section 28.]

     23-1-44-6. "BENEFICIAL SHAREHOLDER" DEFINED. - As used in this chapter, "beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder. [P.L. 149-1986, Section 28.]

     23-1-44-7. "SHAREHOLDER" DEFINED. - As used in this chapter, "shareholder" means the record shareholder or the beneficial shareholder. [P.L. 149-1986,
Section 28.]

     23-1-44-8. SHAREHOLDER DISSENT. - (a) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

          (1) Consummation of a plan of merger to which the corporation is a party if:

               (A) Shareholder approval is required for the merger by IC 23-1-40-3 or the articles of incorporation; and

               (B)  The shareholder is entitled to vote on the merger.

          (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan.

          (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale.

          (4) The approval of a control share acquisition under IC 23-1-42.

          (5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, By-Laws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (b) This section does not apply to the holders of shares of any class or series if, on the date fixed to determine the shareholders entitled to receive notice of and vote at the meeting of shareholders at which the merger, plan of share exchange, or sale or exchange of property is to be acted on, the shares of that class or series were:

          (1) Registered on a United States securities exchange registered under the Exchange Act (as defined in IC 23-1-43-9); or

          (2) Traded on the National Association of Securities Dealers, Inc. Automated Quotations System Over-the-Counter Markets - National Market Issues or a similar market.

     (c) A shareholder:

          (1) Who is entitled to dissent and obtain payment for the shareholder's shares under this chapter; or

          (2) Who would be so entitled to dissent and obtain payment but for the provisions of subsection (b);

          may not challenge the corporate action creating (or that, but for the provisions of subsection (b), would have created) the shareholder's entitlement. [P.L. 149-1986, Section 28; P.L. 107-1987, Section 19.]

     23-1-44-9. BENEFICIAL SHAREHOLDER DISSENT. - (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the shareholder dissents and the shareholder's other shares were registered in the names of different shareholders.

     (b) A beneficial shareholder may assert dissenters' rights as to shares held on the shareholder's behalf only if:

          (1) The beneficial shareholder submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights and

          (2) The beneficial shareholder does so with respect to all the beneficial shareholder's shares or those shares over which the beneficial shareholder has power to direct the vote. [P.L. 149-1986,
          Section 28.]

     23-1-44-10. NOTICE OF DISSENTERS' RIGHTS PRECEDING SHAREHOLDER VOTE. - (a) If proposed corporate action creating dissenters' rights under section 8 [IC 23-1-44-8] of this chapter is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter.

     (b) If corporate action creating dissenters' rights under section 8 of this chapter is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in section 12 [IC 23-1-44-121 of this chapter. [P.L. 149-1986, Section 28; P.L. 107-1987, Section
20.]

     23-1-44-11. NOTICE OF INTENT TO DISSENT. - (a) If proposed corporate action creating dissenters' rights under section 8 [IC 23-1-44-8] of this chapter is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

          (1) Must deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effectuated; and

          (2) Must not vote the shareholder's shares in favor of the proposed action.

     (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for the shareholder's shares under this chapter. [P.L. 149-1986, Section 28.]

     23-1-44-12. NOTICE OF DISSENTERS' RIGHTS FOLLOWING ACTION CREATING RIGHTS.
- (a) If proposed corporate action creating dissenters' rights under section 8 [IC 23-1-44-8] of this chapter is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of section 11 [IC 23-1-44-11] of this chapter.

     (b) The dissenters' notice must be sent no later than ten (10) days after approval by the shareholders, or if corporate action is taken without approval by the shareholders, then ten (10) days after the corporate action was taken. The dissenters' notice must:

          (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (3) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

          (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30) nor more than sixty (60) days after the date the subsection (a) notice is delivered; and

          (5) Be accompanied by a copy of this chapter. [P.L. 149-1986, Section 28.]

     23-1-44-13. DEMAND FOR PAYMENT BY DISSENTER. - (a) A shareholder sent a dissenters' notice described in IC 23-1-42-11 or in section 12 [IC 23-1-44-12] of this chapter must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice under section 12(b)(3) [IC 23-1-44-12(b)(3)] of this chapter, and deposit the shareholder's certificates in accordance with the terms of the notice.

     (b) The shareholder who demands payment and deposits the shareholder's shares under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

     (c) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter and is considered, for purposes of this article, to have voted the shareholder's shares in favor of the proposed corporate action. [P.L. 149-1986,
Section 28.]

     23-1-44-14. TRANSFER OF SHARES RESTRICTED AFTER DEMAND FOR PAYMENT. - (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 16 [IC 23-1-44-16] of this chapter.

     (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action. [P.L. 149-1986, Section 28.]

     23-1-44-15. PAYMENT TO DISSENTER. - (a) Except as provided in section 17 [IC 23-1-44-17] of this chapter, as soon as the proposed corporate action is taken, or, if the transaction did not need shareholder approval and has been completed, upon receipt of a payment demand, the corporation shall pay each dissenter who complied with section 13 [IC 23-1-44-13] of this chapter the amount the corporation estimates to be the fair value of the dissenter's shares.

     (b) The payment must be accompanied by:

          (1) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (2) A statement of the corporation's estimate of the fair value of the shares; and

          (3) A statement of the dissenter's right to demand payment under section 18 [IC 23-1-44-18] of this chapter. [P.L. 149-1986, Section 28; P.L. 107-1987, Section 21.]

     23-1-44-16. RETURN OF SHARES AND RELEASE OF RESTRICTIONS. - (a) If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under section 12 [IC 23-1-44-12] of this chapter and repeat the payment demand procedure. [P.L. 149-1986, Section 28.]

     23-1-44-17. OFFER OF FAIR VALUE FOR SHARES OBTAINED AFTER FIRST ANNOUNCEMENT. - (a) A corporation may elect to withhold payment required by section 15 [IC 23-1-44-15] of this chapter from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

     (b) To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares and a statement of the dissenter's right to demand payment under section 18 [IC 23-1-44-18] of this chapter. [P.L. 149-1986, Section 28.]

     23-1-44-18. DISSENTER DEMAND FOR FAIR VALUE UNDER CERTAIN CONDITIONS. - (a) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and demand payment of the dissenter's estimate (less any payment under section 15 [IC 23-1-44-15] of this chapter), or reject the corporation's offer under section 17 [IC 23-1-44-17] of this chapter and demand payment of the fair value of the dissenter's shares, if:

          (1) The dissenter believes that the amount paid under section 15 of this chapter or offered under section 17 of this chapter is less than the fair value of the dissenter's shares;

          (2) The corporation fails to make payment under section 15 of this chapter within sixty (60) days after the date set for demanding payment; or

          (3) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

     (b) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (a) within thirty (30) days after the corporation made or offered payment for the dissenter's shares. [P.L. 149-1986, Section 28.]

     23-1-44-19. EFFECT OF FAILURE TO PAY DEMAND - COMMENCEMENT OF JUDICIAL APPRAISAL PROCEEDING. - (a) If a demand for payment under IC 23-1-42-11 or under section 18 [IC 23-1-44-18] of this chapter remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares. If the corporation does not commence the proceeding within the sixty (60) day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (b) The corporation shall commence the proceeding in the circuit or superior court of the county where a corporation's principal office (or, if none in Indiana, its registered office) is located. If the corporation is a foreign corporation without a registered office in Indiana, it shall commence the proceeding in the county in Indiana where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     (e) Each dissenter made a party to the proceeding is entitled to judgment.

          (1) For the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation; or

          (2) For the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under section 17 [IC 23-1-44-17] of this chapter. [P.L. 149-1986, Section 28.]

     23-1-44-20. JUDICIAL DETERMINATION AND ASSESSMENT OF COSTS. - (a) The court in an appraisal proceeding commenced under section 19 [IC 23-1-44-19] of this chapter shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against such parties and in such amounts as the court finds equitable.

     (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

          (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sections 10 through 18 [IC 23-1-44-10 through IC 23-1-44-18] of this chapter; or

          (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

     (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited. [P.L. 149-1986, Section 28.]

                                   APPENDIX C

                           Renninger & Associates, LLC

                           Fairness Opinion and Update

                                February 7, 2001

Board of Directors
Francor Financial, Inc.
1250 N. Cass Street
Wabash, Indiana  46992

Dear Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial perspective, to the common shareholders of Francor Financial, Inc., Wabash, Indiana (the "Company") of the proposed merger of the Company with First Merchants Corporation, Muncie, Indiana ("First Merchants"). As further defined in the Agreement of Reorganization and Merger between First Merchants and the Company (the "Agreement"), Company shareholders are entitled to receive in exchange for each share held of Francor Financial's common stock, and at their election, either (I) 4.32 shares of First Merchants' common stock; or (II) 2.59 shares of First Merchants common stock and $48.70 in cash; or (III) $121.74 in cash, within certain limitations. The cash portion of the transaction is limited to $13,440,096, in order to preserve the opportunity for a tax-free exchange for shareholders electing to receive shares.

If all shareholders elect to receive shares, an aggregate of 1,192,320 First Merchants common shares will be issued in exchange for all 276,000 Company common shares currently outstanding and available under options. Based on recent trading activity as reported on the National Association of Securities Dealers Automated Quotation System, First Merchants' shares have traded at approximately $23.00. At that price, the proposed consideration to be received represents an aggregate value of $27,423,360 or $99.36 per Company common share.

The fixed cash price of $121.74 implies a $28.18 value of First Merchant's shares. If the maximum number of Francor shares are exchanged for cash, an aggregate of 715,392 First Merchants common shares will be issued and the aggregate value of the transaction will be $29,894,112, assuming First Merchants shares are valued at $23.00.

Renninger & Associates, LLC ("Renninger") is a recognized specialist in the area of bank and thrift mergers and acquisition, branch acquisition and divestiture, stock valuation, capital management, and other financial advisory services. Renninger does not have a financial interest in First Merchants.

Renninger performed certain analyses described herein and presented the range of values for the Company resulting from such analyses to the Board of Directors of the Company in connection with its advice as to the fairness of the consideration to be paid by First Merchants.

Board of Directors
Francor Financial, Inc.
February 7, 2001
Page 2

For purposes of this opinion, Renninger performed a review and analysis of the historic performance of the Company and its wholly owned subsidiary, Frances Slocum Bank & Trust Company (the "Bank"), contained in: (i) audited Annual Reports and financial statements dated December 31, 1997, 1998 and 1999 of the Company; (ii) the March 31, 2000, June 30, 2000 and September 30, 2000 Consolidated Reports of Condition and Income filed by the Bank with the Federal Deposit Insurance Corporation; (iii) June 30, 2000 Uniform Bank Performance Reports of the Bank; and (iv) historical common stock trading activity of the Company. We have reviewed and tabulated statistical data regarding the loan portfolio, securities portfolio and other performance ratios and statistics. Financial projections were prepared and analyzed as well as other financial studies, analyses and investigations as deemed relevant for the purposes of this opinion. In review of the aforementioned information, we have taken into account our assessment of general market and financial conditions, our experience in other transactions, and our knowledge of the banking industry generally. We have also taken into consideration other offers received by the Company.

For the purposes of this opinion, Renninger reviewed and analyzed the historic performance of First Merchants contained in: (i) December 31, 1997, 1998 and 1999 audited annual reports; and (ii) Forms 10-Q for the quarters ended March 31, 2000, June 30, 2000, and September 30, 2000; (iii) the Bank Holding Company Performance Report for June 30, 2000; (iv) the most recent Third Party Loan Reports for each banking affiliate and various other asset quality related reports; and the Allowance for Loan and Lease Loss analysis reports for First Merchants and each affiliate bank as of September 30, 2000.

We have not compiled, reviewed or audited the financial statements of the Company or First Merchants nor have we independently verified any of the information reviewed; we have relied upon such information as being complete and accurate in all material respects. We have not made independent evaluation of the assets of the Company or First Merchants.

Based on the foregoing and all other factors deemed relevant, it is our opinion as investment bankers, that, as of the date hereof, the consideration proposed to be received by the shareholders of the Company under the Agreement is fair and equitable from a financial perspective.

                                                     Very truly yours,



                                                     RENNINGER & ASSOCIATES, LLC

                                ___________, 2001

Board of Directors
Francor Financial, Inc.
1250 N. Cass Street
Wabash, Indiana 46992

Dear Members of the Board:

To our knowledge, nothing of a material nature has occurred since the issuance of our Fairness Opinion (the "Opinion") to the common shareholders of Francor Financial, Inc., Wabash, Indiana (the "Company") dated February 7, 2001, that would cause us to alter or rescind the Opinion. The Opinion is related to the fairness from a financial point of view, to the common shareholders of the Company, regarding the proposed transaction outlined in the Agreement of Reorganization and Merger between First Merchants Corporation, Muncie, Indiana and the Company.

                                                     Very truly yours,



                                                     RENNINGER & ASSOCIATES, LLC

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

     The Registrant's Articles of Incorporation provide that the Registrant will indemnify any person who is or was a director, officer, employee or agent of the Registrant or of any other corporation for which he is or was serving in any capacity at the request of the Registrant against all liability and expense that may be incurred in connection with or resulting from or arising out of any claim, action, suit or proceeding with respect to which such director, officer, employee or agent is wholly successful or acted in good faith in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant or such other corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. A director, officer, employee or agent of the Registrant or such other corporation is entitled to be indemnified as a matter of right with respect to those claims, actions, suits or proceedings where he has been wholly successful. In all other cases, such director, officer, employee or agent will be indemnified only if the Board of Directors of the Registrant (acting by a quorum consisting of directors who are not parties to or who have been wholly successful with respect to such action) or independent legal counsel finds that he has met the standards of conduct set forth above.

Item 21.  Exhibits and Financial Statement Schedules.

(a) The following Exhibits are being filed as part of this Registration Statement except those which are incorporated by reference:

Exhibit No.             Description of Exhibit                     Form S-4 Page
-----------             ----------------------                     -------------

  1.     None

  2.     Agreement of Reorganization and Merger.......................       (A)

  3.a.   First Merchants Corporation Articles of Incorporation and the
         Articles of Amendment thereto................................       (B)

    b.   First Merchants Corporation By-Laws and amendments thereto...       (C)

  4.     None

  5.     Opinion of Bingham Summers Welsh & Spilman, LLP (legality)...       137

  6-7.   None

  8.     Opinion of Bingham Summers Welsh & Spilman, LLP
         (tax matters)................................................       138

  9.    None

10.a.   First Merchants Corporation and First Merchants Bank,
        National Association Management Incentive Plan...................(D)
     b. First Merchants Bank, National Association Unfunded Deferred
        Compensation Plan, as Amended....................................(D)
     c. First Merchants Corporation 1994 Stock Option Plan...............(E)
     d. First Merchants Corporation Change of Control Agreements.........(B),(I)
     e. First Merchants Corporation Unfunded Deferred Compensation Plan..(F)
     f. First Merchants Corporation Supplemental Executive Retirement
        Plan and amendments thereto......................................(G)
     g. First Merchants Corporation 1999 Long-term Equity Incentive Plan.(H)
     h. First Merchants Corporation Management Incentive Compensation
        Program..........................................................(I)

11-20.  None

21.     Subsidiaries of Registrant.......................................141

22.     None

23.  a. Consent of Olive LLP.............................................142
     b. Consent of Crowe, Chizek and Company LLP.........................143
     c. Consent of Bingham Summers Welsh & Spilman, LLP (legality).......(l)
     d. Consent of Bingham Summers Welsh & Spilman, LLP
        (tax matters)....................................................(l)
     e. Consent of Renninger & Associates, LLC...........................144

24.     Power of Attorney included in "Signatures" section...............132

25-98.  None

99.     Form of Proxy....................................................145

(b) All schedules are omitted because they are not applicable or not required or because the required information is included in the consolidated financial statements or related notes.

(c)  Fairness opinion furnished as part of prospectus.

(A)  Included as Appendix A to the Prospectus.

(B) Incorporated by reference to Registrant's Quarterly Report on Form 10-Q for quarter ended June 30, 1999.

(C) Incorporated by reference to Registrant's Quarterly Report on Form 10-Q for quarter ended June 30, 1997.

(D) Incorporated by reference to Registrant's Annual Report on Form 10-K for year ended December 31, 1996.

(E) Incorporated by reference to Registrant's Annual Report on Form 10-K for year ended December 31, 1993.

(F) Incorporated by reference to Registrant's Annual Report on Form 10-K for year ended December 31, 1996.

(G) Incorporated by reference to Registrant's Annual Report on Form 10-K for year ended December 31, 1997.

(H) Incorporated by reference to Registrant's Registration Statement on Form S-8 (SEC File No. 333-80117) effective on June 7, 1999.

(I) Incorporated by reference to Registrant's Annual Report on Form 10-K for year ended December 31, 2000.

(1)  Included in opinion.

Item 22.  Undertakings.

     (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

          (2) The undersigned registrant hereby undertakes that every prospectus
     (i) that is filed pursuant to paragraph (b)(1) immediately preceding, or
     (ii) that purports to meet the
     requirements of Section 10(a)(3) of the Securities Act of 1933, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (d) The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Muncie, State of Indiana, as of the 6th day of April, 2001.

                                   FIRST MERCHANTS CORPORATION

                                   By:/s/ Michael L. Cox
                                      -----------------------------------------
                                         Michael L. Cox, Chief Executive Officer
                                         and President

     Each person whose signature appears below constitutes and appoints Michael
L. Cox and Larry R. Helms and each of them his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any subsequent registration statement filed by First Merchants Corporation pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents full power and authority to perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed as of the 6th day of April, 2001 by the following persons in the capacities indicated.

/s/ Michael L. Cox
--------------------------------
Michael L. Cox                          Chief Executive Officer, President and
                                        Director (Principal Executive Officer)

/s/ James L. Thrash
--------------------------------
James L. Thrash                         Senior Vice President and Chief
                                        Financial Officer (Principal Financial
                                        and Accounting Officer)
/s/ Stefan S. Anderson
--------------------------------
Stefan S. Anderson                      Chairman of the Board and Director

/s/ Roger M. Arwood
--------------------------------
Roger M. Arwood                         Director

/s/ James F. Ault
---------------------------------
James F. Ault                                 Director


/s/ Dennis A. Bieberich
---------------------------------
Dennis A. Bieberich                           Director


/s/ Frank A. Bracken
---------------------------------
Frank A. Bracken                              Director


/s/ Blaine A. Brownell
---------------------------------
Blaine A. Brownell                            Director


/s/ Thomas B. Clark
---------------------------------
Thomas B. Clark                               Director


/s/ Barry J. Hudson
---------------------------------
Barry J. Hudson                               Director


/s/ Norman M. Johnson
---------------------------------
Norman M. Johnson                             Director


/s/ George A. Sissel
---------------------------------
George A. Sissel                              Director


/s/ Robert M. Smitson
---------------------------------
Robert M. Smitson                             Director


/s/ John E. Worthen
---------------------------------
John E. Worthen                               Director

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                            ------------------------

                                    EXHIBITS

                                       To

                                    FORM S-4


                             REGISTRATION STATEMENT

                                      Under

                           The Securities Act of 1933

                           --------------------------



                           FIRST MERCHANTS CORPORATION

                                  EXHIBIT INDEX

(a) The following Exhibits are being filed as part of this Registration Statement except those that are incorporated by reference:


Exhibit No.             Description of Exhibit                     Form S-4 Page
-----------             ----------------------                     -------------

  1.     None

  2.     Agreement of Reorganization and Merger.......................       (A)

  3.a.   First Merchants Corporation Articles of Incorporation and the
         Articles of Amendment thereto................................       (B)

    b.   First Merchants Corporation By-Laws and amendments thereto...       (C)

  4.     None

  5.     Opinion of Bingham Summers Welsh & Spilman, LLP (legality)...       137

  6-7.   None

  8.     Opinion of Bingham Summers Welsh & Spilman, LLP
         (tax matters)................................................       138

  9.    None

10.a.   First Merchants Corporation and First Merchants Bank,
        National Association Management Incentive Plan...................(D)
     b. First Merchants Bank, National Association Unfunded Deferred
        Compensation Plan, as Amended....................................(D)
     c. First Merchants Corporation 1994 Stock Option Plan...............(E)
     d. First Merchants Corporation Change of Control Agreements.........(B),(I)
     e. First Merchants Corporation Unfunded Deferred Compensation Plan..(F)
     f. First Merchants Corporation Supplemental Executive Retirement
        Plan and amendments thereto......................................(G)
     g. First Merchants Corporation 1999 Long-term Equity Incentive Plan.(H)
     h. First Merchants Corporation Management Incentive Compensation
        Program..........................................................(I)

11-20.  None

21.     Subsidiaries of Registrant.......................................141

22.     None

23.  a. Consent of Olive LLP.............................................142
     b. Consent of Crowe, Chizek and Company LLP.........................143

     c. Consent of Bingham Summers Welsh & Spilman, LLP (legality).......(l)
     d. Consent of Bingham Summers Welsh & Spilman, LLP
        (tax matters)....................................................(l)
     e. Consent of Renninger & Associates, LLC...........................144

24.     Power of Attorney included in "Signatures" section...............132

25-98.  None

99.     Form of Proxy....................................................145

(b) All schedules are omitted because they are not applicable or not required or because the required information is included in the consolidated financial statements or related notes.

(c)  Fairness opinion furnished as part of prospectus.

(A)  Included as Appendix A to the Prospectus.

(B) Incorporated by reference to Registrant's Quarterly Report on Form 10-Q for quarter ended June 30, 1999.

(C) Incorporated by reference to Registrant's Quarterly Report on Form 10-Q for quarter ended June 30, 1997.

(D) Incorporated by reference to Registrant's Annual Report on Form 10-K for year ended December 31, 1996.

(E) Incorporated by reference to Registrant's Annual Report on Form 10-K for year ended December 31, 1993.

(F) Incorporated by reference to Registrant's Annual Report on Form 10-K for year ended December 31, 1996.

(G) Incorporated by reference to Registrant's Annual Report on Form 10-K for year ended December 31, 1997.

(H) Incorporated by reference to Registrant's Registration Statement on Form S-8 (SEC File No. 333-80117) effective on June 7, 1999.

(I) Incorporated by reference to Registrant's Annual Report on Form 10-K for year ended December 31, 2000.

(1)  Included in opinion.